PROXY STATEMENT PURSUANT TO
             SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, For Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[x] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to /section/ 240.14a-11(c) or /section/
    240.14a-12

                                 SPEC'S MUSIC
               (Name of Registrant as Specified In Its Charter)

                                 NOT APPLICABLE
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

[x] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

                                  [SPEC'S LOGO]

                               SPEC'S MUSIC, INC.

                                                                  June 30, 1998

Dear Stockholder:

     You are cordially invited to attend a Special Meeting of Stockholders of Spec's Music, Inc. to be held at the Miami Airport Hilton Hotel, 5101 Blue Lagoon Drive, Miami, Florida, on Wednesday, July 29, 1998, at 10:00 a.m., Eastern Daylight Savings Time. At this important meeting, you will be asked to consider a proposal to approve the Agreement and Plan of Merger dated June 3, 1998 between Spec's Music, Inc. and Camelot Music Holdings, Inc. by which Spec's will be acquired by Camelot. The attached Proxy Statement describes the proposed Merger and the Merger Agreement in detail and provides additional pertinent information about Spec's and Camelot. YOU ARE URGED TO CAREFULLY READ THE FULL TEXT OF THE PROXY STATEMENT AND ITS APPENDICES.

     If the Merger becomes effective, each outstanding share of Spec's Common Stock will be converted into the right to receive $3.30 in cash. Upon the consummation of the Merger, Spec's will become a wholly owned subsidiary of Camelot.

     THE BOARD OF DIRECTORS OF SPEC'S HAS DETERMINED THAT THE TERMS OF THE PROPOSED MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF SPEC'S AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

     It is important that you vote your shares by completing, dating and returning the accompanying proxy card, whether or not you plan to attend the Special Meeting. A failure to vote, either by not returning the enclosed proxy card or by checking the "Abstain" box on the proxy card, will have the same effect as a vote against approval of the Merger Agreement.

     Your vote is important regardless of the number of shares that you own. Please sign, date and return the accompanying proxy card in the enclosed postage-paid envelope. YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES AT THIS TIME. IF THE MERGER IS CONSUMMATED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR CERTIFICATES.

                                        Very truly yours,

                                        /s/ ANN SPECTOR LIEFF

                                        Ann Spector Lieff
                                        President and Chief Executive Officer

                                  [SPEC'S LOGO]

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                               ON JULY 29, 1998

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Special Meeting") of Spec's Music, Inc. (the "Company") will be held at the Miami Airport Hilton Hotel, 5101 Blue Lagoon Drive, Miami, Florida, on Wednesday, July 29, 1998, at 10:00 a.m., Eastern Daylight Savings Time, for the following purposes:

   (1) To consider and vote upon approval of the Agreement and Plan of Merger dated June 3, 1998 (the "Merger Agreement"), among the Company, Camelot Music Holdings, Inc. ("Camelot"), and SM Acquisition, Inc., a newly-formed subsidiary of Camelot ("MergerCo"), pursuant to which the Company will be acquired by Camelot by means of a merger of MergerCo with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in the Merger Agreement, as described in the accompanying Proxy Statement. A copy of the Merger Agreement is set forth in Appendix A to the Proxy Statement; and

   (2) To transact such other business as may properly come before the Special Meeting and any adjournment or postponement thereof.

     Upon consummation of the Merger, (i) each outstanding share of the Company's common stock, $.01 par value (the "Common Stock"), other than shares of Common Stock held by stockholders who have properly exercised their rights to dissent from the Merger, will be converted into the right to receive a cash payment of $3.30 (the "Per Share Amount"); and (ii) each outstanding stock option will be surrendered and the holder thereof will be entitled to receive a cash payment equal to the excess, if any, of the Per Share Amount over the per share exercise price of such option, multiplied by the number of shares of Common Stock underlying such option, less applicable withholding taxes. Upon the consummation of the Merger, the stockholders of the Company will no longer have any ownership in the Company, and the Company will become a wholly owned subsidiary of Camelot.

     Pursuant to the Bylaws of the Company, the Board of Directors has fixed the close of business on June 29, 1998 as the record date for the determination of the stockholders entitled to notice of and to vote at the Special Meeting.

     If the Merger is consummated, holders of the Common Stock will be entitled to dissenters' rights under applicable Florida law.

                                        By Order of the Board of Directors

                                        DOROTHY J. SPECTOR
                                        SECRETARY

Miami, Florida
June 30, 1998

     YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. EACH STOCKHOLDER, WHETHER OR NOT HE OR SHE PLANS TO ATTEND THE SPECIAL MEETING, IS REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE WITHOUT DELAY. ANY PROXY GIVEN BY A STOCKHOLDER MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED. ANY STOCKHOLDER PRESENT AT THE SPECIAL MEETING MAY REVOKE HIS OR HER PROXY AND VOTE PERSONALLY ON EACH MATTER BROUGHT BEFORE THE SPECIAL MEETING. IF YOU ARE A STOCKHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME, HOWEVER, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM YOUR RECORD HOLDER TO VOTE PERSONALLY AT THE SPECIAL MEETING. PLEASE DO NOT SEND ANY CERTIFICATES FOR YOUR SHARES AT THIS TIME.

                               SPEC'S MUSIC, INC.

                             1666 N.W. 82ND AVENUE
                              MIAMI, FLORIDA 33126

                               ----------------

                                PROXY STATEMENT

             FOR THE JULY 29, 1998 SPECIAL MEETING OF STOCKHOLDERS

                               ----------------

                                 INTRODUCTION

     This Proxy Statement is being furnished by Spec's Music, Inc. (the "Company"), to the holders of the Company's outstanding common stock, par value $.01 per share (the "Common Stock"), in connection with the solicitation of proxies by the Company's Board of Directors for use at a Special Meeting of Stockholders of the Company (the "Special Meeting") to be held at 10:00 a.m., Eastern Daylight Savings Time, on Wednesday, July 29, 1998, at the Miami Airport Hilton Hotel, 5101 Blue Lagoon Drive, Miami, Florida (the "Special Meeting"), and at any adjournment or postponement thereof.

     The purpose of the Special Meeting is to consider and vote upon a proposal to approve the Agreement and Plan of Merger dated June 3, 1998 (the "Merger Agreement") among the Company, Camelot Music Holdings, Inc. ("Camelot"), and SM Acquisition, Inc., a newly-formed subsidiary of Camelot ("MergerCo"), pursuant to which the Company will be acquired by Camelot by means of a merger of MergerCo with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in the Merger Agreement. Upon consummation of the
Merger: (i) each outstanding share of the Company's Common Stock, other than shares of Common Stock held by stockholders who have properly exercised their rights to dissent from the Merger, will be converted into the right to receive a cash payment of $3.30 (the "Per Share Amount"); and (ii) each outstanding stock option will be surrendered and the holder thereof will be entitled to receive a cash payment equal to the excess, if any, of the Per Share Amount over the per share exercise price of such option, multiplied by the number of shares of Common Stock underlying such option, less applicable withholding taxes.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

     Consummation of the Merger is conditioned upon, among other things, approval and adoption of the Merger Agreement by the requisite vote of the Company's stockholders and the expiration or termination of all necessary regulatory waiting periods. The Special Meeting may be adjourned or postponed until such conditions are satisfied. There can be no assurance that the conditions to the Merger will be satisfied, or where permissible, waived, or that the Merger will be consummated. See "APPROVAL OF THE MERGER--Conditions to the Merger."

     The Board of Directors knows of no additional matters that will be presented for consideration at the Special Meeting. Execution of a proxy, however, confers on the designated proxy holders discretionary authority to vote the shares covered thereby in accordance with their best judgment on such other business, if any, that may properly come before the Special Meeting or any adjournment or postponement thereof.

     This Proxy Statement and the accompanying Notice of Special Meeting and proxy card are first being mailed to the stockholders of record of the Company on or about June 30, 1998.

     IT IS IMPORTANT THAT YOUR PROXY CARD BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

               The Date of this Proxy Statement Is June 30, 1998

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied (at prescribed rates) at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the following regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and may also be obtained from the Commission's website located at http://www.sec.gov. Quotations relating to the Company's Common Stock appear on The Nasdaq SmallCap Market, and reports, proxy statements and other information concerning the Company can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     THIS PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. A COPY OF ONE OR MORE OF THESE DOCUMENTS IS AVAILABLE WITHOUT CHARGE (OTHER THAN CERTAIN EXHIBITS TO SUCH DOCUMENTS) TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER OF THE COMPANY'S STOCK, TO WHOM THIS PROXY STATEMENT IS DELIVERED, UPON WRITTEN OR ORAL REQUEST
TO: SPEC'S MUSIC, INC., ATTENTION: DONALD A. MOLTA, VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, 1666 N.W. 82ND AVENUE, MIAMI, FLORIDA 33126, TELEPHONE
NUMBER: (305) 592-7288. SEE "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

     All information contained in this Proxy Statement under the caption "APPROVAL OF THE MERGER--Description of Camelot" was supplied by Camelot and, except as otherwise indicated, all other information contained or incorporated by reference in this Proxy Statement with respect to the Company was supplied by the Company.

     No person has been authorized to give any information or to make any representations other than those contained in this Proxy Statement and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or Camelot.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                          -----
INTRODUCTION ..........................................................     1

AVAILABLE INFORMATION .................................................     2

SUMMARY OF PROXY STATEMENT ............................................     4
  Special Meeting of Stockholders .....................................     4
  Description of the Company and Camelot ..............................     5
  The Merger ..........................................................     6
  Additional Information Regarding the Special Meeting ................     9
  Selected Consolidated Financial Data ................................    10
  Market Price and Dividend Data ......................................    12

THE SPECIAL MEETING ...................................................    13
  Use of Proxies at the Special Meeting ...............................    13
  Revocation of Proxies ...............................................    13
  Record Date; Stockholders Entitled to Vote at the Special Meeting ...    13
  Quorum; Vote Required for Approval ..................................    13
  Solicitation ........................................................    14

APPROVAL OF THE MERGER ................................................    14
  General .............................................................    14
  Description of the Company ..........................................    14
  Description of Camelot ..............................................    15
  The Merger ..........................................................    15
  The Merger Agreement ................................................    20
  Merger Consideration ................................................    21
  Conditions to the Merger ............................................    21
  Regulatory Approvals ................................................    21
  Certain Federal Income Tax Consequences .............................    22
  Payment for Shares ..................................................    22
  Conduct of Business Pending the Merger ..............................    23
  No Solicitation of Transaction Proposals ............................    24
  Termination, Amendment and Expenses .................................    25
  Accounting Treatment ................................................    25
  Interests of Certain Persons ........................................    26
  Dissenters' Rights ..................................................    27

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
 AND MANAGEMENT .......................................................    29

STOCKHOLDER PROPOSALS .................................................    31

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE .......................    31

OTHER MATTERS .........................................................    31

APPENDICES:
  Appendix A--Agreement and Plan of Merger ............................    A-1
  Appendix B--Opinion of PaineWebber Incorporated .....................    B-1
  Appendix C--Dissenter's Rights Provisions of Florida Statutes .......    C-1

                          SUMMARY OF PROXY STATEMENT

     THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROXY STATEMENT, INCLUDING THE APPENDICES HERETO, AND IN THE DOCUMENTS INCORPORATED BY REFERENCE OR OTHERWISE REFERRED TO HEREIN. STOCKHOLDERS ARE URGED TO READ THIS PROXY STATEMENT AND THE ACCOMPANYING APPENDICES HERETO IN THEIR ENTIRETY.

                        SPECIAL MEETING OF STOCKHOLDERS

PURPOSE OF THE
 SPECIAL MEETING............  This Proxy Statement is being furnished to the stockholders of Spec's Music, Inc. (the "Company") in connection with the solicitation of proxies by the Company's Board of Directors for use at the Special Meeting of Stockholders (the "Special Meeting") called to consider and vote upon the following matters:

                              (1) To consider and vote upon approval of the
                                  Agreement and Plan of Merger dated June 3,
                                  1998 (the "Merger Agreement"), among the
                                  Company, Camelot Music Holdings, Inc.
                                  ("Camelot"), and SM Acquisition, Inc., a newly-formed subsidiary of Camelot ("MergerCo"), pursuant to which the Company will be acquired by Camelot by means of a merger of MergerCo with and into the Company, as described in this Proxy Statement (the "Merger"); and

                              (2) To transact such other business as may
                                  properly come before the Special Meeting and any adjournment or postponement thereof.

                                  A copy of the Merger Agreement is set forth in Appendix A to this Proxy Statement.

TIME, DATE AND PLACE.......   The Special Meeting will be held at the Miami
                              Airport Hilton Hotel, 5101 Blue Lagoon Drive,
                              Miami, Florida on Wednesday, July 29, 1998, at
                              10:00 a.m., Eastern Daylight Savings Time.

THE RECORD DATE; SHARES
 ENTITLED TO VOTE; VOTE
 REQUIRED..................   The close of business on June 29, 1998 has been
                              fixed as the record date (the "Record Date") for determination of persons entitled to notice of and to vote at the Special Meeting.

                              As of the Record Date, there were outstanding 5,292,230 shares of the Company's common stock, $.01 par value (the "Common Stock"). Approval of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of the Common Stock.

                              Concurrently with the execution of the Merger Agreement, Ann S. Lieff, Martin W. Spector and Rosalind S. Zacks (the "Spector Family"), who are directors and principal stockholders of the Company, each executed an agreement with Camelot and MergerCo (the "Voting Agreement") whereby each agreed, among other things, to vote in favor of the Merger all shares over which they have the right to vote on the Record Date except for shares owned by the Company's 401(k) Plan and shares owned by members of the Spector Family as fiduciaries for minor children (together, the "Excluded Securities"). Excluding options, the Spector Family beneficially owned (other than the Excluded Securities) as of the Record Date approximately 46.4% of the Company's outstanding Common Stock. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT."

                              As of the Record Date, the directors and executive officers of the Company (including the Spector Family) beneficially owned in the aggregate (excluding shares of Common Stock underlying stock options and the Excluded Securities) approximately 46.5% of the Company's outstanding Common Stock. As described above, the members of the Spector Family have agreed to vote their shares for approval of the Merger Agreement. If they do so, approval of the Merger Agreement will require the affirmative vote of the holders of an additional 3.6% of the outstanding shares of Common Stock entitled to vote at the Special Meeting in order for the Merger Agreement to be approved. If the Spector Family also votes the Excluded Securities, which represent approximately 2.9% of the Common Stock, in favor of the Merger and the Company's other executive officers and directors vote in favor of the Merger, the approval of the Merger Agreement will require the affirmative vote of less than an additional 1% of the holders of the outstanding shares of Common Stock entitled to vote at the Special Meeting.

                              A FAILURE TO VOTE, INCLUDING A BROKER NONVOTE, THE FAILURE TO RETURN THE ENCLOSED PROXY CARD OR ABSTAINING BY CHECKING THE "ABSTAIN" BOX ON THE PROXY CARD, WILL EACH HAVE THE SAME EFFECT AS A VOTE AGAINST APPROVAL OF THE MERGER AGREEMENT.

                              DESCRIPTION OF THE COMPANY AND CAMELOT

THE COMPANY................   The Company, founded in 1948 and headquartered
                              in Miami, Florida, currently operates 42 stores in Florida and Puerto Rico. The Company is among the most highly recognized and largest retailers of specialty music in the Miami/Fort Lauderdale metropolitan area and Florida's Gold Coast. Its particular strength lies in the diversity of products it offers, including audio compact discs;
                              pre-recorded cassette tapes, pre-recorded video cassettes, laser discs and digital video discs
                              ("DVDs"); blank audio and video tapes; a wide range of audio and video accessories; and boutique items such as t-shirts, posters, and collectibles.

                              The overwhelming majority of the Company's 42 stores are located in Florida, with four located throughout the island of Puerto Rico. The design and format of each of the Company's stores has been tailored specifically to best serve the needs of its customers in a specific locale. The Company operates 16 stores in enclosed traditional shopping malls and 26 stores in shopping centers and free-standing downtown locations. Of these, 14 are "superstores," which typically span 7,000-10,000 square feet of retail space. Additionally, the Company's "megastores" in Miami Beach and the Sawgrass Mills Mall each are comprised of 20,000 square feet or more. See "APPROVAL OF THE MERGER--Description of the Company."

CAMELOT....................   Camelot is one of the largest mall-based
                              retailers of pre-recorded music and accessories in the United States, operating more than 450 stores in 37 states with a strong geographic concentration of stores in the eastern part of the country.

                              Camelot offers a broad range of pre-recorded music, including compact discs, cassettes, pre-recorded video cassettes, DVDs and accessories such as blank audio and video cassettes and music tape and care products. Camelot's merchandising strategy seeks to position Camelot as the mall-based destination store for music. Camelot's stores average 4,200 square feet in size and offer over 20,000 stock keeping units, including both high-volume Billboard Top 100 titles and a broad offering of older releases and diverse music categories. Camelot believes its merchandising strategy enables it to attract a broad consumer base thereby reducing its dependence on any one genre of music and contributing to its relatively high store productivity.

                              In recent years, Camelot has been able to substantially improve the competitive positioning of its business. Camelot invested over $8 million in the development and implementation of sophisticated merchandising, distribution, replenishment, and financial software packages, all of which were operational by the end of 1997. See "APPROVAL OF THE MERGER--Description of Camelot."

                              THE MERGER

MERGER CONSIDERATION.......   At the Effective Time (as defined below), each
                              outstanding share of Common Stock, other than shares of Common Stock held by stockholders who have properly exercised their rights to dissent from the Merger, will be cancelled and will be converted into the right to receive $3.30 in cash
                              (the "Per Share Amount"). See "APPROVAL OF THE
                              MERGER--Merger Consideration."

                              Additionally, at the Effective Time, each holder of an outstanding option to purchase shares of Common Stock will be asked to surrender such option in exchange for a cash payment in an amount equal to the excess, if any, of the Per Share Amount over the per share exercise price of such option, multiplied by the number of shares of Common Stock underlying such option and less any applicable withholding taxes. As of the Record Date, present and former executive officers, directors, and employees (14 holders in total), held options exercisable for an aggregate of 824,276 shares of Common Stock, with an average exercise price of $1.54 per share. See "APPROVAL OF THE MERGER--Merger Consideration--Stock Options."

OPINION OF
 FINANCIAL ADVISOR..........  PaineWebber Incorporated ("PaineWebber"), the
                              Company's financial advisor, has rendered its written opinion to the Board of Directors that the cash consideration to be received by the Company's stockholders is fair to the stockholders from a financial point of view. Such opinion was delivered orally to the Company's Board of Directors at its meeting on May 29, 1998, and subsequently confirmed in writing. The opinion dated June 3, 1998, which is set forth in Appendix B to this Proxy Statement, should be read in its entirety with respect to the assumptions made, matters considered and limits of the review undertaken by PaineWebber in rendering its opinion. See also "APPROVAL OF THE MERGER--The Merger; Opinion of Financial Advisor."

RECOMMENDATION OF THE
 COMPANY'S BOARD OF
 DIRECTORS.................   THE BOARD OF DIRECTORS OF THE COMPANY HAS
                              DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT
                              ARE FAIR TO AND IN THE BEST INTERESTS OF THE
                              COMPANY AND ITS STOCKHOLDERS. ACCORDINGLY, THE
                              BOARD HAS APPROVED THE TERMS OF THE MERGER
                              AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT THE
                              STOCKHOLDERS VOTE "FOR" APPROVAL OF THE MERGER
                              AGREEMENT. SEE "APPROVAL OF THE MERGER--THE
                              MERGER; BACKGROUND OF THE MERGER."

CONDITIONS; REGULATORY
 APPROVALS..................  In addition to the approval of the Company's stockholders, consummation of the Merger and the transactions contemplated thereby are subject to various other conditions, including the expiration or early termination of the waiting period applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act")(which early termination occurred on June 16, 1998), the election by the holders of not more than 10% of the Company's Common Stock to demand dissenters' rights and satisfaction of other customary closing conditions. Although no significant difficulties are anticipated in obtaining such approvals, there can be no assurance that such approval will be obtained or as to the timing of receipt of or conditions set forth therein. See "APPROVAL OF THE MERGER--Conditions to the Merger" and "-- Regulatory Approvals."

EFFECTIVE TIME.............   If the Merger Agreement is approved by the
                              requisite vote of the stockholders of the Company and the other conditions to the Merger are satisfied, the Merger will be effective upon the filing of the Articles of Merger with the Department of State of the State of Florida (the "Effective Time"). It is currently anticipated that the closing of the Merger will occur on or about July 31, 1998, and the Effective Time will occur simultaneously therewith or as soon thereafter as possible.

CERTAIN FEDERAL INCOME
 TAX CONSEQUENCES..........   The receipt of cash by a stockholder of the
                              Company in exchange for shares of the stock of the Company pursuant to the Merger will be a taxable transaction to such stockholder for federal income tax purposes. In general, a stockholder will recognize a gain or loss equal to the difference, if any, between (i) the sum of the cash payment received and (ii) the stockholder's tax basis in the shares surrendered in the Merger. See
                              "APPROVAL OF THE MERGER--Certain Federal Income
                              Tax Consequences."

                              BECAUSE THE TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH STOCKHOLDER AND OTHER FACTORS, EACH HOLDER OF STOCK OF THE COMPANY IS URGED TO CONSULT A TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO SUCH HOLDER (INCLUDING THE APPLICATION AND EFFECT OF STATE AND LOCAL INCOME AND OTHER TAX LAWS).

INTERESTS OF CERTAIN PERSONS
 IN THE MERGER.............   The Spector Family will receive cash
                              consideration in the Merger in the amount of approximately $8,420,439, including the cash value of their options. The rest of the Company's executive officers and directors will receive approximately $394,830 in the Merger, including the cash value of their options. As described above, the Merger Agreement provides that each outstanding option will be surrendered in exchange for a payment to the option holder determined by multiplying the excess, if any, of the Per Share
                              Amount over the applicable exercise price per share of Common Stock underlying such option by the number of shares of Common Stock underlying such option, less applicable withholding taxes.

                              Moreover, certain members of the Company's management and Board of Directors, including members of the Spector Family, have interests in the Merger in addition to their interests as stockholders and holders of options to acquire Common Stock. These interests include, among other things, provisions in the Merger Agreement relating to the extension of a real estate lease between the Company, as lessee, and a trust controlled by the Spector Family, as lessor, for property at which the Company operates a store (the "Lease"), and relating to indemnification of the directors and officers of the Company and its subsidiaries. In addition, pursuant to the terms of a consulting and non-competition agreement (the "Consulting

                              Agreement") between Camelot and Ann S. Lieff, the Company's President and Chief Executive Officer, Ms. Lieff will receive certain payments during the one year period after the Effective Time. Such cash payments are estimated to total approximately $178,000. In addition, other officers and employees, including Rosalind S. Zacks, will receive payments under a severance policy agreed to by the Company and Camelot.

                              The Company's Board of Directors was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby. See "APPROVAL OF THE MERGER--Interests of Certain Persons."

DISSENTERS' RIGHTS.........   Under Florida law, the holders of Common Stock
                              will have dissenters' rights in connection with the Merger. See "APPROVAL OF THE
                              MERGER--Dissenters' Rights."

             ADDITIONAL INFORMATION REGARDING THE SPECIAL MEETING

MARKET VALUE OF
 COMMON STOCK...............  The Common Stock is quoted in The Nasdaq SmallCap
                              Market under the symbol "SPEK." At the close of business on April 8, 1998 (the last trading day immediately preceding the April 9, 1998 public announcement of an unidentified suitor's interest in the Company), the high and low sales prices for the Common Stock were $3.00 and $2.06 per share, respectively. On June 3, 1998, the last trading day preceding the public announcement of the proposed Merger, the high and low sales prices of the Common Stock were $2.75 and $2.625 per share, respectively. As of June 26, 1998, the high and low sales prices of the Common Stock were $3.219 and $3.186 per share, respectively. See "Market Price and Dividend Data," below.

PAYMENT FOR SHARES.........   In order to receive the cash payments for their
                              shares, holders of the Common Stock will be required after the Effective Time to properly surrender the stock certificates representing such shares to the exchange agent (the "Exchange
                              Agent"). Within four business days after the Effective Time, the Exchange Agent will mail to each record holder as of the Effective Time a letter of transmittal and instructions for use in effecting the surrender of certificates for payment of the Merger consideration. The Exchange
                              Agent will not be obligated to deliver the cash payment amount to any stockholder of the Company until such stockholder properly surrenders his or her certificate or certificates representing shares of the Common Stock or, in lieu thereof, executes an appropriate affidavit of loss and indemnity agreement and bond as may be required by Camelot. STOCKHOLDERS SHOULD NOT SEND ANY STOCK
                              CERTIFICATES WITH THE ENCLOSED PROXY CARD.

ADDITIONAL INFORMATION.....   For additional information regarding the Special
                              Meeting, please contact Donald A. Molta, Vice
                              President and Chief Financial Officer of the
                              Company, at 1666 N.W. 82nd Avenue, Miami, Florida
                              33126, telephone number: (305) 592-7288.

                     SELECTED CONSOLIDATED FINANCIAL DATA

     The selected financial information presented on the next page under the captions "Operations Statement Data" and "Balance Sheet Data" at and for each of the five years in the period ended July 31, 1997 are derived from audited Consolidated Financial Statements of the Company. The consolidated balance sheets as of July 31, 1997 and 1996, the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the three years in the period ended July 31, 1997 and the report thereon, by Deloitte & Touche LLP, independent auditors, are incorporated by reference into this Proxy Statement from the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 1997.

     The selected financial information and other data presented below for the nine-month periods ended and at April 30, 1998 and 1997 are derived from the unaudited Consolidated Financial Statements of the Company as presented in the Company's Form 10-Q filed by the Company for the quarter ended April 30, 1998, which is incorporated by reference into this Proxy Statement. In the Company's opinion, such financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position, results of operations and cash flows for such periods. The results of operations for the nine months ended April 30, 1998 are not necessarily indicative of the results that may be expected for the full year. The selected financial information should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" that are presented in the Company's reports on Form 10-K for 1997 and Form 10-Q for the quarters ended October 31, 1997, January 31, 1998 and April 30, 1998, which are incorporated by reference into this Proxy Statement.

     Representatives of Deloitte & Touche LLP are expected to be present at the Special Meeting and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions from stockholders.

                              SPEC'S MUSIC, INC.

                     SELECTED CONSOLIDATED FINANCIAL DATA

                                                       FOR THE
                                                  NINE MONTHS ENDED
                                                      APRIL 30,
                                               -----------------------
                                                  1998        1997
                                               ---------- ------------
                                                (IN THOUSANDS, EXCEPT
                                               PER SHARE AND OPERATING
                                                        DATA)
OPERATIONS STATEMENT DATA:
Revenues .....................................  $51,021     $ 53,760
Gross Profit .................................   17,303       18,040
Store operating, general and
 administrative expenses .....................   16,859       20,116
Impairment of long-lived assets ..............       --           --
Store closing expenses .......................       --          270
Restructuring charge .........................       --          250
Interest (expense) and other income ..........     (709)        (681)
                                                -------     --------
Earnings (loss) before income taxes ..........  $  (265)    $ (3,277)
Provision (benefit) for income taxes .........       --          (28)
                                                -------     --------
Net earnings (loss) ..........................  $  (265)    $ (3,249)
                                                -------     --------
Basic and diluted earnings (loss)
 per common share ............................ $   (.05)    $   (.62)
                                               --------     --------
Weighted average number of common shares
 outstanding--basic ..........................    5,278        5,249
Weighted average number of common shares
 outstanding--diluted ........................    5,278        5,249

                                                                 FOR THE YEAR ENDED JULY 31,
                                               ----------------------------------------------------------------
                                                    1997          1996        1995        1994         1993
                                               ------------- ------------- ---------- ------------ ------------
                                                     (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)
OPERATIONS STATEMENT DATA:
Revenues .....................................   $  68,536     $  77,532    $79,603     $ 78,388     $ 72,733
Gross Profit .................................      22,258        26,090     28,406       28,590       26,664
Store operating, general and
 administrative expenses .....................      28,036        29,065     26,338       24,136       22,834
Impairment of long-lived assets ..............       1,500            --         --           --           --
Store closing expenses .......................         898         3,251         --           --           --
Restructuring charge .........................         215            --         --           --        3,204
Interest (expense) and other income ..........        (905)         (918)      (410)          44        1,013
                                                 ---------     ---------    -------     --------     --------
Earnings (loss) before income taxes ..........      (9,296)       (7,144)     1,658        4,498        1,639
Provision (benefit) for income taxes .........        (161)       (2,651)       626        1,681          485
                                                 ---------     ---------    -------     --------     --------
Net earnings (loss) ..........................   $  (9,135)    $  (4,493)   $ 1,032     $  2,817     $  1,154
                                                 ---------     ---------    -------     --------     --------
Basic and diluted earnings (loss)
 per common share ............................   $   (1.74)    $    (.86)   $   .20     $    .54     $    .22
                                                 ---------     ---------    -------     --------     --------
Weighted average number of common shares
 outstanding--basic ..........................       5,252         5,246      5,244        5,213        5,185
Weighted average number of common shares
 outstanding--diluted ........................       5,252         5,246      5,248        5,264        5,195

                                                AT APRIL 30,
                                       -------------------------------
                                             1998            1997
                                       --------------- ---------------
BALANCE SHEET DATA:
Working capital ......................    $  (1,046)      $    (153)
Total assets .........................       28,061          36,368
Capital lease obligation and
 long-term debt ......................           --              --
Common stockholders' equity ..........        9,344          15,409

STATISTICAL AND OTHER DATA:
Common stockholders' equity
 per share ...........................         1.77            2.94
Cash flow from operating
 activities*..........................          130           2,830
Return on sales*......................         (0.5)%         ( 6.0)%
Return on average common
 stockholders' equity*................         (2.1)%         (17.5)%

OPERATING DATA:
Number of stores .....................           42              47
Weighted average revenue
 per store*...........................   $1,178,000      $1,120,000
Square feet of selling space .........      251,027         288,108
Weighted average revenue per
 square foot of selling space*........    $     198       $     182

                                                                      AT JULY 31,
                                       -------------------------------------------------------------------------
                                             1997            1996           1995          1994          1993
                                       --------------- --------------- ------------- ------------- -------------
BALANCE SHEET DATA:
Working capital ......................    $   4,118       $  10,822     $   16,702    $   12,117    $   10,779
Total assets .........................       29,253          42,125         46,497        37,364        31,155
Capital lease obligation and
 long-term debt ......................        6,696           9,654         11,435            67            97
Common stockholders' equity ..........        9,609          18,647         23,168        22,000        18,971

STATISTICAL AND OTHER DATA:
Common stockholders' equity
 per share ...........................         1.83            3.55           4.41          4.22          3.66
Cash flow from operating
 activities*..........................        3,253           4,671            380         2,319         4,223
Return on sales*......................        (13.3)%          (5.8)%          1.3%          3.6%          1.6%
Return on average common
 stockholders' equity*................        (64.7)%         (21.5)%          4.6%         13.8%          6.2%
OPERATING DATA:
Number of stores .....................           45              52             58            55            56
Weighted average revenue
 per store*...........................   $1,444,000      $1,424,000     $1,385,000    $1,375,000    $1,198,000
Square feet of selling space .........      266,307         323,323        336,130       280,100       273,400
Weighted average revenue per
 square foot of selling space*........    $     236       $     227     $      266    $      279    $      242

----------------
 * For the nine months ended April 30, or the year ended July 31, as indicated in the above table.

                        MARKET PRICE AND DIVIDEND DATA

     The Common Stock is quoted in The Nasdaq SmallCap Market ("Nasdaq") under the symbol "SPEK." As of the Record Date, there were 311 holders of record of the Common Stock.

     The following table sets forth the high and low bid price information as quoted by Nasdaq for each quarter during the two most recent fiscal years and for the first three quarters of fiscal 1998. Such quotations reflect inter-dealer prices, without retail mark-ups, markdowns or commissions, and may not necessarily represent actual transactions.

QUARTER ENDED                  HIGH       LOW
--------------------------   --------   -------
FISCAL 1998
October 31, 1997 .........   1 1/2       5/8
January 31, 1998 .........   1 3/4       5/16
April 30, 1998 ...........   2 7/8     1 9/32

FISCAL 1997
October 31, 1996 .........   2         1
January 31, 1997 .........   1 5/16      5/8
April 30, 1997 ...........   1 3/16      5/8
July 31, 1997 ............    15/16      1/2

FISCAL 1996
October 31, 1995 .........   4 1/8     2 1/2
January 31, 1996 .........   3 1/8     1 1/4
April 30, 1996 ...........   2 5/8     1 3/4
July 31, 1996 ............   2 1/8     1 3/8

     On April 8, 1998, the last trading day immediately preceding the April 9, 1998 public announcement of an unidentified suitor's interest in the Company, the high and low sales prices of the Common Stock as quoted in Nasdaq were $3.00 and $2.06 per share, respectively. On June 3, 1998, the last trading day preceding the public announcement of the proposed Merger, the high and low sales prices of the Common Stock were $2.75 and $2.625 per share, respectively. As of June 26, 1998, the high and low sales prices of the Common Stock were $3.219 and $3.188 per share, respectively.

     The Company has not paid any cash dividends on its Common Stock during the periods shown, and does not intend to pay dividends in the forseeable future.

                              THE SPECIAL MEETING

     This Proxy Statement is being furnished to the stockholders of Spec's Music, Inc. (the "Company") in connection with the solicitation by the Company's Board of Directors of proxies for the Special Meeting of Stockholders (the "Special Meeting") to be held at the Miami Airport Hilton Hotel, 5101 Blue Lagoon Drive, Miami, Florida, at 10.00 a.m., Eastern Daylight Savings Time, on Wednesday, July 29, 1998, and at any adjournment or postponement thereof. The approximate date of mailing of this Proxy Statement and the accompanying proxy card to the Company's stockholders is June 30, 1998.

USE OF PROXIES AT THE SPECIAL MEETING

     Proxies in the accompanying form, if properly executed, received by the Company prior to the Special Meeting and not revoked prior to the use thereof, will be voted at the Special Meeting as instructed thereon. Executed proxies with no instructions indicated thereon will be voted "FOR" the approval of the Agreement and Plan of Merger dated June 3, 1998 (the "Merger Agreement") among the Company, Camelot Music Holdings, Inc. ("Camelot"), and SM Acquisition, Inc., a newly-formed subsidiary of Camelot ("MergerCo"), providing for the acquisition of the Company by Camelot by means of a merger (the "Merger") of MergerCo with and into the Company, as set forth below under "APPROVAL OF THE MERGER." The Board of Directors knows of no matters that are to be presented for consideration at the Special Meeting other than those described in this Proxy Statement, but if other matters are properly presented, it is the intention of the persons designated as proxies on the enclosed proxy card to vote as proxies with respect to such matters in accordance with their judgment.

REVOCATION OF PROXIES

     A proxy may be revoked at any time prior to the use of such proxy in voting. Any stockholder may revoke a proxy delivered pursuant to this solicitation by delivery of written notice to the Secretary of the Company, by submission of a later dated proxy card or by voting in person at the Special Meeting.

RECORD DATE; STOCKHOLDERS ENTITLED TO VOTE AT THE SPECIAL MEETING

     Holders of the Company's common stock, $.01 par value (the "Common Stock"), of record on the books of the Company as of the close of business on June 29, 1998 (the "Record Date"), will be entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof. As of the Record Date, 5,292,230 shares of Common Stock were outstanding.

     Holders of Common Stock will vote on the approval of the Merger Agreement, as well as any other proposal that may be properly submitted to the stockholders at the Special Meeting, with each share of Common Stock entitled to one vote.

     STOCKHOLDERS SHOULD NOT FORWARD ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. IN THE EVENT THE MERGER IS CONSUMMATED, STOCK CERTIFICATES SHOULD BE DELIVERED IN ACCORDANCE WITH INSTRUCTIONS SET FORTH IN A LETTER OF TRANSMITTAL THAT WILL BE SENT TO STOCKHOLDERS BY THE EXCHANGE AGENT (AS HEREINAFTER DEFINED) WITHIN FOUR BUSINESS DAYS AFTER THE EFFECTIVE TIME (AS HEREINAFTER DEFINED).

QUORUM; VOTE REQUIRED FOR APPROVAL

     As set forth in the Bylaws of the Company, the presence, in person or by proxy, of shares representing at least a majority of the votes entitled to be cast by the Company's outstanding Common Stock is necessary to constitute a quorum for the transaction of business at the Special Meeting. Abstentions and broker non-votes are included in the calculation of the number of votes represented at a meeting for purposes of determining whether a quorum has been achieved.

     The Florida Business Corporation Act requires that the Merger Agreement be approved by a majority of the votes entitled to be cast by the holders of record on the Record Date of the outstanding shares of the Common Stock. As of the Record Date, each of Ann S. Lieff, Martin W. Spector and Rosalind S. Zacks (the "Spector Family"), who are directors and principal stockholders of the Company, beneficially owned 49.3% of the Company's outstanding Common Stock (excluding shares underlying options), and have agreed to vote their shares (other than shares owned by the Company's 401(k) plan and shares owned by members of the Spector Family as fiduciaries for minor children (together, the "Excluded Securities"), which represent approximately 2.9% of the outstanding Common Stock) in favor of the Merger Agreement. The directors and executive officers of the Company (including the Spector Family) beneficially owned as of the Record Date (excluding shares underlying options) approximately 49.4% of the Company's outstanding Common Stock and have the right to vote shares (other than the Excluded Securities) equal to approximately 46.5% of the Company's outstanding Common Stock. In addition to the agreement of the members of the Spector Family to vote their shares (other than the Excluded Securities) for approval of the Merger Agreement, the Company believes that all of the shares held by the other directors and executive officers and the Excluded Securities will be voted for approval of the Merger Agreement. Accordingly, approval of the Merger Agreement will require the affirmative vote of the holders of an additional 0.6% of the outstanding shares of Common Stock entitled to vote at the Special Meeting in order for the Merger Agreement to be approved. See "APPROVAL OF THE MERGER--Interests of Certain Persons" and "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT."

     With respect to approval of the Merger Agreement, abstentions and failures to vote (including broker non-votes and the failure to return the enclosed proxy card) will have the same effect as votes against the Merger Agreement. Accordingly, the Board of Directors urges all stockholders to complete, date and sign the accompanying proxy card and return it promptly in the enclosed postage-paid envelope.

SOLICITATION

     The Company will bear the cost of solicitation of proxies. In addition to the use of the U.S. mail, directors, officers and regular employees of the Company may solicit proxies personally or by telephone, facsimile or telegram. Such persons will receive no additional compensation. The Company will reimburse custodians, brokerage houses, nominees and other fiduciaries for their reasonable expenses in sending the proxy materials to their principals.

                            APPROVAL OF THE MERGER

GENERAL

     The following information with respect to the Merger between the Company and Camelot does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement between the Company and Camelot, a copy of which is set forth in Appendix A to this Proxy Statement and incorporated herein by reference. ALL STOCKHOLDERS ARE URGED TO READ THE MERGER AGREEMENT CAREFULLY.

DESCRIPTION OF THE COMPANY

     The Company, founded in 1948 and headquartered in Miami, Florida, currently operates 42 stores in Florida and Puerto Rico. The Company is among the most highly recognized and largest retailers of specialty music in the Miami/Fort Lauderdale metropolitan area and Florida's Gold Coast. Its particular strength lies in the diversity of products it offers, including audio compact discs; pre-recorded cassette tapes; pre-recorded video cassettes, laser discs and digital video discs ("DVDs"); blank audio and video tapes; a wide range of audio and video accessories; and boutique items such as t-shirts, posters and collectibles.

     The overwhelming majority of the Company's 42 stores are located in Florida, with the remaining four located throughout the island of Puerto Rico. The design and format of each of the Company's stores has been tailored specifically to best serve the needs of its customers in a specific locale. The Company operates 16 stores in enclosed traditional shopping malls and 26 stores in shopping centers and free-standing downtown locations. Of these, 14 are "superstores," which typically span 7,000-10,000 square feet of retail space. Additionally, the Company's "megastores" in Miami Beach and the Sawgrass Mills Mall each are comprised of 20,000 square feet or more. The principal executive offices of the Company are located at Spec's Music, Inc., 1666 N.W. 82nd Avenue, Miami, Florida, 33126, and the telephone number is (305) 592-7288.

DESCRIPTION OF CAMELOT

     Camelot is one of the largest mall-based retailers of pre-recorded music and accessories in the United States, operating more than 450 stores in 37 states with a strong geographic concentration of stores in the eastern United States. Camelot offers a broad range of pre-recorded music, including compact discs, cassettes, prerecorded video cassettes, DVDs and accessories such as blank audio and video cassettes and music and tape care products. Camelot's merchandising strategy seeks to position Camelot as the mall-based destination store for music. Camelot's stores average 4,200 square feet in size and offer over 20,000 stock keeping units, including both high-volume Billboard Top 100 titles and a broad offering of older releases and diverse music categories. Camelot believes its merchandising strategy enables it to attract a broad consumer base thereby reducing its dependence on any one genre of music and contributing to its relatively high store productivity. Camelot believes its broad product offering, supported by a high level of customer service from its courteous and knowledgeable sales force, combined with its competitive pricing strategy and attractive locations within regional malls, positions Camelot to benefit from the favorable trends occurring in the pre-recorded music industry.

     On August 9, 1996, Camelot filed a petition for protection under Chapter 11 of the United States bankruptcy laws. On December 12, 1997, Camelot's plan of reorganization was confirmed by the United States Bankruptcy Court for the District of Delaware and became effective on January 27, 1998. Prior to and during Camelot's reorganization, Camelot was able to modify its operations, invest in a corporate infrastructure and significantly improve its financial situation. Camelot was also able to substantially improve the competitive positioning of its business. Camelot invested over $8 million in the development and implementation of sophisticated merchandising, distribution, replenishment and financial software packages, all of which were operational by the end of 1997. The principal executive offices of Camelot are located at Camelot Music Holdings, Inc., 8000 Freedom Avenue N.W., N. Canton, Ohio 44720, and its telephone number is (330) 494-2282.

THE MERGER

  BACKGROUND OF AND REASONS FOR THE MERGER

     In the fall of 1994, the Company engaged PaineWebber Incorporated ("PaineWebber") as its exclusive financial advisor. As part of its engagement, PaineWebber was directed by the Company's Board of Directors to solicit interest from a select group of purchasers approved by the Board with respect to a potential sale of the Company. In November 1994, the Company publicly announced that it had engaged PaineWebber to advise it on the possible sale of the Company and to review strategic and financial alternatives. PaineWebber contacted a number of potential purchasers, including both strategic and financial purchasers, and received several indications of interest, including a preliminary indication of interest from Camelot. After further discussions with the interested parties, the Board of Directors declined to pursue a transaction. PaineWebber's engagement was terminated when the Company publicly announced in March 1995 that it had ended its exploration of the sale of the Company and had decided to remain an independent company.

     On September 27, 1996, pursuant to an engagement letter (the "PaineWebber Engagement Letter"), the Company retained PaineWebber again to provide investment banking services and provide advice on strategic and financial alternatives. With the Board's authorization, PaineWebber resumed conversations in early 1997 with a select number of parties about their potential interest in the Company. In early 1998, several companies in the Company's industry and one private individual submitted proposals to complete business combinations with the Company. The proposals ranged from $.75 to $3.00 per share of the Company's Common Stock, with Camelot's proposal, which was submitted on March 16, 1998, at $3.00 per share. Following discussion of the proposals by the Company, on March 31, 1998 Camelot delivered a proposed letter of intent to the Company which contained an increased price of $3.30 per share. The letter of intent was non-binding and subject to Camelot's satisfactory completion of a due diligence examination of the Company and the successful negotiation of a definitive merger agreement with the Company. After evaluating all of the proposals, the Company decided that it wished to explore Camelot's proposal further. On April 1, 1998, the Board of Directors discussed the Camelot proposal and decided that, although it was interested in the basic proposal, it did not wish to enter into a letter of intent until certain contingencies were satisfied. Accordingly, the Board suggested that Camelot conduct its due diligence examination of the Company prior to entering into a letter of intent. Camelot rejected this alternative. As a compromise, on April 7, 1998, the Company entered into a 45-day exclusive dealing agreement with Camelot to allow Camelot to conduct a due diligence examination of the Company and negotiate the terms of a business combination.

     Camelot began its due diligence examination of the Company immediately after such compromise was reached. Such examination continued throughout the month of April 1998. In late April 1998, Camelot contacted the Company to discuss the form of the proposed business combination and the parties decided to pursue a merger with proxy solicitation. On April 30, 1998, the Company received Camelot's first draft of the Merger Agreement. This draft was reviewed by management and the Board of Directors. Camelot also advised the Company that it would require the Voting Agreement and the Consulting Agreement, and the Company agreed in principle to such agreements. The Board also expressed concern that Camelot and the Company agree upon a severance arrangement for any of the Company's headquarters and distribution center employees who would not be retained by Camelot.

     On May 19, 1998, after the Company received a second draft of the Merger Agreement, Camelot requested that the Company extend the term of the exclusive dealing agreement, which was scheduled to expire on May 22, 1998. Although the Company was concerned that any transaction with Camelot proceed expeditiously and was thus reluctant to extend such agreement, after further consideration of Camelot's efforts to expedite the transaction and Camelot's cooperation in its due diligence review, the Board of Directors of the Company unanimously agreed to extend the exclusive dealing agreement until May 30, 1998. On May 29, 1998, the Board of Directors met to formally consider the Camelot proposal and Merger Agreement. Prior to the meeting, the Board had been given a package that included the then current draft of the Merger Agreement and exhibits. Counsel provided an update on negotiated changes to these documents and the issues that remained open for negotiation. The Board reviewed with counsel the terms of the draft Merger Agreement and adopted resolutions approving the Merger subject to successfully resolving certain open issues. The Board also agreed to again extend the Company's exclusive dealing agreement with Camelot until June 8, 1998, to permit the parties adequate time to finalize the remaining issues with respect to the Merger Agreement. The Company and Camelot resolved the open issues and executed the Merger Agreement on June 3, 1998.

     At the May 29, 1998 meeting, the Board also received PaineWebber's analysis of the transaction. The directors received a preliminary analysis regarding the similarities and differences of the Company and Camelot, the principal terms of the proposed Merger, a valuation of the transaction, an overview of the Company's operating statistics and historical market share price and its relative market performance. PaineWebber also explained its valuation methodology and orally delivered its opinion to the Board of Directors that the cash consideration to be received by the Company's stockholders was fair from a financial point of view. PaineWebber subsequently confirmed its findings in a written opinion dated June 3, 1998 (the "PaineWebber Opinion"). The PaineWebber Opinion is set forth in Appendix B to this Proxy Statement.

     The Board then discussed the Company's recent financial history, liquidity issues, and the recent positive developments in the music retailing industry. The Board also questioned why the Company had not performed as well as some of its competitors during the recent turnaround in the music retailing industry. PaineWebber explained to the Board that the Company's operating margins were below that of its competitors and that the Company lacked the critical mass necessary to compete in a consolidated industry. The Board also discussed whether, based on the Company's internal projections, it could perform as well independently as it could if it was combined into another entity such as Camelot. Based on the price Camelot was offering for the Company and the analysis provided by PaineWebber, the Board concluded that it did not believe that the market price of the Common Stock would increase a sufficient amount in the forseeable future to allow the stockholders of the Company to obtain the premium of 65% per share that Camelot was offering over the price at which the Common Stock had traded on the day prior to Camelot's offer of $3.30 per share.

     In its deliberations concerning the Merger, the Board of Directors considered, among other factors, (i) the business condition and prospects of the Company in light of the increased competition and consolidation faced by the Company in its principal market areas; (ii) the current and historical market prices of the Company's Common Stock, and the relationship of the Per Share Amount to premiums paid in other similar business combinations; and (iii) the opinion of PaineWebber that the Per Share Amount to be received in the Merger is fair from a financial point of view to the holders of the Common Stock. In evaluating the Merger, the Board of Directors generally considered the going concern value and the liquidation value of the Company; however, the Board of Directors did not arrive at any specific estimates for these values, and did not obtain any appraisals for any assets of the Company. The Board of Directors also determined that a higher price could be secured by selling the Company's assets as a going concern because the Company has valuable intangible assets, including its name.

     The Board of Directors also recognized that the Merger will terminate the stockholders' equity participation in any future growth of the Company; and the Board weighed this fact against the benefits of the Merger before determining to recommend that stockholders vote to approve and adopt the Merger Agreement.

  RECOMMENDATION OF THE COMPANY'S BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS BELIEVES THAT THE TERMS OF THE MERGER AGREEMENT ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE TERMS OF THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

  OPINION OF THE COMPANY'S FINANCIAL ADVISOR

     THE FULL TEXT OF THE PAINEWEBBER OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS APPENDIX B TO THIS PROXY STATEMENT. HOLDERS OF THE COMPANY'S COMMON STOCK ARE URGED TO READ SUCH OPINION CAREFULLY AND IN ITS ENTIRETY. THE SUMMARY OF THE PAINEWEBBER OPINION SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     The Company retained PaineWebber as its exclusive financial advisor in connection with the Merger. In connection with such engagement, the Company requested PaineWebber render an opinion as to whether or not the Per Share Amount to be received in the Merger is fair, from a financial point of view, to the holders of Common Stock.

     In connection with the Company's Board of Directors' consideration of the draft Merger Agreement, PaineWebber delivered the PaineWebber Opinion to the effect that, as of June 3, 1998 and based upon its review and assumptions and subject to the limitations set forth in the PaineWebber Opinion, the Per Share Amount to be received in the Merger is fair, from a financial point of view, to the holders of Common Stock. The PaineWebber Opinion was prepared for the use of the Board of Directors of the Company and does not constitute a recommendation to any holder of Common Stock as to how any such holder should vote with respect to the Merger. The PaineWebber Opinion does not address the relative merits of the Merger and other transactions or business strategies discussed by the Board of Directors of the Company as alternatives to the Merger or the decision of the Board of Directors of the Company to proceed with the Merger. The Company did not place any limitations upon PaineWebber with respect to the procedures followed or factors considered in rendering the PaineWebber Opinion.

     In arriving at its opinion, PaineWebber, among other things, (i) reviewed, among other public information, the Company's annual reports, Forms 10-K and related financial information for the three fiscal years ended July 31, 1997 and the Company's Form 10-Q and the related unaudited financial information for the six months ended January 31, 1998; (ii) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the Company furnished to PaineWebber by the Company;
(iii) conducted discussions with members of senior management of the Company concerning its businesses and prospects; (iv) reviewed the historical market prices and trading activity for the Common Stock with those of certain publicly-traded companies which PaineWebber deemed to be relevant; (v) compared the financial position and operating results of the Company with those of certain publicly-traded companies which PaineWebber deemed to be relevant; (vi) compared the proposed financial terms of the Merger with the financial terms of certain other business combinations which PaineWebber deemed to be relevant;
(vii) reviewed the draft of the Merger Agreement dated May 18, 1998; and (viii) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as PaineWebber deemed to be necessary, including PaineWebber's assessment of regulatory, general economic, market and monetary conditions.

     In preparing the PaineWebber Opinion, PaineWebber relied on the accuracy and completeness of all information that was publicly available, supplied or otherwise communicated to PaineWebber by or on behalf of the Company, or was otherwise reviewed by PaineWebber and PaineWebber did not assume any responsibility to independently verify such information. PaineWebber assumed that the financial forecasts examined by it were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future performance of the Company. PaineWebber also relied upon assurances of the management of the Company that they were unaware of any facts that would make the information or financial forecasts provided to PaineWebber incomplete or misleading. PaineWebber also assumed, with the consent of the Company, that all material assets and liabilities (contingent or otherwise, known or unknown) of the Company are as set forth in the financial statements. PaineWebber did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor was PaineWebber furnished with any such evaluations or appraisals. The PaineWebber Opinion is based upon regulatory, general economic, market and monetary conditions existing on the date thereof. Furthermore, PaineWebber expressed no opinion as to the price or trading ranges at which the Common Stock will trade from the date of the PaineWebber Opinion. It should be understood that, although subsequent developments may affect the PaineWebber Opinion, PaineWebber does not have any obligation to update, revise or reaffirm its opinion.

     The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. PaineWebber did not place particular reliance or weight on any individual analysis. Accordingly, PaineWebber believes that its analysis must be considered as a whole and that considering any portion of such analysis and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the PaineWebber Opinion. In its analyses, PaineWebber made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses may actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty and neither the Company nor PaineWebber assumes responsibility for the accuracy of such analyses and estimates.

     The following paragraphs summarize the presentation to the Company's Board of Directors by PaineWebber on May 29, 1998 in connection with rendering the PaineWebber Opinion:

     SELECTED COMPARABLE PUBLIC COMPANY ANALYSIS: Using publicly available information, PaineWebber compared selected historical and projected financial and operating performance data of the Company to the corresponding data of a group of comparable companies. The comparable companies included three specialty music retail companies: Musicland Stores Corporation; National Record Mart, Inc.; and Trans World Entertainment Corporation (collectively, the "Comparable Companies").

     PaineWebber calculated the Comparable Companies' multiples of enterprise value (equity value, as hereinafter defined, plus preferred stock and debt less cash and cash equivalents) to latest twelve months ("LTM") revenue, total stores, LTM earnings before interest, taxes, depreciation and amortization ("EBITDA"), LTM earnings before interest and taxes ("EBIT") and calculated the Comparable Companies' multiples of equity value (share price as of May 26, 1998 multiplied by shares outstanding including in-the-money options and warrants) to book value of equity. The Comparable Companies' ranges of multiples of LTM revenue, total stores, LTM EBITDA, LTM EBIT and book value of equity were
 .44x-l.l5x, $411,581-$1,211,809, 7.6x-13.lx, 12.7x-16.8x and 2.88x-6.07x,
respectively. PaineWebber calculated comparable multiples of the Company's LTM revenue, total stores, LTM EBITDA, LTM EBIT and book value of equity to be .30x (as compared to .44x-1.15x), $465,681 (as compared to $411,581-$1,211,809), not meaningful, not meaningful and 1.36x (as compared to 2.88x-6.07x), respectively. In addition, PaineWebber calculated comparable multiples of the Company's 1998 projected financial and operating performance (estimated by the Company's management) including revenue, total stores, EBITDA and EBIT to be
 .30x (as compared to .44x-1.15x), $465,681 (as compared to $411,581-$l,211,809), 8.lx (as compared to 7.6x-13.lx) and not meaningful, respectively.

     SELECTED COMPARABLE TRANSACTIONS ANALYSIS: Using publicly available information, PaineWebber compared the financial terms of the Merger to the corresponding data of selected mergers and acquisitions involving specialty music retailing companies. The selected mergers and acquisitions included (acquirer/target): Grammy Corp. / Wherehouse Entertainment, Inc.; Blockbuster Entertainment Corporation / Sound Warehouse and Music Plus; Blockbuster Entertainment Corporation / Super Club Retail Entertainment Corporation; Investor Group / Live Entertainment Inc.; Hollywood Entertainment Corporation / Title Wave Stores, Inc.; and Trans World Entertainment Corporation / Strawberries Inc. (collectively, the "Comparable Transactions").

     PaineWebber reviewed the consideration paid (based, with respect to acquisitions of public companies, on stock prices on the day prior to the announcement of the transaction) in the Comparable Transactions and calculated the Comparable Transactions' multiples of enterprise value paid to the target's LTM (latest twelve months prior to the announcement of the transaction) revenue, total stores, LTM EBITDA and LTM EBIT and calculated the Comparable Transactions' multiples of equity value paid to the target's book value of equity. The Comparable Transactions' ranges of multiples of LTM revenue, total stores, LTM EBITDA, LTM EBIT and book value of equity were .37x-.56x, $233,333- $836,743, 3.2x-5.2x, 13.6x-20.5x and 1.30x-2.00x, respectively. PaineWebber calculated comparable multiples of the Company's LTM revenue, total stores, LTM EBITDA, LTM EBIT and book value of equity to be .38x (as compared to
 .37x-.56x), $595,154 (as compared to $233,333-$836,743), not meaningful, not meaningful and 1.9lx (as compared to 1.30x-2.00x), respectively. In addition, PaineWebber calculated comparable multiples of the Company' s 1998 projected financial and operating performance (estimated by the Company's management) including revenue, total stores, EBITDA and EBIT to be .38x (as compared to
 .37x-.56x), $595,154 (as compared to $233,233-$836,743), 10.4x (as compared to
3.2x-5.2x) and not meaningful, respectively.

     DISCOUNTED CASH FLOW ANALYSIS: PaineWebber analyzed the Company based on an unleveraged discounted cash flow analysis of the projected financial performance of the Company. Such projected financial performance was based upon a five-year forecast for the Company provided to PaineWebber. The discounted cash flow analysis determined the discounted present value of the unleveraged after-tax cash flows generated over the five-year period and then added a terminal value based upon ranges of multiples of revenue and EBITDA of .30x-.60x and 7.5x-9.0x, respectively. The unleveraged after-tax cash flows and terminal value were discounted using a range of discount rates of 11.0%-15.5%. These discount rates were determined through the use of the capital asset pricing model and, in conducting its analysis, PaineWebber reviewed with the Company's management the Company's projected financial performance and the risks associated with the Company's business to derive what PaineWebber believes are appropriate discount rates.

     PREMIUMS PAID ANALYSIS: PaineWebber reviewed purchase price per share premiums paid in 122 publicly-disclosed cash majority acquisitions involving non-financial companies announced and not withdrawn from January 1, 1995 through May 26, 1998 with a range of equity values between $10.0 million and $50.0 million. PaineWebber reviewed the premiums paid to the target's closing stock price one day prior to the announcement of the acquisition, one week prior to the announcement of the acquisition and one month prior to the announcement of the acquisition. The ranges of premiums paid (median and mean premiums of the 122 acquisitions, respectively) to the target's closing stock price one day prior to the announcement of the acquisition, one week prior to the announcement of the acquisition and one month prior to the announcement of the acquisition were 27.3%-28.5%, 29.7%-35.3% and 33.3%-37.3%, respectively.
PaineWebber reviewed the closing stock prices of the Common Stock one day, one week and one month prior to March 31, 1998, the date on which Camelot proposed the Merger Consideration, resulting in implied premiums per share of 65.0%, 99.2% and 60.0%, respectively.

     The Company selected PaineWebber to be its exclusive financial advisor in connection with the Merger because PaineWebber is a prominent investment banking and financial advisory firm with experience in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and valuations for corporate purposes.

     Pursuant to the PaineWebber Engagement Letter, the Company has agreed to pay PaineWebber an aggregate fee of $250,000 for its services in connection with the Merger. In addition, PaineWebber will be reimbursed for all of its related out-of-pocket expenses. The fee is payable to PaineWebber upon consummation of the Merger less certain amounts paid prior to such closing for the PaineWebber Opinion and for financial advisory services rendered pursuant to the PaineWebber Engagement Letter. The Company also agreed, under separate agreement, to indemnify PaineWebber, its affiliates and each of its directors, officers, agents and employees and each person, if any, controlling PaineWebber or any of its affiliates against certain liabilities, including liabilities under federal securities laws.

     In the past, PaineWebber and its affiliates have provided financial advisory services and financing services for the Company and have received fees for rendering these services. Neither PaineWebber nor its affiliates has received any other compensation from the Company during the past two years for financial or other advisory services. In the ordinary course of PaineWebber's business, PaineWebber may actively trade the securities of the Company and Camelot for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions in such securities.

THE MERGER AGREEMENT

     The following is a summary of the material terms of the Merger Agreement, a copy of which is included as Appendix A to this Proxy Statement. All references to and summaries of the Merger Agreement in this Proxy Statement are qualified in their entirety by reference to the complete text of the Merger Agreement.

     EFFECTIVE TIME. Subject to the provisions of the Merger Agreement, the Merger will become effective upon the filing of the Articles of Merger with the Department of State of the State of Florida

(the "Effective Time"), which shall occur on the second business day after satisfaction or waiver of the conditions set forth in the Merger Agreement unless another date is agreed to in writing by the parties. It is currently anticipated that the closing of the Merger will occur on or about July 31, 1998, and the Effective Time will occur simultaneously therewith or as soon thereafter as possible.

MERGER CONSIDERATION

     COMMON STOCK. At the Effective Time, each share of Common Stock outstanding immediately prior to the Effective Time, other than shares of Common Stock held by stockholders who properly elect to dissent from the Merger, will be converted into the right to receive $3.30 in cash (the "Per Share Amount"), without interest.

     STOCK OPTIONS. At the Effective Time, each outstanding option to purchase shares of Common Stock will be surrendered and the holder thereof will be paid an amount in cash, without interest, equal to the excess of the Per Share Amount, $3.30, over the per share exercise price of such option, multiplied by the number of shares of Common Stock underlying such option and less applicable withholding taxes. As of the Record Date, present and former executive officers, directors and employees held outstanding options to purchase an aggregate of 824,276 shares of Common Stock with an average exercise price of $1.54 per share and will be entitled to receive cash payments of approximately $1,652,563 pursuant to this provision of the Merger Agreement.

CONDITIONS TO THE MERGER

     Pursuant to the Merger Agreement, the respective obligations of the Company and Camelot to consummate and effectuate the Merger are subject to the fulfillment or waiver at or prior to the Effective Time of certain conditions, including, without limitation, the following: (i) approval of the Merger Agreement by the holders of a majority of the votes entitled to be cast at the Special Meeting by holders of the outstanding shares of Common Stock; (ii) the expiration or early termination of the waiting period applicable to the Merger under the HSR Act (which early termination occurred on June 16, 1998); and
(iii) the absence of any order, injunction or decree issued by any court or agency of competent jurisdiction or other restraint or prohibition preventing the consummation of the Merger or any other transaction contemplated by the Merger Agreement or any statute, rule, regulation, order, injunction or decree enacted, entered, promulgated or enforced by any regulatory entity that prohibits, restricts or makes illegal consummation of the Merger, and the absence of any governmental action seeking to enjoin the Merger. Neither the Company nor Camelot is currently aware of any conditions to the Merger that are expected to be unfulfilled or waived at or prior to the Effective Time.

     The Merger Agreement also provides that each party's obligation to consummate and effectuate the Merger is subject to the fulfillment in all material respects as of the Effective Time, or waiver by such party, of the representations and warranties of the other party made pursuant to the Merger Agreement, and provides that the obligations, covenants and agreements of the other party to be performed pursuant to the Merger Agreement must have been duly performed and complied with in all material respects as of the Effective Time. Camelot's obligation to consummate and effectuate the Merger is also subject to it having obtained evidence of consents, permits and approvals of all third parties, no material adverse change having occurred with respect to the Company since January 31, 1998, the surrender of unexpired outstanding stock options to purchase Common Stock by all holders and the election by the holders of not more than 10% of the Company's Common Stock to demand dissenters' rights.

REGULATORY APPROVALS

     As a result of the proposed Merger, the Company and Camelot were required to file a notification with the Department of Justice (the "DOJ") and the Federal Trade Commission (the "FTC") under the HSR Act. The FTC and DOJ granted early termination of the thirty-day waiting period with respect to such notification effective as of June 16, 1998. As a result of such action, the Company and Camelot may proceed with the Merger without any additional DOJ or FTC approval.

     The Company is not aware of any other regulatory approvals that would be required for consummation of the Merger and the transactions contemplated thereby except as described above. Should any such approval be required, it is contemplated at this time that such approval would be sought. There can be no assurances, however, that any such approval, if required, could be obtained.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     THE FOLLOWING IS A SUMMARY OF CERTAIN ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO STOCKHOLDERS OF THE COMPANY. THE COMPANY HAS NOT OBTAINED AN OPINION OF TAX COUNSEL AS TO ANY OF THE ANTICIPATED TAX CONSEQUENCES OF THE MERGER. THE DISCUSSION SET FORTH BELOW CONSTITUTES ONLY A GENERAL DESCRIPTION OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO THE STOCKHOLDERS OF THE COMPANY, WITHOUT CONSIDERATION OF THE FACTS AND CIRCUMSTANCES OF THE SITUATION OF EACH OF THE COMPANY'S STOCKHOLDERS. THEREFORE, EACH STOCKHOLDER OF THE COMPANY IS URGED TO CONSULT HIS OR HER TAX OR FINANCIAL ADVISORS AS TO THE MATTERS DESCRIBED HEREIN AND ALSO AS TO ANY STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES ARISING AS A RESULT OF THE MERGER.

     The conversion of a stockholder's shares of Company Common Stock into the right to receive cash pursuant to the Merger will constitute a taxable transaction to such stockholder for federal income tax purposes. In general, a stockholder will recognize a gain or loss equal to the difference, if any, between (i) the sum of the cash payment and (ii) the stockholder's tax basis in such shares. Any gain or loss will be treated as capital gain or loss if the stock exchanged was held as a capital asset by the holder.

     The cash payments due to the holders of the Company's Common Stock (other than certain exempt entities and persons) upon the exchange thereof pursuant to the Merger will be subject to a 31% backup withholding tax by the Exchange Agent (as hereinafter defined) under federal income tax law unless certain requirements are met. Generally, the Exchange Agent will be required to deduct and withhold the tax if (i) the stockholder fails to furnish a taxpayer identification number ("TIN") to the Exchange Agent or fails to certify under penalty of perjury that such TIN is correct, or (ii) the Internal Revenue Service ("IRS") notifies the Exchange Agent that the TIN furnished by the stockholder is incorrect. Any amounts withheld by the Exchange Agent in collection of the backup withholding tax will reduce the federal income tax liability of the stockholders from whom such tax was withheld. The TIN of an individual stockholder is that stockholder's Social Security number.

     No ruling has been or will be requested from the IRS as to any of the tax effects to stockholders of the Company of the transactions discussed in this Proxy Statement, and no opinion of counsel has been or will be rendered to the Company's stockholders with respect to any of the tax effects of the Merger.

     BECAUSE THE TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH STOCKHOLDER AND OTHER FACTORS, EACH HOLDER OF STOCK OR OPTIONS OF THE COMPANY IS URGED TO CONSULT A TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO SUCH HOLDER (INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN OR OTHER TAX LAWS).

PAYMENT FOR SHARES

     In order to receive cash payment for their shares, holders of shares of the Company's Common Stock will be required to properly surrender the stock certificates representing such shares to the Exchange Agent, which will be The Bank of New York (the "Exchange Agent"). Within four business days after the Effective Time, the Exchange Agent will mail to each record holder of Common Stock as of the Effective Time a form letter of transmittal and instructions for use in effecting the surrender of certificates for payment of the cash consideration to be received in the Merger. The Exchange Agent will not be obligated to deliver the cash payment amount until a stockholder of the Company properly surrenders his or her certificate or certificates representing shares of Common Stock or, in lieu thereof, executes an appropriate affidavit of loss and indemnity agreement and bond as may be required by Camelot. STOCKHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD.

CONDUCT OF BUSINESS PENDING THE MERGER

     Except as provided in the Merger Agreement, during the period from the date of the Merger Agreement to the Effective Time, the Company and its subsidiaries have agreed to act and carry on their respective businesses in the usual, regular and ordinary course of business consistent with past practice and use their respective reasonable best efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with landlords, customers, suppliers, licensors, licensees, advertisers, distributors, lenders and others having business dealings with them and to preserve goodwill. Generally, the Merger Agreement further provides that during the period from the date of the Merger Agreement to the Effective Time, neither the Company nor any of its subsidiaries shall, without the prior written consent of MergerCo or except as provided in the Merger Agreement, do any of the following:

   (a)        declare, set aside or pay dividends on its capital stock, other than dividends paid to its parent;

   (b)        split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities;

   (c)        purchase, redeem or otherwise acquire any securities of the Company or any of its subsidiaries, except for the acquisition of shares of Common Stock from holders of stock options in full or partial payment of the exercise price payable upon exercise of outstanding stock options;

   (d)        authorize for issuance, issue, grant, deliver, sell, pledge or otherwise encumber any of its securities or the capital stock of any of its subsidiaries (other than the issuance of Common
              Stock upon the exercise of outstanding stock options in accordance with their terms);

   (e)        in the case of the Company, amend its Articles of Incorporation, By-Laws or other comparable charter or organizational documents;

   (f)        acquire or agree to acquire any business or any corporation, partnership, joint venture, association or other business organization or division thereof material to the Company;

   (g)        sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets, except for sales of inventory or the use of supplies, in either case in the ordinary course of business;

   (h)        incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings and for lease obligations, in each case incurred in the ordinary course of business;

   (i)        make any loans, advances or capital contributions to, or investments in, any person other than the Company or a subsidiary of the Company;

   (j)        pay, discharge or satisfy any claims (including claims of stockholders), liabilities or obligations
              (absolute, accrued, asserted or unasserted, contingent or otherwise), except for the payment, discharge or satisfaction of (i) liabilities or obligations in the ordinary course of business or
              (ii) claims settled or compromised to the extent permitted by the Merger Agreement, or waive, write-off, release, grant, or transfer any rights of material value or modify or change in any material respect any existing license, lease, permit, contract or other document, other than in the ordinary course of business;

                                       23

   (k)        adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

   (l)        enter into any collective bargaining agreement;

   (m)        amend, negotiate the terms of, enter into or renew any lease of real property, or fail to renew in a timely fashion any lease of real property to which the Company or any subsidiary is a party;

   (n)        enter into any new material contract or, except in the ordinary course of business, any other contract;

   (o)        change any material accounting principle used by it, except to the extent required by generally accepted accounting principles;

   (p)        settle or compromise any litigation other than settlements or compromises of litigation where the amount paid in settlement or compromise is not material to the Company;

   (q)        make any capital expenditures outside the ordinary course of business;

   (r)        delay or postpone the payment of accounts payable or any other liabilities outside the ordinary course of business; or

   (s)        authorize any of, or commit or agree to take any of, the foregoing actions.

     With respect to employment arrangements, the Merger Agreement provides that neither the Company nor any of its subsidiaries shall adopt or amend (except as may be required by law) any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust fund or other arrangement other than increases for individuals other than officers and directors in the ordinary course of business, or increase the compensation or fringe benefits of any person (other than increases for individuals other than officers and directors in the ordinary course of business) or pay any benefit not required by any existing plan, arrangement or agreement. The Company also agreed that except as disclosed in the Merger Agreement, neither the Company nor any of its subsidiaries would grant any new or modified severance, change-of-control or termination arrangement or increase or accelerate any benefits payable under its severance, change-of-control or termination pay policies in effect on the date of the Merger Agreement. Finally, the Company agreed that neither the Company nor any of its subsidiaries would effectuate a "plant closing" or "mass layoff," as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 or similar state law ("WARN"), affecting in whole or in part any site of employment, facility, operating unit or employee of the Company or any subsidiary, without the prior written consent of MergerCo or Camelot in advance and without complying with the notice requirements and other provisions of WARN.

NO SOLICITATION OF TRANSACTION PROPOSALS

     The Merger Agreement provides that neither the Company, its subsidiaries, nor any of their respective officers, directors, employees, agents or affiliates (collectively, "Representatives") will, directly or indirectly, (i) initiate, solicit, or knowingly encourage, or take any other action to facilitate knowingly any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any acquisition proposal (a "Transaction Proposal") to acquire all or any significant part of the business, properties or stock of the Company or its subsidiaries, whether by merger, consolidation, share exchange, recapitalization, business combination or similar transaction; sale, lease, exchange, mortgage, pledge or other disposition of 10% or more of the Company's assets; tender offer, exchange offer or the acquisition of 10% or more of the outstanding shares of Common Stock; or the public announcement or intention to do any of the foregoing; or (ii) enter into or maintain or continue discussions or negotiations in furtherance of such inquiries or to obtain a Transaction Proposal, or agree to or endorse any Transaction Proposal, or permit any Company Representative to take any such action.

     Notwithstanding the foregoing, the Company may: (i) furnish information to or otherwise respond to a person or entity that makes an unsolicited bona fide Transaction Proposal under certain circumstances; (ii) fail to make or withdraw or modify its recommendation with respect to the Merger Agreement if there exists a Transaction Proposal under certain circumstances; or (iii) make any recommendation to the Company's security holders pursuant to applicable securities laws under certain circumstances. In general, the Company may only take any of the foregoing actions if counsel to the Company, after consultation with counsel to Camelot, advises that such action is required for the Board of Directors of the Company to comply with its fiduciary duties to the Company's stockholders.

     Since its public disclosure of the terms of the Merger Agreement on June 4, 1998, the Company has not received any indications of interest from any third parties, including any of the other entities that had previously expressed an interest in the Company.

TERMINATION, AMENDMENT AND EXPENSES

     The Merger Agreement may be terminated and the Merger abandoned, notwithstanding approval of the Merger Agreement by the stockholders of the Company, at any time prior to the Effective Time (i) by mutual consent of the Company and MergerCo; (ii) by either such Board of Directors if (a) any government entity shall have issued a final and nonappealable order enjoining or prohibiting the Merger, (b) the Effective Time does not occur by October 15, 1998, (c) there is a material breach by the other party of its representations, warranties or obligations under the Merger Agreement, which breach has not been or cannot be cured within 20 days after receipt of written notice thereof, or
(d) by MergerCo or the Company if the stockholders of the Company fail to approve the Merger Agreement.

     In addition, the Merger Agreement provides that MergerCo may terminate the Merger Agreement if a person, group or entity acquires, after the date of the Merger Agreement, 20% or more of the issued and outstanding shares of Common Stock.

     The Merger Agreement may be amended at any time prior to the consummation of the Merger, except that after the approval of the Merger Agreement by the stockholders of the Company, the Merger Agreement may not be amended to change any provision that by law requires stockholder approval, without the further requisite approval of the stockholders entitled to vote thereon.

     The Merger Agreement provides that if the Merger Agreement is terminated pursuant to certain provisions after a Transaction Proposal has been made, the Company will, within five business days after termination of the Merger Agreement, pay or cause to be paid to Camelot a termination fee of $2,000,000. The Merger Agreement defines "Transaction Proposal" to mean, in general, certain transactions that would involve a change in control of the Company or a sale, lease or disposition of assets representing 10% or more of the Company's assets on a consolidated basis. See "APPROVAL OF THE MERGER--No Solicitation of Transaction Proposals."

     The Company and Camelot each will bear their costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby, except that the Company shall pay all costs of filing, printing and mailing this Proxy Statement and of obtaining the consents of any third parties. Camelot shall pay all HSR Act filing fees and the fees of the Exchange Agent.

ACCOUNTING TREATMENT

     The Merger is expected to be accounted for by Camelot under the "purchase" method of accounting in accordance with generally accepted accounting principles. As such, all assets and liabilities of the Company will be recorded at their fair market value at the Effective Time.

INTERESTS OF CERTAIN PERSONS

     The Merger Agreement provides that for the six-year period following the Effective Time, Camelot and the Company will indemnify the present and former directors and officers of the Company and its subsidiaries against all losses, expenses, claims, damages or liabilities arising out of actions or omissions occurring at or before the Effective Time. Such indemnification will be to the fullest extent permitted by applicable law and regulations and by Camelot's and the Company's articles of incorporation and bylaws.

     Concurrently with the execution of the Merger Agreement, certain members of the Spector family (Ann S. Lieff, Martin W. Spector and Rosalind Zacks)(collectively, the "Spector Family"), who are directors and principal stockholders of the Company, executed an agreement with Camelot and MergerCo (the "Voting Agreement") whereby each agreed, among other things, to vote in favor of the Merger all shares that they are entitled to vote on the Record Date except the Excluded Securities. Excluding options and the Excluded Securities, the Spector Family is entitled to vote shares representing approximately 46.4% of the total voting power of the Company's Common Stock as of the Record Date. Under the terms of the Merger Agreement, the Spector Family will receive consideration totaling approximately $8,107,829 for its shares and $312,610 for its stock options, assuming no options are exercised prior to the Effective Time. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT."

     The rest of the executive officers and directors of the Company will receive consideration totaling approximately $21,942 for their shares and $372,888 for their stock options, assuming no options are exercised prior to the Effective Time.

     Pursuant to the Merger Agreement, each of the Company's outstanding stock options will be surrendered and the holder thereof will be paid an amount determined by multiplying (i) the excess, if any, of the Per Share Amount over the applicable exercise price per share of Common Stock underlying such option by (ii) the number of shares of Common Stock underlying such option less applicable withholding taxes. Executive officers, former executive officers, directors and employees of the Company (a total of 14 persons) currently beneficially own stock options exercisable for an aggregate of 824,276 shares of Common Stock at an average exercise price of $1.54 per share. Pursuant to the Merger Agreement, such persons would receive cash payments totaling approximately $1,652,563 upon surrender of such options. Specifically (and assuming no options are exercised prior to the Effective Time), the five most highly compensated executive officers would receive aggregate consideration upon surrender of their options as follows: Ann S. Lieff would receive approximately $261,250; Rosalind S. Zacks would receive approximately $51,360; Donald A. Molta would receive approximately $278,738; and former executive officers, Jeffrey J. Fletcher and Barry J. Gibbons, would receive approximately $310,046 and $284,660, respectively.

     At the Effective Time, Camelot will enter into a consulting and non-competition agreement with Ann S. Lieff (the "Consulting Agreement"). The Consulting Agreement provides that Ms. Lieff will be available to consult with the chief executive officer of Camelot for a period beginning 60 days after the Effective Time and ending on the first anniversary of the Effective Time (the "Consulting Period"). Ms. Lieff will continue to receive salary (at her present rate) and employee benefits for a period of 60 days following the Effective Time and receive a severance payment of approximately $58,000 at the end of such period. Thereafter, she will receive an aggregate consulting fee of approximately $100,000, paid monthly, during the Consulting Period. The Consulting Agreement also provides that Ms. Lieff may not, directly or indirectly, engage in the specialty music retail business in any area in which Camelot conducts business until the end of the Consulting Period.

     Certain of the officers and certain headquarters and distribution center employees of the Company will receive severance and/or retention payments in connection with the consummation of the Merger. In general, headquarters and distribution center employees will receive one week's salary for each year such employee has worked for the Company, subject to a minimum severance payment of two week's salary and a maximum severance payment of twenty-six week's salary. In addition, certain officers and key employees will receive additional retention payments for agreeing to work and actually working for the Company for specified periods of time after the Effective Time. In order for any officer or employee to receive such severance payment and/or retention payment, such employee must continue his or her employment with the Company until so notified by Camelot. Camelot shall provide all employees eligible for severance payments with thirty days notice of termination. Two officers of the Company, Rosalind
S. Zacks and Donald A. Molta, will continue to receive salary (at their present rates) and employee benefits for a period of 90 days following the Effective Time and be eligible to receive severance and retention payments equal, in the aggregate, to approximately $55,000 and $54,000, respectively.

     At the Effective Time, Camelot will also enter into an extension of a real estate lease between the Company, as lessee, and a trust controlled by the Spector Family, as lessor, for property at which the Company operates a store (the "Lease"). The Lease relates to real estate currently leased by the Company from the trust and used as a store. Pursuant to the terms of the Lease, Camelot will have the option to renew the current lease for one year on the present terms and conditions and, upon the expiration thereof, to renew the current lease a second time for three years for minimum rent of $187,950 per year plus "Percentage Rent," as defined in the current lease, at the rate of six percent.

DISSENTERS' RIGHTS

     Under Section 607.1302 of the Florida Business Corporation Act (the "FBCA"), holders of the Company's Common Stock will have the right to dissent from the Merger. Section 607.1302 and related provisions of the FBCA are attached to this Proxy Statement as Appendix C.

     Any stockholder who elects to exercise his or her right to dissent and demand appraisal of the "fair value" of his or her shares must satisfy each of the following conditions. Before the vote on the proposed Merger Agreement, a dissenting stockholder must deliver to the Company a separate written notice of his or her intent to demand payment for his or her shares (the "Notice of Intent"), and must either vote against the Merger or abstain from voting. A vote in favor of the Merger Agreement will nullify any previously filed Notice of Intent. Within 10 days after the stockholder vote, every stockholder who filed a Notice of Intent and who did not vote in favor of the Merger Agreement will receive written notice of the approval of the Merger Agreement. Within 20 days after receiving this notice, a dissenting stockholder must file with the Company a notice of election to dissent (the "Notice of Dissent"). This Notice of Dissent must state the stockholder's name and address, the number, classes and series of shares as to which he or she dissents, and a demand for payment for the fair value of his or her shares. Simultaneously with the Notice of Dissent, the dissenting stockholder must surrender to the Company the certificates for the shares as to which he or she dissents. If a dissenting stockholder fails to comply with any of the conditions and the Merger becomes effective, he or she may be required to accept cash in accordance with the formula provided in the Merger Agreement.

     Any Notice of Intent or Notice of Dissent should be addressed to Spec's Music, Inc., 1666 N.W. 82nd Avenue, Miami, Florida 33126, Attention: Donald A. Molta, Vice President and Chief Financial Officer, and should be executed by or on behalf of the holder of record. The Notice of Intent and the Notice of Dissent must reasonably inform the Company of the identity of the stockholder and that such stockholder is thereby objecting to the Merger and electing to receive the fair value of his or her shares.

     Once a dissenting stockholder complies with the procedures outlined above, he or she is no longer entitled to vote or exercise any other rights as a Company stockholder and instead is entitled only to be paid the fair value of his or her shares. The right of a dissenting stockholder to be paid fair value terminates, and his or her status as a stockholder is restored without prejudice to any corporate proceedings that may have taken place in the interim, if (i) the demand for payment is withdrawn (which may occur at any time before an offer is made by the Company to pay for the dissenting stockholder's shares); (ii) the Merger is abandoned or the stockholders by a later vote revoke their approval of the Merger, (iii) no demand or petition for the determination of fair value by a court is made or filed within the time period contemplated by the FBCA; or (iv) a court of competent jurisdiction determines that the stockholder is not entitled to dissenters' rights.

     The Company must make a written offer to pay fair value to all dissenting stockholders who have made a proper demand for payment. This written offer must be made within 10 days after expiration of the period in which Company stockholders may file their Notices of Dissent, or within 10 days after the Effective Date of the Merger, whichever is later (but in no case later than 90 days from the stockholders' vote approving the Merger Agreement), and must meet certain other requirements of the FBCA. If the offer is accepted by the dissenting stockholder or the fair value of the dissenting stockholder's shares is otherwise agreed upon within 30 days, payment for the shares must be made within 90 days after the making of such offer or the consummation of the Merger, whichever is later. If the fair value of the dissenting stockholder's shares is not agreed upon by the dissenting stockholder, then a judicial determination of the fair value may be required and the expenses of such proceeding will be determined by the court and may be assessed against the surviving corporate entity, or may under certain circumstances be assessed as the court may deem equitable against any or all of the dissenting stockholders.

     STOCKHOLDERS ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN PROMPTLY THE ACCOMPANYING PROXY CARD TO THE COMPANY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD OR TO VOTE AT THE SPECIAL MEETING, A BROKER NON-VOTE OR AN ABSTENTION WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information as of the Record Date concerning the beneficial ownership, as such term is defined in Rule 13d-3 of the Commission under the Exchange Act, by each person known by the Company to be the beneficial owner of more than 5% of the Company's outstanding Common Stock, by each director, by all individuals who served as the Company's chief executive officer during its fiscal year ended July 31, 1997 ("Fiscal 1997"), by each of the Company's four most highly compensated executive officers who served during Fiscal 1997 and whose annual salary and bonus exceeded $100,000, and by all directors and officers of the Company as a group. All shares were owned directly with sole voting and dispositive power unless otherwise indicated.

                                                        AMOUNT AND NATURE        PERCENT
       NAME OF BENEFICIAL OWNER                      OF BENEFICIAL OWNERSHIP     OF CLASS
       ------------------------------------------   -------------------------   ---------
a)     Directors and Officers ...................

       Ann Spector Lieff (1)(2)(3) ..............           1,467,658              27.0%
        President, Chief Executive
        Officer and Director
        1666 Northwest 82nd Avenue
        Miami, Florida 33126

       Rosalind Spector Zacks(1)(3)(4) ..........           1,364,469              25.5%
        Vice President and Director
        1666 Northwest 82nd Avenue
        Miami, Florida 33126

       Jeffrey J. Fletcher(3)(5) ................             155,998               2.9%
       Barry J. Gibbons(3)(6) ...................             136,878               2.5%
       Arthur H. Hertz(3) .......................              36,000                 *
       Richard J. Lampen(3)(7) ..................              23,649                 *
       Martin W. Spector (8) ....................             105,938               2.1%
       All directors and officers as a group
        (9 persons including those
        (named above)(9) ........................           3,270,191              55.0%

b)     Other Beneficial Owners ..................

       Stephen T. Watson(10) ....................             306,000               5.8%
        315 Post Road West
        Westport, Connecticut 06881

----------------
  *  Represents ownership of less than 1%.

 (1) Ms. Lieff and Ms. Zacks have entered into an agreement whereby each has granted to the other certain first refusal rights with respect to the Common Stock owned by each of them and certain rights to purchase such stock in the event of death.

 (2) Does not include 2,500 shares owned by Ms. Lieff's husband, as to which Ms. Lieff disclaims beneficial ownership. Includes 8,300 shares held by the minor children of Ms. Lieff, and 136,448 shares held in the Spec's Music, Inc. 401(k) Plan over which Ms. Lieff and Ms. Zacks have shared voting and investment power in their capacities as trustees of such plan.

 (3) This number represents outstanding shares of Common Stock owned by such person as of the Record Date plus shares which may be purchased under stock options held by such person and presently exercisable or exercisable immediately if the Merger is approved by the Company's stockholders, as follows: Ann Spector Lieff, 148,000 options; Rosalind S. Zacks, 51,200 options; Arthur H. Hertz, 31,000 options; Richard J. Lampen, 22,000 options; Donald A. Molta, 111,000 options; Jeffrey J. Fletcher, 155,998 options; and Barry J. Gibbons, 130,878 options.

 (4) Includes 8,300 shares held by the minor children of Ms. Zacks and 136,448 shares held in the Spec's Music, Inc. 401(k) Plan over which Ms. Lieff and Ms. Zacks have shared voting and investment power in their capacities as trustees of such plan.

 (5) Mr. Fletcher resigned as an officer of the Company effective July 22, 1997. To the Company's knowledge, this number represents the number of shares of Common Stock beneficially owned by Mr. Fletcher.

 (6) Mr. Gibbons resigned as an officer and director of the Company effective June 23, 1997 and June 30, 1997, respectively. To the Company's knowledge, this number represents the number of shares of Common Stock beneficially owned by Mr. Gibbons.

 (7) Includes 1,649 shares held by Richard J. Lampen as Custodian for Katharine and Caroline Lampen under the Florida Gift to Minors Act.

 (8) Does not include 5,049 shares owned by a trust for which Mr. Spector's wife, Dorothy J. Spector, acts as trustee, as to which Mr. Spector disclaims beneficial ownership.

 (9) Includes 650,076 shares which may be purchased pursuant to outstanding stock options which are presently exercisable or exercisable immediately if the Merger is approved by the Company's stockholders. Also includes the 136,448 shares held in the Spec's Music, Inc. 401(k) Plan over which Ms. Lieff and Ms. Zacks have shared voting and investment power in their capacities as trustees of such plan.

(10) Based solely on information contained in a Schedule 13G dated March 2, 1998 filed with the Securities and Exchange Commission. The listed shares are held by a private investment partnership, an offshore investment company and several managed accounts, as to all of which Mr. Watson has sole investment authority.

                             STOCKHOLDER PROPOSALS

     If the Merger is not consummated prior to the Company's 1998 Annual Meeting of Stockholders, as disclosed in the Company's proxy statement for its 1997 Annual Meeting of Stockholders, any proposals of stockholders to be presented at such meeting must be received by the Company no later than July 6, 1998 for inclusion in the Company's proxy statement relating to such meeting, subject to the rules and regulations of the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, filed by the Company with the Commission under the Exchange Act, are incorporated by reference into this Proxy Statement:

     (a) The Company's Annual Report on Form 10-K for the fiscal year ended July 31, 1997; and

     (b) The Company's Quarterly Reports on Form 10-Q for the quarters ended October 31, 1997, January 31, 1998 and April 30, 1998.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of the Special Meeting are hereby incorporated by reference into this Proxy Statement and deemed a part hereof from the date of filing such documents.

     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or a later filed document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Proxy Statement.

     Any person to whom a copy of this Proxy Statement is delivered may obtain without charge, upon written or oral request, copies of any of the documents incorporated herein by reference, with the exception of the exhibits to such documents (unless such exhibits are specifically incorporated by reference in such document). Requests for any of these documents should be directed to Donald A. Molta, Vice President and Chief Financial Officer, Spec's Music, Inc., 1666 N.W. 82nd Avenue, Miami, Florida 33126, telephone number: (305) 592-7288.

                                 OTHER MATTERS

     As of the date of this Proxy Statement, the Board of Directors knows of no additional matters that will be presented for consideration at the Special Meeting. Execution of a proxy, however, confers on the designated proxy holders discretionary authority to vote the shares covered thereby in accordance with their best judgment on such other business, if any, that may properly come before the Special Meeting or any adjournment or postponement thereof.

                                        BY ORDER OF THE BOARD OF DIRECTORS

                                        Dorothy J. Spector
                                        SECRETARY

June 30, 1998

                                  APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                         CAMELOT MUSIC HOLDINGS, INC.,

                              SM ACQUISITION, INC.

                                      AND

                               SPEC'S MUSIC, INC.

                           DATED AS OF JUNE 3, 1998

                               TABLE OF CONTENTS

                                                                      PAGE
                                                                      ----
ARTICLE I THE MERGER ..............................................   A-6
1.1  The Merger ...................................................   A-6
1.2  Closing ......................................................   A-6
1.3  Effective Time ...............................................   A-7
1.4  Effects of the Merger ........................................   A-7
1.5  Articles of Incorporation; Bylaws ............................   A-7
1.6  Directors ....................................................   A-7
1.7  Officers .....................................................   A-7
ARTICLE II EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
  CONSTITUENT CORPORATIONS ........................................   A-7
2.1  Effect on Capital Stock ......................................   A-7
2.2  Stock Option Plans; Other Stock Options ......................   A-8
2.3  Exchange of Certificates .....................................   A-9
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY .........  A-10
3.1  Organization, Standing and Corporate Power ...................  A-10
3.2  Subsidiaries .................................................  A-11
3.3  Capital Structure ............................................  A-11
3.4  Authority; Noncontravention; Consents and Approvals ..........  A-12
3.5  SEC Documents; Undisclosed Liabilities .......................  A-13
3.6  Information Supplied .........................................  A-13
3.7  Absence of Certain Changes or Events .........................  A-13
3.8  Litigation; Labor Matters; Compliance with Laws ..............  A-14
3.9  Employee Matters .............................................  A-14
3.10 Taxes ........................................................  A-17
3.11 Environmental matters ........................................  A-18
3.12 Material Contracts ...........................................  A-19
3.13 Brokers; Legal Counsel .......................................  A-20
3.14 Opinion of Financial Advisor .................................  A-20
3.15 Board Recommendation .........................................  A-20
3.16 Required Company Vote ........................................  A-20
3.17 State Takeover Statutes ......................................  A-20
3.18 Intellectual Property; Software ..............................  A-21
3.19 Related Party Transactions ...................................  A-22
3.20 Permits ......................................................  A-22
3.21 Insurance Policies ...........................................  A-22
3.22 Good Title to and Condition of Assets ........................  A-23
3.23 Real Estate ..................................................  A-23
3.24 Certain Business Practices ...................................  A-25
3.25 Suppliers and Customers ......................................  A-25
3.26 Product Warranties ...........................................  A-25
3.27 Sole Representations .........................................  A-25
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER AND
  MERGERCO ........................................................  A-25
4.1  Organization, Standing and Corporate Power ...................  A-25
4.2  Subsidiaries .................................................  A-25
4.3  Capital Structure ............................................  A-25
4.4  Authority; Noncontravention; Consents and Approvals ..........  A-26
4.5  Brokers ......................................................  A-26
4.6  Financing ....................................................  A-26
4.7  Information Supplied .........................................  A-27
4.8  Absence of Certain Changes or Events .........................  A-27

                                                                      PAGE
                                                                      ----
4.9  Litigation; Labor Matters; Compliance with Laws ..............  A-27
4.10 Sole Representations .........................................  A-27
ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS PRIOR TO
  MERGER ..........................................................  A-27
5.1  Conduct of Business of the Company ...........................  A-27
5.2  Changes in Employment Arrangements ...........................  A-29
5.3  Severance ....................................................  A-29
5.4  WARN .........................................................  A-30
ARTICLE VI ADDITIONAL AGREEMENTS ..................................  A-30
6.1  Preparation of Proxy Statement; Stockholders Meeting .........  A-30
6.2  Access to Information, Confidentiality .......................  A-31
6.3  Reasonable Best Efforts ......................................  A-31
6.4  Indemnification ..............................................  A-32
6.5  Public Announcements .........................................  A-33
6.6  No Solicitation ..............................................  A-33
6.7  Resignation of Directors .....................................  A-35
6.8  Employee Benefits ............................................  A-35
6.9  Notification of Certain Matters ..............................  A-35
6.10 State Takeover Laws ..........................................  A-35
6.11 Physical Inventory ...........................................  A-36
6.12 Repayment of Indebtedness ....................................  A-36
6.13 Severance ....................................................  A-36
6.14 Access for Point of Sale Installation ........................  A-36
ARTICLE VII CONDITIONS PRECEDENT ..................................  A-36
7.1  Conditions to Each Party's Obligation ........................  A-36
7.2  Conditions to Obligations of the Buyer and MergerCo. .........  A-38
7.3  Conditions to Obligation of the Company ......................  A-38
ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER ....................  A-38
8.1  Termination ..................................................  A-38
8.2  Effect of Termination ........................................  A-39
8.3  Amendment ....................................................  A-40
8.4  Extension; Waiver ............................................  A-40
8.5  Procedure for Termination, Amendment, Extension or Waiver ....  A-40
ARTICLE IX GENERAL PROVISIONS .....................................  A-40
9.1  Nonsurvival of Representations and Warranties ................  A-40
9.2  Fees and Expenses ............................................  A-40
9.3  Notices ......................................................  A-41
9.4  Definitions ..................................................  A-42
9.5  Interpretation ...............................................  A-43
9.6  Counterparts .................................................  A-43
9.7  Entire Agreement; No Third-Party Beneficiaries ...............  A-43
9.8  Governing Law ................................................  A-43
9.9  Assignment ...................................................  A-43
9.10 Enforcement ..................................................  A-43

                             TABLE OF DEFINITIONS

DEFINITION                                                           PAGE
----------------------------------                                   ----
affiliate .........................................................  A-42
Agreement .........................................................   A-6
Articles of Merger ................................................   A-7
Benefit Plans .....................................................  A-15
business day ......................................................  A-42
Buyer .............................................................   A-6
Camelot Music .....................................................   A-6
Camelot Southeast .................................................   A-6
Certificates ......................................................   A-9
Closing ...........................................................   A-7
Closing Date ......................................................   A-7
COBRA .............................................................  A-17
Code ..............................................................  A-15
Common Stock ......................................................   A-6
Company ...........................................................   A-6
Company Intellectual Property .....................................  A-21
Company Legal Counsel .............................................  A-20
Company Stockholder Approval ......................................   A-6
Consolidated Group ................................................  A-17
Consultant ........................................................  A-32
Consulting Agreement ..............................................  A-32
Contracts .........................................................  A-19
Costs .............................................................  A-32
D&O Policy ........................................................  A-33
Diligent Inquiry ..................................................  A-18
Disclosure Schedule ...............................................  A-11
Dissenting Shares .................................................   A-8
Effective Time ....................................................   A-7
Environmental Claim ...............................................  A-18
Environmental Laws ................................................  A-19
Environmental Permits .............................................  A-19
ERISA .............................................................  A-15
ERISA Affiliate ...................................................  A-17
Exchange Act ......................................................  A-12
Exchange Agent ....................................................   A-9
Exchange Fund .....................................................  A-10
Excluded Shares ...................................................   A-8
FBCA ..............................................................   A-6
Form 10 ...........................................................  A-27
GAAP ..............................................................  A-13
Governmental Entity ...............................................  A-12
Hazardous Materials ...............................................  A-19
HSR Act ...........................................................  A-12
Indemnified Parties ...............................................  A-32
Intellectual Property .............................................  A-21
Inventory .........................................................  A-23
knowledge .........................................................  A-42
Landlord ..........................................................  A-32
Lease Amendment ...................................................  A-32
Leasehold Premises ................................................  A-23
Leases ............................................................  A-23

DEFINITION                                                           PAGE
----------------------------------                                   ----
Liens .............................................................  A-11
Material ..........................................................  A-42
Material Adverse Change ...........................................  A-42
Material Adverse Effect ...........................................  A-43
Material Contract .................................................  A-19
Material Contracts ................................................  A-19
Material Permits ..................................................  A-22
Materially ........................................................  A-42
Merger ............................................................   A-6
Merger Consideration ..............................................   A-8
MergerCo ..........................................................   A-6
NASDAQ ............................................................  A-32
Owned Properties ..................................................  A-23
Permits ...........................................................  A-19
Permitted Changes .................................................  A-28
Permitted Encumbrances ............................................  A-24
person ............................................................  A-43
Proceeding ........................................................  A-33
Proprietary Information ...........................................  A-21
Proxy Statement ...................................................  A-12
Recent SEC Documents ..............................................  A-13
SEC ...............................................................  A-43
SEC Documents .....................................................  A-13
SEC Financial Statements ..........................................  A-13
Section 6.8 Plans .................................................  A-35
Securities Act ....................................................  A-12
Selling Supplies ..................................................  A-23
Software ..........................................................  A-22
Spread ............................................................   A-9
Stock Option Plans ................................................   A-8
Stock Options .....................................................   A-8
Stockholders Meeting ..............................................  A-31
Subsidiaries ......................................................  A-11
subsidiary ........................................................  A-43
Surrender Agreement ...............................................   A-8
Surviving Corporation .............................................   A-6
Tax Return ........................................................  A-17
Taxes .............................................................  A-17
Termination Fee ...................................................  A-41
Transaction Proposal ..............................................  A-34
Voting Agreement ..................................................   A-6
WARN ..............................................................  A-30
Written ...........................................................  A-18
Year End Balance Sheet ............................................  A-13

                         AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into as of this 3rd day of June, 1998 by and among Camelot Music Holdings, Inc., a Delaware corporation (the "Buyer"), SM Acquisition, Inc., a Florida corporation and wholly owned indirect subsidiary of the Buyer ("MergerCo"), and Spec's Music, Inc., a Florida corporation (the "Company").

     WHEREAS, MergerCo is a wholly owned direct subsidiary of Camelot Southeast Region, Inc., a Delaware corporation ("Camelot Southeast"), Camelot Southeast is a wholly owned direct subsidiary of Camelot Music, Inc., a Pennsylvania corporation ("Camelot Music"), and Camelot Music is a wholly owned direct subsidiary of the Buyer;

     WHEREAS, the respective Boards of Directors of the Company, the Buyer and MergerCo have determined that the merger of MergerCo with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, would be advisable and in the best interests of their respective companies and stockholders, and such Boards of Directors have approved the Merger, pursuant to which each share of common stock, par value $.01 per share, of the Company ("Common Stock") issued and outstanding immediately prior to the Effective Time (as defined in Section 1.3) will be converted into the right to receive cash, other than (a) shares of Common Stock owned, directly or indirectly, by the Buyer or any subsidiary (as defined in Section 9.4) of the Buyer and (b) Dissenting Shares (as defined in Section 2. l(d));

     WHEREAS, the Merger and this Agreement require the affirmative vote of a majority of the issued and outstanding shares of Common Stock for the approval thereof (the "Company Stockholder Approval");

     WHEREAS, simultaneously with the execution hereof, certain stockholders of the Company have executed and delivered to the Buyer and MergerCo a Voting Agreement of even date herewith (the "Voting Agreement") pursuant to which such stockholders have agreed to vote for the Merger and the adoption of this Agreement, and which Voting Agreement has been relied upon by the Buyer and MergerCo in their decision to execute this Agreement; and

     WHEREAS, the Buyer, MergerCo and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various terms of and conditions to the Merger.

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                   ARTICLE I

                                  THE MERGER

  1.1 THE MERGER.

     (a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Florida Business Corporation Act (the "FBCA"), MergerCo shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate existence of MergerCo shall cease, and the Company shall thereafter continue as the surviving corporation (the "Surviving Corporation") and shall be a wholly owned indirect subsidiary of the Buyer.

     (b) At the Effective Time, the corporate existence of the Company, with all its rights, privileges, powers and franchises, shall continue unaffected and unimpaired by the Merger.

     1.2 CLOSING. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section
8.1 and subject to the satisfaction or
waiver of the conditions set forth in Article VII, the closing of the Merger (the "Closing") shall take place at 10:00 a.m., local time, on the second business day after satisfaction or waiver of the conditions set forth in
Article VII (the "Closing Date"), at the offices of Holland & Knight LLP, 701 Brickell Avenue, Miami, Florida 33131, unless another date, time or place is agreed to in writing by the parties hereto.

     1.3 EFFECTIVE TIME. On the Closing Date, the parties shall cause articles of merger in substantially the form attached hereto as Exhibit A (the "Articles of Merger"), executed in accordance with the relevant provisions of the FBCA, to be delivered to the Department of State of the State of Florida for filing by the Department as provided in Sections 607.0125 and 607.1105 of the FBCA. Upon the completion of such filing, or at such other time as may be specified in such filing, the Merger shall become effective in accordance with the FBCA. The time and date on which the Merger becomes effective is herein referred to as the "Effective Time."

     1.4 EFFECTS OF THE MERGER. The Merger shall have the effects specified in the FBCA.

     1.5 ARTICLES OF INCORPORATION; BYLAWS.

     (a) At the Effective Time and without any further action on the part of the Company or MergerCo, the Articles of Incorporation of MergerCo, as in effect immediately prior to the Effective Time, shall be amended to change the name of the Surviving Corporation to "Spec's Music, Inc.", and, as so amended, until thereafter further amended as provided therein and under the FBCA, shall become the Articles of Incorporation of the Surviving Corporation.

     (b) At the Effective Time and without any further action on the part of the Company or MergerCo, the Bylaws of MergerCo, as in effect immediately prior to the Effective Time, shall become the Bylaws of the Surviving Corporation until thereafter amended or repealed in accordance with their terms and the Articles of Incorporation of the Surviving Corporation and as provided under the FBCA.

     1.6 DIRECTORS. The directors of MergerCo at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     1.7 OFFICERS. The officers of MergerCo at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                  ARTICLE II

                   EFFECT OF THE MERGER ON THE CAPITAL STOCK
                        OF THE CONSTITUENT CORPORATIONS

     2.1 EFFECT ON CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of shares of Common Stock or shares of capital stock of MergerCo:

     (a) COMMON STOCK OF MERGERCO. Each share of common stock of MergerCo issued and outstanding immediately prior to the Effective Time shall be converted into one share of the common stock, par value $.01 per share, of the Surviving Corporation.

     (b) CANCELLATION OF TREASURY STOCK. Each share of Common Stock that is owned by the Company or by any wholly owned subsidiary of the Company shall automatically be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

     (c) CONVERSION OF COMMON STOCK. Except as otherwise provided herein and subject to Section 2.3, each issued and outstanding share of Common Stock, other than shares owned by the Buyer, MergerCo or any other direct or indirect subsidiary of the Buyer (collectively, the "Excluded Shares"), and other than Dissenting Shares (as defined in Section 2.1(d)) and treasury stock, shall be converted into the right to receive in cash from the Company following the Merger an amount equal to $3.30 (the "Merger Consideration"). Contextually, the term "Merger Consideration" shall mean the per share amount in reference to the consideration designated on a per share basis, and otherwise shall refer to the aggregate consideration represented by the per share amount multiplied by the total number of shares of Common Stock then outstanding, including Dissenting Shares.

     (d) DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, shares of Common Stock issued and outstanding immediately prior to the Effective Time with respect to which the holder has and exercises the right to dissent from the Merger and demand payment for such shares in accordance with Section 607.1302 of the FBCA (or any successor provision) ("Dissenting Shares") shall not be converted into the right to receive the Merger Consideration unless such holder fails to perfect or otherwise withdraws, forfeits or loses such holder's right to such dissent and demand, if any. Such holder of Dissenting Shares shall have the rights set forth in Sections 607.1301, 607.1302 and 607.1320 of the FBCA, subject to the failure to perfect, withdrawal, forfeiture or loss of such rights under such sections. If, after the Effective Time, such holder fails to perfect or withdraws, forfeits or loses any such right to dissent and demand payment with respect to any such shares of Common Stock, each such share shall be treated as a share that had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with this Section 2.1. The Company shall give prompt notice to MergerCo of any notices of election to dissent and demand payment received by the Company, and MergerCo shall have the right to participate in and, at MergerCo's reasonable discretion, to direct all communications, negotiations and proceedings with respect to such demands. At or before the Effective Time, the Company shall not, except with the prior written consent of MergerCo, make any payment with respect to, or settle or offer to settle, any such demands.

     (e) CANCELLATION AND RETIREMENT OF EXCLUDED SHARES. Each Excluded Share issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

     (f) CANCELLATION AND RETIREMENT OF COMMON STOCK. As of the Effective Time, all shares of Common Stock (other than shares referred to in Section 2.1(b)) issued and outstanding immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Common Stock shall, to the extent such certificate represents such shares, cease to have any rights with respect thereto, except the right to receive the Merger Consideration applicable thereto, upon surrender of such certificate in accordance with Section 2.3, and subject to Section 2.1(d).

     2.2 STOCK OPTION PLANS; OTHER STOCK OPTIONS.

     (a) As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee administering the Stock Option Plans (as defined below)) shall adopt such resolutions or take such other actions as may be required to cause all outstanding unexpired options to purchase shares of Common Stock ("Stock Options") that were granted under the Company's 1986 Incentive Stock Plan, as amended, 1993 Incentive Stock Plan, 1993 Non-Employee Directors Stock Option Plan and 1996 Non-Employee Directors Stock Option Plan (collectively, the "Stock Option Plans") to become fully vested and exercisable immediately prior to, but contingent upon, the Effective Time. Each Stock Option Plan shall be terminated, cancelled and discontinued effective at the Effective Time.

     (b) The Company shall use its best efforts to obtain prior to the Effective Time from each holder of any unexpired outstanding Stock Option (whether granted under a Stock Option Plan or otherwise) an agreement, in substantially the form attached hereto as Exhibit B (a "Surrender Agreement"), to surrender as of the Effective Time all Stock Options held by such holder and outstanding immediately prior to the Effective Time, regardless of the exercise price thereof, in exchange for payment (subject to any applicable withholding taxes), with respect to each such Stock Option having an exercise price less than the per share Merger Consideration, in an amount (the "Spread") equal to the product of
(i) the total number of shares of Common Stock subject to such Stock Option and
(ii) the excess of the per share Merger Consideration over the exercise price per share of Common Stock subject to such Stock Option. Subject to the terms of the applicable Surrender Agreement, the Spread shall be payable in cash at the Effective Time to each Stock Option holder who has executed a Surrender Agreement covering all such holder's Stock Options and delivered such Surrender Agreement to MergerCo prior to the Effective Time. The Spread shall thereafter be payable in cash to any remaining holder of Stock Options upon execution of a Surrender Agreement and delivery thereof to the Company, provided, however, that this sentence shall not be deemed a waiver of any of the conditions to the obligations of the Buyer and MergerCo set forth in Section 7.2(i) hereof.

     (c) Except as otherwise agreed to in writing by the parties, the Stock Option Plans and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any of its subsidiaries shall terminate as of the Effective Time, and the Company shall ensure that following the Effective Time no holder of a Stock Option nor any participant in any Stock Option Plan nor any holder of any other interest in respect of the capital stock of the Company or any of its subsidiaries shall have any right thereunder to acquire equity securities of the Company or its subsidiaries.

     (d) The Company hereby represents and warrants that upon taking of the actions specified above, immediately following the Effective Time, and after giving effect to the payments described in this Section 2.2, no holder of a Stock Option nor any participant in any Stock Option Plan nor the holder of any warrant or option to purchase Common Stock (including, without limitation, Barry J. Gibbons and Jeffrey J. Fletcher) shall have the right thereunder to acquire equity securities of the Company, any subsidiary of the Company or any other benefit.

     2.3 EXCHANGE OF CERTIFICATES.

     (a) EXCHANGE AGENT. At or before the Effective Time, the Buyer shall deposit the aggregate Merger Consideration, or cause the aggregate Merger Consideration to be deposited, with The Bank of New York, which shall act as exchange agent (the "Exchange Agent") for the benefit of the holders of shares of Common Stock to be exchanged in accordance with this Article II. Within four business days after the Effective Time, the Exchange Agent shall mail to each record holder (other than holders of Excluded Shares), as of the Effective Time, of an outstanding certificate or certificates that immediately prior to the Effective Time represented shares of Common Stock (the "Certificates"), a letter of transmittal and instructions, in substantially the form attached hereto as Exhibit C, for use in effecting the surrender of the Certificates for payment.

     (b) EXCHANGE PROCEDURES.

          (i) After the Effective Time, each holder of an outstanding Certificate or Certificates shall, upon surrender to the Exchange Agent of such Certificate or Certificates and acceptance thereof by the Exchange Agent, be entitled to receive, and the Buyer shall cause the Exchange Agent to promptly pay, the amount of cash into which such Certificate or Certificates shall have been converted pursuant to this Agreement.

          (ii) After the Effective Time, there shall be no further transfer on the records of the Company or its transfer agent of Certificates, and if Certificates are presented to the Company for transfer, they shall be canceled against delivery of cash. If cash is to be remitted to a person in a name other than that in which the Certificate surrendered for exchange is registered, it shall be a condition of such exchange that the Certificate so surrendered be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and that the person requesting such exchange pay to the Company or its transfer agent any transfer or other taxes required or establish to the reasonable satisfaction of the Company or its transfer agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this
     Section 2.3(b), and subject to Section 2.1(d), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration applicable thereto as contemplated by Section 2.1. No interest shall be paid or shall accrue on any cash payable as Merger Consideration or in lieu of any fractional shares of Common Stock.

          (iii) In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Buyer, the posting by such person of a bond in such amount as the Buyer may reasonably direct as indemnity against any claim that may be made against the Buyer, MergerCo or the Company with respect to such Certificate, or the provision of other reasonable assurances requested by the Buyer, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

     (c) NO FURTHER OWNERSHIP RIGHTS IN COMMON STOCK EXCHANGED FOR CASH. All cash paid upon the surrender for exchange of Certificates in accordance with the terms of this Article II shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Common Stock represented by such Certificates.

     (d) TERMINATION OF EXCHANGE FUND. Any portion of the Merger Consideration deposited with the Exchange Agent pursuant to this Section 2.3 (the "Exchange Fund") that remains undistributed to the holders of the Certificates six months after the Effective Time shall be delivered to the Company, upon demand, and any holders of shares of Common Stock prior to the Effective Time who have not theretofore complied with this Article II shall thereafter look only to the Company and only as general creditors thereof for payment of their claim for cash, if any, to which such holders may be entitled.

     (e) MERGER CONSIDERATION FOR DISSENTING SHARES. Any portion of the aggregate Merger Consideration deposited with the Exchange Agent to pay for Dissenting Shares for which the right to dissent and demand payment pursuant to Sections 607.1302 and 607.1320 of the FBCA shall have been perfected shall be returned to the Surviving Corporation, upon demand.

     (f) NO LIABILITY. None of the Buyer, MergerCo, the Company or the Exchange Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates have not been surrendered prior to the earlier of (i) three years after the Effective Time and (ii) immediately prior to such date on which any cash, if any, in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.4), any such cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Company, free and clear of all claims or interest of any person previously entitled thereto.

     (g) INVESTMENT OF EXCHANGE FUND. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by the Company on a daily basis. Any interest and other income resulting from such investments shall be paid to the Company.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to the Buyer and MergerCo that:

     3.1 ORGANIZATION, STANDING AND CORPORATE POWER. Each of the Company and each of its Subsidiaries (as defined in Section 3.2) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of the Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect (as defined in Section 9.4) with respect to the Company. Attached as Section 3.1 of the disclosure schedule (the "Disclosure Schedule") delivered to MergerCo by the Company at the time of execution of this Agreement are complete and correct copies of the Articles of Incorporation and By-Laws of the Company, as in effect on the date of this Agreement. The Company has delivered to MergerCo complete and correct copies of the articles of incorporation and bylaws (or other comparable organizational documents) of each of its Subsidiaries, in each case as amended to the date of this Agreement.

     3.2 SUBSIDIARIES. The only direct or indirect subsidiaries of the Company are those listed in Section 3.2 of the Disclosure Schedule (the "Subsidiaries"). All the outstanding shares of capital stock of each such Subsidiary have been validly issued and are fully paid and nonassessable and are owned (of record and beneficially) by the Company, by another wholly owned Subsidiary of the Company or by the Company and another such wholly owned Subsidiary, free and clear of all pledges, claims, liens, charges, encumbrances, mortgages, adverse claims, restrictions and security interests of any kind or nature whatsoever (collectively, "Liens"), except as set forth in
Section 3.2 of the Disclosure Schedule. Except for the ownership interests set forth in Section 3.2 of the Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, business association, joint venture or other entity.

     3.3 CAPITAL STRUCTURE. The authorized capital stock of the Company consists of (i) 10,000,000 shares of Common Stock, par value $.01 per share, and (ii) 5,635 shares of preferred stock, par value $1.00 per share. Subject to any Permitted Changes (as defined in Section 5.1(d)) there are, as of the close of business on May 29, 1998: (i) 5,300,469 shares of Common Stock issued and outstanding; (ii) 8,239 shares of Common Stock held in the treasury of the Company; and (iii) 824,266 shares of Common Stock issuable upon exercise of outstanding Stock Options. Section 3.3 of the Disclosure Schedule sets forth the following information with respect to each unexpired outstanding Stock
Option: (1) the number of shares of Common Stock for which such Stock Option is exercisable; (2) the holder of such Stock Option; (3) the exercise price; (4) the grant date; and (5) the expiration date. Except as set forth above or in
Section 3.3 of the Disclosure Schedule, no shares of capital stock or other equity securities of the Company are issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all shares that may be issued pursuant to the Stock Option Plans, including any increases pursuant to existing contractual obligations, and the other Stock Options will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth on
Section 3.3 of the Disclosure Schedule, there are no outstanding bonds, debentures, notes or other indebtedness or other securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth above or in Section 3.3 of the Disclosure Schedule, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity or voting securities of the Company or of any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except as disclosed in
Section 3.3 of the Disclosure Schedule, (i) there are no outstanding contractual obligations, commitments, understandings or arrangements of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of the Company or any of its Subsidiaries and (ii) to the knowledge of the Company, there are no irrevocable proxies with respect to shares of capital stock of the Company or any subsidiary of the Company. Section 3.3 of the Disclosure Schedule sets forth the record and, to the knowledge of the Company, beneficial ownership of, and voting power in respect of, the capital stock of the Company held by the Company's directors, officers and stockholders owning 5% or more of the outstanding Common Stock. Except as set forth on Section 3.3 of the Disclosure Schedule, there are no agreements or arrangements pursuant to which the Company is or could be required to register shares of Common Stock or other securities under the Securities Act of 1933, as amended (the "Securities Act") or other agreements or arrangements with, between or among any security holders of the Company with respect to securities of the Company.

     3.4 AUTHORITY; NONCONTRAVENTION; CONSENTS AND APPROVALS. The Company has the requisite corporate and other power and authority to enter into this Agreement and, subject to the Company Stockholder Approval with respect to the consummation of the Merger, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Company's Board of Directors, which constitutes all necessary corporate action on the part of the Company, subject, in the case of the Merger, to the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, subject to the Company Stockholder Approval in the case of the Merger, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity. Except as disclosed in Section 3.4 of the Disclosure Schedule, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, conflict with, or result in (a) any breach or violation of, or default (with or without notice or lapse of time, or both) under, or right of termination, cancellation, acceleration or "put", with respect to any obligation or (b) the loss of a benefit or other right or (c) the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries, under (i) the Articles of Incorporation or Bylaws of the Company or the comparable organizational documents of any of its Subsidiaries, (ii) any loan or credit agreement, note, note purchase agreement, bond, mortgage, indenture, Lease (as defined in Section 3.23) or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its Subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to the Company or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (i), (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or Liens that individually or in the aggregate would not have a Material Adverse Effect with respect to the Company or would not prevent, hinder or materially delay the ability of the Company and/or MergerCo to consummate the transactions contemplated by this Agreement if not cured or waived by the Closing Date. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any federal, state, territorial, commonwealth or local government or governmental authority or agency or any court, administrative agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), or any other person under any Lease, Contract (as defined in Section 3.12) or other instrument to which the Company or any Subsidiary is a party or to which any of its properties is subject, is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) the filing of a pre-merger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing with the SEC of (x) a proxy statement relating to the Company Stockholder Approval (such proxy statement as amended or supplemented from time to time, the "Proxy Statement"), and (y) such reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act") as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) the filing of the Articles of Merger by the Department of State of the State of Florida and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, and (iv) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices as are set forth in Section 3.4 of the Disclosure Schedule.

     3.5 SEC DOCUMENTS; UNDISCLOSED LIABILITIES. The Company has timely filed all required reports, schedules, forms, statements and other documents with the SEC since August 1, 1992 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, as amended, the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents (including any and all financial statements included therein) as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Except to the extent revised or superseded by a subsequent filing with the SEC (a copy of which has been provided to MergerCo prior to the date of this Agreement), none of the SEC Documents filed by the Company since August 1, 1997 and prior to the date of this Agreement (the "Recent SEC Documents"), as of their respective dates, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the SEC Documents (the "SEC Financial Statements"), as of their respective dates, complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which, individually or in the aggregate is material). Except as provided for in the balance sheet contained in the most recent audited financial statements of the Company included in the Recent SEC Documents (the "Year End Balance Sheet") or except as disclosed in Section 3.5 of the Disclosure Schedule, neither the Company nor any Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) except (x) liabilities incurred in the ordinary and usual course of business and consistent with past practice, (y) liabilities specifically incurred in connection with the transactions contemplated by this Agreement (including, without limitation, liabilities to the holders of Dissenting Shares), and (z) other liabilities which do not exceed $250,000 in the aggregate, exclusive of obligations under
Section 9.2 hereof.

     3.6 INFORMATION SUPPLIED. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Stockholders Meeting (as defined in Section 6.1), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to the information supplied by MergerCo or any affiliate of MergerCo specifically for inclusion in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

     3.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Recent SEC Documents or on Section 3.7 of the Disclosure Schedule, since the date of the Year End Balance Sheet, the Company has conducted its business only in the ordinary course consistent with past practice and there is not and has not been: (a) any Material Adverse Change with respect to the Company; (b) any condition, event or occurrence which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or give rise to a Material Adverse Change with respect to the Company; (c) any event that, if it had taken place following the execution of this Agreement, would not have been permitted by Section 5.1 without the prior consent of MergerCo; (d) to the Company's knowledge, any theft with respect to the Company or its Subsidiaries, other than shrinkage of Inventory (as defined in Section 3.22) occurring in the ordinary course of business at a rate consistent with the Company's experience in the previous 24 months; or (e) any condition, event or occurrence that would reasonably be expected to prevent, hinder or delay the ability of the Company to consummate the transactions contemplated by this Agreement.

     3.8 LITIGATION; LABOR MATTERS; COMPLIANCE WITH LAWS.

     (a) Except as set forth in Section 3.8 of the Disclosure Schedule or as disclosed in the Recent SEC Documents, there is (i) no suit, action or proceeding or investigation pending of which the Company has notice or knowledge and, (ii) to the knowledge of the Company, no suit, action or proceeding or investigation threatened against the Company, any of its Subsidiaries, their business or properties that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect with respect to the Company or prevent, hinder or delay the ability of the Company to consummate the transactions contemplated by this Agreement nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company, any of its Subsidiaries, their business or properties having, or which in the future could have, any such effect.

     (b) Except as disclosed in Section 3.8 of the Disclosure Schedule, (i) neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization; (ii) neither the Company nor any of its Subsidiaries is the subject of any proceeding, of which the Company has notice or knowledge, asserting that it or any Subsidiary has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment; (iii) there is no strike, work stoppage or other labor dispute involving the Company or any of its Subsidiaries pending or, to its knowledge, threatened; (iv) each of the Company and its Subsidiaries is in compliance with all federal, state or other applicable laws, domestic or foreign, including the laws of Puerto Rico, respecting employment and employment practices, terms and conditions of employment and wages and hours, except for violations or failures so to comply, if any, that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect with respect to the Company; and (v) except with respect to liabilities incurred at the written request of the Buyer, neither the Company nor any of its Subsidiaries is liable for any severance pay, change-of-control payments, or other payments to any employee or former employee, or any other person, arising from the termination of employment, or as a result of or in connection with the transactions contemplated hereunder, or other change in the legal relationship with such person, or otherwise arising, under any benefit or severance policy, practice, agreement, plan, or program of the Company or any Subsidiary, nor will the Company or any Subsidiary have any such liability that exists or arises, or may be deemed to exist or arise, under any applicable law or otherwise, as a result of or in connection with the transactions contemplated hereunder or as a result of the termination by the Company or any Subsidiary of any persons employed by the Company or any of its Subsidiaries at or prior to the Effective Time.

     (c) The ownership and leasing of the assets of and the conduct of the business of the Company and each of its Subsidiaries have not been in violation of and comply with all statutes, laws, regulations, ordinances, rules, judgments, orders, decrees or arbitration awards applicable thereto (including, without limitation, statutes, laws, regulations and rules relating to immigration, employment, labor relations and export controls), except for violations or failures so to comply, if any, that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect with respect to the Company.

     3.9 EMPLOYEE MATTERS.

     (a) Set forth in Section 3.9 of the Disclosure Schedule is an accurate and complete list showing the names of all persons employed by the Company or any Subsidiary who received more than $50,000 in cash compensation in 1997 or who are expected to receive more than $50,000 in cash compensation in 1998 (including, without limitation, salary, commission and bonus). Such list sets forth the present salary or hourly wage, 1997 cash compensation (including, without limitation, salary, commission and bonus) and fringe benefits, of each such person.

     (b) Section 3.9 of the Disclosure Schedule contains a true and complete list of each "employee benefit plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all other employee benefit plans, contracts, agreements, practices, policies or arrangements, written or, to the Company's knowledge, oral and whether or not subject to ERISA, which the Company, or any ERISA Affiliate (as defined below) sponsors, maintains, contributes to, is a party to or otherwise has or could have any obligation under, with respect to any current or former officer, director, employee, leased employee or independent contractor of the Company or its ERISA Affiliates, as of the Closing Date. Employee benefit plans and all other employee benefit plans, contracts, agreements, practices, policies or arrangements, written or oral, are collectively referenced by the term "Benefit Plans." Without limiting the generality of the foregoing, the term Benefit Plans includes all employment, noncompetition, management, agency, severance, incentive, bonus, retention bonus, change-in-control, fringe benefit plans or consulting arrangements and other similar plans; all stock option, stock ownership, stock bonus, incentive stock option, stock purchase plans and other similar plans, policies, or arrangements; all deferred compensation, profit sharing, gain sharing, retirement, pension and other similar plans; medical plans, retiree medical plans, cafeteria plans, disability insurance plans, life insurance plans, dependent care assistance plans, educational assistance plans, group legal services plans and other similar plans.

     With respect to the Benefit Plans, except as requested in writing by an officer of the Buyer after the date of this Agreement or as set forth in
Section 3.9 of the Disclosure Schedule:

          (i) none of the Benefit Plans is a "multiemployer plan" within the meaning of ERISA nor has the Company ever maintained, contributed to, or been obligated to contribute to such a Plan;

          (ii) none of the Benefit Plans promises or provides retiree medical or life insurance benefits to any person;

          (iii) none of the Benefit Plans or any other agreement with any employee of the Company or its Subsidiaries provides for payment of a benefit, the increase of a benefit amount, the payment of a contingent benefit, or the acceleration of the payment or vesting of a benefit by reason of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement;

          (iv) each Benefit Plan that is an "employee pension benefit plan" (within the meaning of Section 3(2) of ERISA), except for plans relating to deferred compensation which are exempt under sections 201, 301 and 401 of ERISA, has received a favorable determination letter from the Internal Revenue Service that it is so qualified under section 401(a) of the Internal Revenue Code of 1986, as amended ("Code"), each Benefit Plan subject to Section 1065 of the Puerto Rican Tax Act is qualified under such section, and no event has occurred that will or could give rise to disqualification or loss of tax exempt status of any such Benefit Plan or trust;

          (v) each Benefit Plan has been operated in all respects in accordance with its terms and the requirements of all applicable laws and regulations except where the failure to do so would not have a Material Adverse Effect with respect to the Company, the Company and each ERISA Affiliate have performed all of their material obligations that have become due under all Benefit Plans including the reporting and disclosure requirements of ERISA, and all premiums due and payable to the Pension Benefit Guaranty Corporation have been paid in full;

          (vi) neither the Company nor any ERISA Affiliate has liability under Title IV of ERISA in connection with the termination of, or withdrawal from, any Benefit Plan;

          (vii) the Company has provided to the Buyer or MergerCo (x) true and complete copies of all Benefit Plans, (y) the most recent annual actuarial valuation, if any, prepared for each Benefit Plan, and (z) the most recent annual report (Form 5500), if any, required under ERISA with respect to each Benefit Plan;

          (viii) no payment that is owed or may become due to any director, officer, employee, or agent of the Company will be non-deductible to the Company or subject to tax under Section 280G or Section 4999 of the Code, respectively, nor will the Company be required to "gross up" or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person;

          (ix) as of the date hereof, subject to the requirements of Section 412 of the Code or Section 302 of ERISA, no Pension Plan has incurred an accumulated funding deficiency nor has any sponsor of such a Pension Plan obtained a funding waiver (as such terms are defined in such applicable sections and any regulations thereunder) with respect thereto;

          (x) neither the Company nor any ERISA Affiliate has engaged in, and neither the Company nor any Affiliate knows of any other person who or which has engaged in, any "prohibited transaction" (within the meaning of Section 406 of ERISA or Section 4975 of the Code, excluding any transactions which are exempt under Section 408 of ERISA or Section 4975 of the Code) with respect to any Benefit Plan, which could reasonably be expected to have a Material Adverse Effect with respect to the Company or to subject the Buyer or MergerCo to any material liability, and no event has occurred that will or could subject any Benefit Plan to tax under
     Section 511 of the Code;

          (xi) no reportable event (as defined in ERISA and the regulations thereunder, but excluding any such event for which the 30 day notice requirement has been waived) has occurred or is continuing with respect to any Benefit Plan;

          (xii) there are no actions, suits or claims pending (other than routine claims for benefits) of which the Company has notice or knowledge, or, to the knowledge of the Company, any actions, suits or claims (other than routine claims for benefits) which can reasonably be expected to be asserted, against the Company with respect to any Benefit Plan or other plan or arrangement, or against any such Benefit Plan or other plan or the assets thereof;

          (xiii) the Company and each ERISA Affiliate is, and at all relevant times has been, in compliance with the provisions of COBRA (as defined below);

          (xiv) except as contemplated in Sections 6.8 and 6.13 of this Agreement, the Company has not taken any action or made any statement, promise or representation to, or agreement with, any of its employees, officers or directors that after the Closing the Buyer will continue or establish any Benefit Plan or other plan or arrangement or provide any particular benefits or compensation to employees;

          (xv) all insurance premiums relating to any Benefit Plan that are due and payable as of the date of this Agreement have been paid, no insurance policy or other insured funding medium through which benefits are provided under any Benefit Plan is subject to any retroactive rate adjustment, loss sharing arrangement, the payment of additional premiums, or other actual or contingent liability with respect to any periods prior to the date of this Agreement, and, to the knowledge of the Company, no insurance company that provides an insurance or annuity policy or other insured funding medium is insolvent or has been taken over by any governmental agency that regulates insurance companies;

          (xvi) the Company has the right to amend or terminate, without the consent of any other person, any Benefit Plan which it maintains and each Benefit Plan can be amended or terminated after the Closing without any additional contribution to the Benefit Plan or the payment of any additional compensation or amount, additional vesting, or the acceleration of any benefits, except as proscribed by applicable laws or regulations;

          (xvii) the Company has never maintained nor ever contributed to a "defined benefit pension plan" as defined in Section 3(35) of ERISA; and

          (xviii) each "welfare benefit plan" (as defined in Section 3(1) of ERISA) intended to meet the requirements for tax favored treatment under Subchapter B of Chapter 1 of the Code meets such requirements and no welfare benefit plan provides or has provided a "disqualified benefit" (as such term is defined in Section 4976(b) of the Code).

For purposes of this Agreement, "ERISA Affiliate" shall mean any corporation, trade or business which controls, is controlled by, or is under common control with, the Company within the meaning of Sections 414(b), 414(c), 414(m) or 414(o) of the Code or Section 4001(a)(14) of ERISA and "COBRA" shall mean Part 6 of Subtitle B of Title I of ERISA and Section 4980B(f) of the Code.

     3.10 TAXES. Except as disclosed in Section 3.10 of the Disclosure Schedule, the Company and each of its Subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax purposes of which the Company or any of its Subsidiaries is or has been a member (a "Consolidated Group") has timely filed (within permitted extension periods, if applicable) all Tax Returns required to be filed by it, has paid all Taxes shown thereon to be due and has provided adequate reserves in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns. Except as disclosed in Section 3.10 of the Disclosure Schedule, (i) no claim for Taxes that are due and payable has become a Lien against the property of the Company or any of its Subsidiaries or is being asserted against the Company or any of its Subsidiaries; (ii) no audit of any Tax Return of the Company or any of its Subsidiaries is being conducted by a Tax authority; (iii) no extension of the statute of limitations on the assessment of any Taxes has been granted by the Company or any of its Subsidiaries and is currently in effect and there are no agreements for the extension or waiver of the time for assessment of any non-income Taxes relating to the Company or its Subsidiaries and neither the Company nor any Subsidiary has been requested to enter into any such agreement or waiver; (iv) all Taxes that the Company or any Subsidiary is (or was) required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable; (v) there is no tax sharing arrangement that will require any payment by the Company or any of its Subsidiaries after the date of this Agreement; and (vi) neither the Company nor any member of the Consolidated Group (1) has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f) of the Code) owned by a member of the Consolidated Group, (2) has agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise that will affect the liability of the Consolidated Group for Taxes,
(3) has made an election, or is required, to treat any asset of the Consolidated Group as owned by another person pursuant to the provisions of former Section 168(f)(8) of the Code, (4) has participated in an international boycott as defined in Section 999 of the Code, (5) is now or has ever been a "foreign person" within the meaning of Section 1445(b)(2) of the Code, (6) is now or ever been a United States real property holding corporation within the meaning of Section 897(c)(1)(A)(ii) of the Code, or (7) has made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable state or local tax provision. The Company has delivered or otherwise made available to MergerCo true and complete copies of all Tax Returns filed by the Company or any Subsidiary in the past three years. As used herein, "Taxes" shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, back-up withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Entity. As used herein, "Tax Return" shall mean any return, report or statement required to be filed with any Governmental Entity with respect to Taxes. Except as set forth on Schedule 3.10, there are no written or, to its knowledge, oral proposed assessments of Taxes against the Company or any of its Subsidiaries or written or, to its knowledge, oral proposed adjustments to any Tax Return filed, pending against the Company or any of its Subsidiaries, or written or, to its knowledge, oral proposed adjustments to the manner in which any Tax of the

Company or any of its Subsidiaries is determined. For purposes of this Section 3.10, "written" means the Company or any Subsidiary has received notice in writing of such assessment or adjustments or has knowledge of such notice.

     3.11 ENVIRONMENTAL MATTERS. Except as disclosed in Section 3.11 of the Disclosure Schedule, which discloses items of non-compliance that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company:

     (a) The Company and its Subsidiaries hold and formerly held, and are, and have been, in material compliance with, all Environmental Permits, and the Company and its Subsidiaries are, and have been, otherwise in material compliance with all applicable Environmental Laws;

     (b) None of the Company or its Subsidiaries has received any Environmental Claim, and none of the Company or its Subsidiaries has knowledge, after Diligent Inquiry, of any threatened Environmental Claim or of any circumstances, conditions or events that could reasonably be expected to give rise to an Environmental Claim, against the Company or any of its Subsidiaries;

     (c) To the knowledge of the Company, after Diligent Inquiry, there are no
(i) underground storage tanks, (ii) polychlorinated biphenyls, (iii) asbestos or asbestos-containing materials, (iv) urea-formaldehyde insulation, (v) sumps,
(vi) surface impoundments, (vii) landfills, (viii) sewers or septic systems or
(ix) Hazardous Materials present at any facility currently owned, leased, operated or otherwise used or, to the knowledge of the Company, formerly owned, leased, operated or otherwise used, by the Company or any of its Subsidiaries that could reasonably be expected to give rise to liability of the Company or any of its Subsidiaries under any Environmental Laws;

     (d) No modification, revocation, reissuance, alteration, transfer, or amendment of the Environmental Permits, or any review by, or approval of, any third party of the Environmental Permits is required in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby or the continuation of the business of the Company or its Subsidiaries following such consummation;

     (e) To the knowledge of the Company, after Diligent Inquiry, Hazardous Materials have not been generated, transported, treated, stored, disposed of, released or threatened to be released at, on, from or under any of the properties or facilities currently owned, leased or otherwise used or, to the knowledge of the Company, formerly owned, leased, operated or otherwise used, including without limitation for receipt of the Company's wastes, by the Company or any of its Subsidiaries, in violation of or in a manner or to a location that could give rise to liability under any Environmental Laws;

     (f) The Company and its Subsidiaries have not assumed, contractually or by operation of law, any liabilities or obligations under any Environmental Laws that, based on facts and circumstances of which the Company has knowledge, might reasonably be expected to have a Material Adverse Effect with respect to the Company.

     (g) For purposes of this Agreement, the following terms shall have the following meanings:

     "Diligent Inquiry" means inquiry of (i) the employees of the Company and each Subsidiary in charge of environmental matters and (ii) such other individuals or entities whom the officers of the Company reasonably expect, upon exercise of the degree of diligence that would have been exercised by a reasonable person in such position, to have knowledge of material environmental matters affecting the Company or any Subsidiary.

     "Environmental Claim" means any written or oral notice, claim, demand, action, complaint, proceeding, request for information or other communication by any person alleging liability or potential liability (including without limitation liability or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, fines or penalties) arising out of, relating to, based on or resulting from (i) the presence, discharge, emission, release or threatened release of any Hazardous Materials at any location, currently owned, leased, operated or otherwise used, or, to the knowledge of the Company, formerly owned, leased, operated or otherwise used, by the Company or any of its Subsidiaries or (ii) circumstances forming the basis of any violation or alleged violation of any Environmental Law or Environmental Permit or (iii) otherwise relating to obligations or liabilities under any Environmental Laws.

     "Environmental Permits" means all Permits required under Environmental
Laws.

     "Environmental Laws" means all applicable domestic and foreign federal, state and local statutes, rules, regulations, ordinances, orders, decrees and common law relating in any manner to contamination, pollution or protection of human health or the environment, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, the Solid Waste Disposal Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Occupational Safety and Health Act, the Emergency Planning and Community-Right-to-Know Act, and the Safe Drinking Water Act, all as amended, and similar state and local laws.

     "Hazardous Materials" means all hazardous or toxic substances, wastes, materials or chemicals, petroleum (including crude oil or any fraction thereof) and petroleum products, asbestos and asbestos-containing materials, pollutants, contaminants and all other materials, substances and forces, including but not limited to electromagnetic fields, regulated pursuant to, or that could form the basis of liability under, any Environmental Law.

     "Permits" means all permits, licenses, registrations, permissions, certificates and other authorizations, approvals and consents issued or granted by any Governmental Entity and obtained by the Company or any of its Subsidiaries or otherwise required in connection with the conduct or operation of the Company's or any Subsidiary's business or facilities or the ownership, lease or possession by the Company or any Subsidiary of any real, personal or intangible property.

     3.12 MATERIAL CONTRACTS. Except as set forth in Section 3.12 of the Disclosure Schedule or in another Section of the Disclosure Schedule and other than employee compensation (except for written employment agreements) in the ordinary course of business consistent with past practice, neither the Company nor any Subsidiary is a party to or bound by (a) any agreement (including, but not limited to, employment, advertising, distribution and licensing agreements), contract, commitment, arrangement, lease (including with respect to real and personal property), policy, indenture, mortgage, or other instrument (collectively, "Contracts") that involves the performance of services or the delivery of goods and/or materials by or to it in an amount or value in excess of $50,000, (b) any Contract not in the ordinary course of business relating to expenditures or liabilities in excess of $25,000, (c) any Contract relating to capital expenditures in excess of $25,000 in the aggregate, (d) any Contract relating to indebtedness, liability for borrowed money or the deferred purchase price of property (excluding trade payables in the ordinary course of business), (e) any loan or advance to (other than advances to employees in the ordinary course of business in amounts of $1,000 or less to any individual and $10,000 or less in the aggregate), or investment in, any person, any Contract relating to the making of any such loan, advance or investment or any Contract involving a sharing of profits, (f) any guarantee or other contingent liability in respect of any indebtedness or obligation of any person, (g) any management service, consulting or any other similar type of Contract, (h) any Contract limiting the ability of the Company or any Subsidiary to engage in any line of business or to compete with any person, (i) any warranty, guaranty or other similar undertaking with respect to a contractual performance extended by the Company or any Subsidiary, (j) any Contract whereby the Company or any Subsidiary shares services with any third party, (k) any capital lease or lease of personal property, (l) any Contract that is or was required to be filed as an exhibit to the SEC Documents or (m) any amendment, modification or supplement in respect of any of the foregoing ((a)-(m), collectively, the "Material Contracts," provided that the term "Material Contract" shall not be deemed to include any Contract under which the Company and each Subsidiary have both no obligation to perform in the future and no right to the benefits of the future performance of any other person). Except as otherwise set forth in Section 3.12 of the Disclosure Schedule, each Material Contract is valid and binding and in full force and effect in accordance with its terms and there exists no default, breach or event of default thereunder or event, occurrence, condition or act (including the consummation of the transactions contemplated hereby) on the part of the Company, any Subsidiary or, to the knowledge of the Company, any other person that, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default, breach or event of default thereunder. The Company or its Subsidiaries have duly performed their respective obligations under each Material Contract in all material respects to the extent such obligations have occurred. The Company has provided or made available to MergerCo true and complete copies of each Material Contract. Except as set forth in Section 3.12 of the Disclosure Schedule, no Material Contract relating to borrowed money indebtedness imposes on the Company or any Subsidiary any penalty, fee or service charge in connection with the prepayment, repayment or early payment of any indebtedness thereunder. Other than as disclosed in the most recent balance sheet of the Company included in the SEC Documents or as set forth in Section 3.12 of the Disclosure Schedule, no indebtedness for borrowed money of the Company or its Subsidiaries contains any restriction upon the incurrence of indebtedness for borrowed money by the Company or any of its Subsidiaries or restricts the ability of the Company or any of its Subsidiaries to grant any Liens on its properties or assets.

     3.13 BROKERS; LEGAL COUNSEL.

     (a) No broker, investment banker, financial advisor or other person, other than PaineWebber Incorporated, the fees and expenses of which will be paid by the Company (pursuant to a fee agreement, a copy of which has been provided to MergerCo), is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The aggregate fees payable to PaineWebber Incorporated pursuant to such arrangement shall not exceed $250,000 (plus reasonable expenses).

     (b) No legal counsel, other than Holland & Knight LLP, Broad and Cassel and such other legal counsel as the Company may engage from time to time in good faith ("Company Legal Counsel"), the fees and expenses of which will be paid by the Company (pursuant to one or more fee agreements, copies of which have been provided to MergerCo), is entitled to any legal fees and expenses, whether contingent or otherwise, in connection with the transaction contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

     3.14 OPINION OF FINANCIAL ADVISOR. The Board of Directors of the Company has received the opinion of PaineWebber Incorporated dated the date hereof, that as of such date "the Merger Consideration to be received in the Merger is fair from a financial point of view, to the holders of Common Stock," a signed copy of which opinion has been delivered to the Company. The opinion of the PaineWebber Incorporated is subject to various conditions and assumptions contained therein.

     3.15 BOARD RECOMMENDATION. The Board of Directors of the Company, at a meeting duly called and held, has unanimously (a) determined that the Merger and the other transactions contemplated by this Agreement, taken together, are fair to, and in the best interests of, the Company and the holders of the Common Stock, (b) authorized and approved this Agreement, the Merger and the other transactions contemplated hereby, and (c) resolved to recommend that the holders of shares of Common Stock approve this Agreement, the Merger and the other transactions contemplated hereby.

     3.16 REQUIRED COMPANY VOTE. The Company Stockholder Approval, being the affirmative vote of a majority of the issued and outstanding shares of the Common Stock, is the only vote of the holders of any class or series of the Company's securities necessary to approve this Agreement, the Merger and the other transactions contemplated hereby.

     3.17 STATE TAKEOVER STATUTES. No state "fair price," "moratorium," "control share acquisition" or other similar takeover statute or regulation of Florida (and, to the knowledge of the Company after due inquiry, of Puerto Rico) applies or purports to apply to the Company or any of its Subsidiaries, or to this Agreement, the Merger, or any of the other transactions contemplated hereby, except any such statutes or regulations that are no longer applicable in any respect upon the execution of this Agreement. Neither the Company nor any of its Subsidiaries has any rights plan or agreement, preferred stock or similar arrangement that has, or could have, any of the aforementioned consequences in respect of the transactions contemplated hereby.

     3.18 INTELLECTUAL PROPERTY; SOFTWARE.

     (a) Except as set forth in Section 3.18 of the Disclosure Schedule, all trademarks, service marks, trade names, logos and other designations of goods or services, copyrights, registrations for any of the foregoing, patents, and applications for registration or issuance of or any of the foregoing (collectively, "Intellectual Property") in which the Company or any of its Subsidiaries has any ownership interest or right, whether direct, indirect, contractual or otherwise ("Company Intellectual Property"), and all information relating to the business of the Company or its Subsidiaries, including but not limited to information relating to products, services, strategies, pricing, customers, representatives, suppliers, distributors, technology, finances, employee compensation, computer software and hardware, inventions, developments, or trade secrets, in which the Company or any of its Subsidiaries has any ownership interest or right, whether direct, indirect, contractual or otherwise, or which is in the possession of the Company or its Subsidiaries or used in connection with or required for the Company's business or any Subsidiary's business, to the extent such information is not intended to be disseminated to the public or is otherwise not generally known to competitors of the Company or its Subsidiaries (collectively "Proprietary Information") is owned by or licensed to the Company or its Subsidiaries, free and clear of all Liens. Except as set forth in Section 3.18 of the Disclosure Schedule, the Company and its subsidiaries have the right to use and transfer all Company Intellectual Property and Proprietary Information without the consent of or any payment to any other person. The Company Intellectual Property, Proprietary Information and intellectual property rights expressly or impliedly licensed to the Company and its Subsidiaries by suppliers and other parties are sufficient, to the Company's knowledge, for the conduct of the business of the Company and its Subsidiaries as now operated.

     (b) Section 3.18 of the Disclosure Schedule sets forth a complete and accurate list of all Company Intellectual Property (including any Intellectual Property subject to any license or other agreement to which the Company is a party), and a complete and accurate list of all licenses and contracts relating to Intellectual Property or Proprietary Information to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their assets is bound. Except as set forth in Section 3.18 of the Disclosure Schedule, (i) all of the Company Intellectual Property listed in
Section 3.18 of the Disclosure Schedule has been duly registered or issued by or filed with the appropriate domestic or foreign Governmental Entity; (ii) all payments and actions required to apply for, obtain, maintain and renew such Company Intellectual Property in accordance with all applicable laws and regulations of the appropriate Governmental Entity have been duly and promptly made and taken; (iii) all Company Intellectual Property issued by any Governmental Entity and registrations of Company Intellectual Property remain in full force and effect, and all applications for registration or issuance of Company Intellectual Property are pending; and (iv) the Company has not received notice of any event, inquiry, investigation or proceeding threatening the validity or enforceability of any such Company Intellectual Property.

     (c) Except as set forth in Section 3.18 of the Disclosure Schedule, (i) no other person has an interest in or right or license to use, or the right to license any other person to use, any of the Company Intellectual Property or Proprietary Information, (ii) there are no claims or demands of any other person pertaining to Company Intellectual Property or Proprietary Information;
(iii) no proceedings have been instituted or are pending (with notice served on the Company) or, to the knowledge of the Company, threatened that challenge the Company's or any Subsidiary's rights in or to Company Intellectual Property or Proprietary Information; and (iv) to the knowledge of the Company, none of the Company Intellectual Property or Proprietary Information is subject to any outstanding order, decree, ruling, charge, injunction, judgment or stipulation or is being infringed, misappropriated or misused by another person.

     (d) Neither the activities of, actions of or services performed by the Company or its Subsidiaries nor, to the knowledge or the Company, the goods or services currently manufactured, used, sold or otherwise transferred by the Company or its Subsidiaries, infringe any intellectual property right of any other person. Except as set forth in Section 3.18 of the Disclosure Schedule,
(i) no action, suit or proceeding is pending (with notice served on the Company) or, to the knowledge of the Company, threatened that accuses the Company or any Subsidiary of misappropriating proprietary information or otherwise infringing the intellectual property rights of any other person; and
(ii) the Company has not received, and is not aware of, any allegation, charge or claim that any products, processes, activities or apparatus manufactured, sold, owned or used by the Company or its Subsidiaries infringe any Intellectual Property of any other party or entity, or any allegation, charge or claim that the Company or its Subsidiaries have misappropriated or misused any Proprietary Information of any other person.

     (e) Except as set forth in Section 3.18 of the Disclosure Schedule, all computer programs and software currently being used in the business of the Company and its Subsidiaries (the "Software") is owned by the Company and its Subsidiaries or held under valid license agreements. Neither the Company nor any Subsidiary has licensed anyone to use any of the Software and the Company has no knowledge of any infringing use of the Software or claim of infringing use. The Software is sufficient for the conduct of the business of the Company and its Subsidiaries as now operated.

     3.19 RELATED PARTY TRANSACTIONS. Except as set forth in Section 3.19 of the Disclosure Schedule hereto, no director, officer, partner, employee, "affiliate" or "associate" (as such terms are defined in Rule 12b-2 under the Exchange Act) of the Company or any of its Subsidiaries (a) has borrowed any monies from or has outstanding any indebtedness or other similar obligations to the Company or any of its Subsidiaries; (b) to the knowledge of the Company, owns any direct or indirect interest of any kind in, or is a director, officer, employee, partner, affiliate or associate of, or consultant or lender to, or borrower from, or has the right to participate in the management, operations or profits of, any person or entity that is (i) a competitor, supplier, customer, distributor, lessor, tenant, creditor or debtor of the Company or any of its Subsidiaries, (ii) engaged in a business related to the business of the Company or any of its Subsidiaries, or (iii) participating in any transaction to which the Company or any of its Subsidiaries is a party; or (c) is otherwise a party to any contract, arrangement or understanding with the Company or any of its Subsidiaries.

     Section 3.20 PERMITS. The Company and its Subsidiaries have all Permits (as defined in Section 3.11), except for those Permits the failure of which to have would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company ("Material Permits"). Schedule 3.20 of the Disclosure Schedule contains a complete list of the Material Permits, indicating which Material Permits require the consent or approval of any third party as a result of the transactions contemplated by this Agreement. All of the Permits are in full force and effect. No outstanding written notice or, to the knowledge of the Company, oral notice of cancellation or termination has been delivered to the Company or any Subsidiary in connection with any such Permit nor has any such cancellation or termination been threatened. No application, action or proceeding for the modification of any such Permits is pending or, to the knowledge of the Company, threatened that may result in the revocation of such Permit.

     Section 3.21 INSURANCE POLICIES. Schedule 3.21 of the Disclosure Schedule contains a list of all policies of property, fire and casualty, product liability, workers compensation and other forms of insurance owned or held by the Company or its Subsidiaries, together with a list of all outstanding material claims against any insurer and the amount of the annual premium payable with respect to each such policy. Each such policy is in full force and effect. All premiums with respect to the insurance policies listed on Schedule
3.21 that are due and payable prior to the Effective Time have been paid or will be paid prior to the Effective Time, and no notice of cancellation or termination has been received by the Company with respect to any such policy. Except as set forth in Section 3.21 of the Disclosure Schedule, to the Company's knowledge, there are no pending claims against such insurance by the Company or any Subsidiary as to which the insurers have denied coverage or otherwise reserved rights and no issuer of such insurance has filed for protection under applicable insolvency laws or is otherwise in the process of liquidating or has been liquidated. To the Company's knowledge, neither the Company nor any Subsidiary has been refused any insurance with respect to its assets or operations during the past five years. Except as set forth in Section 3.21 of the Disclosure Schedule, as of the date of this Agreement, since the last renewal date of any insurance policy, there has not been any increase in the premiums payable pursuant to such policy in an amount in excess of 10%.

     Section 3.22 GOOD TITLE TO AND CONDITION OF ASSETS.

     (a) The Company and each Subsidiary has good and marketable title to all of its properties and assets, whether real, personal or mixed, tangible or intangible, wherever located, free and clear of any Liens other than Permitted Encumbrances (as defined in Section 3.23).

     (b) Subject to the expiration of useful lives, all machinery, equipment, tools, supplies, leasehold improvements, furniture and fixtures of the Company and its Subsidiaries currently in use or necessary for its business are in good operating condition, normal wear and tear and ordinary repair requirements excepted.

     (c) Except for items that are in the possession or control of suppliers,
(i) the Company's and each Subsidiary's inventory located in their stores, returns warehouse, distribution center or in transit or otherwise (the "Inventory") and (ii) the supplies bought for use in the Company's or any Subsidiary's stores in connection with the operation of their business in the ordinary course, including, but not limited to, printed material, security tags and shopping bags ("Selling Supplies"), are in the physical possession of the Company or a Subsidiary, in transit to or from suppliers of the Company or a Subsidiary or in transit to the Company's or Subsidiary's stores. Except for products that are returned or determined to be defective or obsolete in the ordinary course of business as to which appropriate reserves have been established, the Inventory and Selling Supplies consist of items that are in good and merchantable condition and are of a quality presently usable, salable and rentable consistent with past practice in the ordinary course of business. Except as set forth in Section 3.22 of the Disclosure Schedule, all of the Inventory and Selling Supplies is owned by the Company or a Subsidiary and none of the Inventory or Selling Supplies is held or sold on consignment.

     (d) Except as set forth in Section 3.22 of the Disclosure Schedule with respect to particular suppliers, the Company and its Subsidiaries have the right to return to their suppliers for refund or credit in accordance with standard practice in the industry any compact discs, audio tapes, phonograph records or videocassettes held for sale and constituting Inventory.

     Section 3.23 REAL ESTATE.

     (a) Except as set forth in Section 3.23 of the Disclosure Schedule, neither the Company nor any Subsidiary owns any real property or any interest therein (the "Owned Properties").

     (b) Neither the Company nor any Subsidiary holds any leasehold interest in any real property except as set forth in Section 3.23 of the Disclosure Schedule (the "Leasehold Premises"). Section 3.23 of the Disclosure Schedule lists each of the leases and subleases with respect to the Leasehold Premises or other real property to which the Company or any Subsidiary is a party ("Leases"), and with respect to each Lease sets forth the term thereof, the base rent payable with respect thereto, any security deposit relating thereto, the termination date thereof and whether the Company or a Subsidiary has subleased any part of the leasehold interest thereunder or assigned such Lease. The Company and each Subsidiary are parties to no leases or subleases of real property other than the Leases. The Company has heretofore delivered or made available to the Buyer and MergerCo true and complete copies of all such Leases including all amendments, modifications and waivers with respect thereto. Except as otherwise set forth in Section 3.23 of the Disclosure Schedule: each Lease is in full force and effect; all rents and additional rents due to date on each Lease have been paid; neither the Company nor any Subsidiary has received any notice that it is in default under any Lease and, to the knowledge of the Company, neither the Company nor any Subsidiary is in default under any Lease; to the knowledge of the Company, no landlord is in default of any of its obligations under any Lease; and, to the knowledge of the Company, there exists no event, occurrence, condition or act (including the consummation of the transactions contemplated by this Agreement) that, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default by the Company or any Subsidiary under any Lease. Except as set forth in Section 3.23 of the Disclosure Schedule, the Company or a Subsidiary is currently the lessee under each of the Leases and may exercise all rights of a lessee under each of the Leases. Each Lease under which the Company or a Subsidiary was not the original lessee was validly assigned to the Company or such Subsidiary and any party that has a right of consent to such assignment and of which the Company has knowledge after due review of the applicable Lease has consented to such assignment and any other party having a right of consent to such assignment has either consented to such assignment or has taken no action inconsistent with the granting of such consent.

     (c) Except as set forth in Section 3.23 of the Disclosure Schedule, the Company and its Subsidiaries own the Owned Properties and have valid leasehold interests in the Leasehold Premises, free and clear of any Liens, covenants and easements or title defects of any nature whatsoever, except for (i) liens for taxes, and assessments and other governmental charges in the nature of taxes, not yet due and payable; (ii) liens in respect of taxes, assessments and other governmental charges being contested in good faith as disclosed in Section 3.23 of the Disclosure Schedule; (iii) mechanics', carriers', workmen's, repairmen's and other like liens arising or incurred in the ordinary course of business as to which any related liability or obligation is reflected in the Year End Balance Sheet or is otherwise disclosed on the Disclosure Schedule; (iv) inchoate statutory liens that apply generally in favor of commercial landlords;
(v) liens arising from actions or inactions of the landlords of the Leasehold Premises; and (vi) such imperfections of title, easements, covenants, rights-of-way, restrictions and encumbrances and zoning, building and other similar restrictions, if any, as do not interfere with the present use of such properties or otherwise impair business operations, as used or conducted on the date hereof (such exceptions referred to in clauses (i) through (vi) above being collectively referred to herein as "Permitted Encumbrances").

     (d) Except as set forth in Section 3.23 of the Disclosure Schedule, the portions of the buildings located on the Leasehold Premises that are used in the Company's or any Subsidiary's business and the buildings located on the Owned Properties are each in good repair and condition, normal wear and tear excepted, and are in the aggregate sufficient to satisfy the Company's and its Subsidiaries' business activities as conducted thereat.

     (e) Each of the Leasehold Premises and Owned Properties: (i) has direct access to public roads or access to public roads by means of an access easement (which access easement is perpetual, in the case of each of the Owned Properties, and for at least the remaining term of the Lease and any renewal periods, in the case of each of the Leasehold Premises), such access being sufficient to satisfy the current normal day-to-day transportation requirements of the Company's and its Subsidiaries' businesses as presently conducted at such parcel; and (ii) is served by all utilities in such quantities as are sufficient to satisfy the current business activities as conducted at such parcel.

     (f) Except as set forth in Section 3.23 of the Disclosure Schedule, neither the Company nor any Subsidiary has received notice of (i) any condemnation proceeding with respect to any portion of the Leasehold Premises or Owned Properties or any access thereto or that any such proceeding is contemplated by any Governmental Entity; or (ii) any special assessment which may affect any of the Leasehold Premises or Owned Properties, or that any such special assessment is contemplated by any Governmental Entity.

     (g) Other than the Leasehold Premises and the Owned Properties, no owned or leased real property is used in connection with the Business.

     (h) Except as set forth in Section 3.23 of the Disclosure Schedule, neither the Company nor any Subsidiary owns or holds, or is obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, lease or dispose of the Owned Properties or Leasehold Premises or any portion thereof or interest therein or in any other real property, including, without limitation, under any Lease.

     Section 3.24 CERTAIN BUSINESS PRACTICES. Neither the Company, any of its Subsidiaries, nor to the Company's knowledge any directors, officers, agents or employees of the Company or any of its Subsidiaries in their capacities as such
(a) has used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (b) has made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; (c) has made any other payment prohibited by applicable law; or (d) except as set forth in Section
3.24 of the Disclosure Schedule, in the case of the Company, any of its Subsidiaries or any of its or their officers or any employee listed in Section
3.9 of the Disclosure Schedule in response to Section 3.9(a) hereof, is a party to or bound by any noncompetition or similar agreement or obligation with any third party, which restricts its or his or her business practices or ability to conduct any business in any geographic area.

     Section 3.25 SUPPLIERS AND CUSTOMERS. As of the date hereof, the Company has received no written or, to its knowledge, oral notice from any significant supplier to or customer of the Company's or any Subsidiary's business indicating such supplier's or customer's intention to materially and adversely alter its existing business relationship with the Company or any Subsidiary.

     Section 3.26 PRODUCT WARRANTIES. Section 3.26 of the Disclosure Schedule sets forth complete and accurate copies of the written, and descriptions of all oral, product warranties and guaranties by the Company or any of its Subsidiaries currently in effect. None of the salesmen, employees, distributors or agents of the Company or any of its Subsidiaries is authorized to undertake obligations to any customer or to other third parties in excess of such warranties or guaranties and, to the knowledge of the Company, there have not been any material deviations from such warranties and guaranties.

     Section 3.27 SOLE REPRESENTATIONS. The representations and warranties contained in this Agreement are the sole representations and warranties that the Company is making in connection with the transactions contemplated herein. Except as set forth in the Disclosure Schedule, any matter that is set forth in any Section of this Agreement or the Disclosure Schedule shall be deemed to be set forth in all Sections of the Disclosure Schedule to which it may be applicable.

                                  ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGERCO

     Each of Buyer and MergerCo hereby represents and warrants to the Company that:

     4.1 ORGANIZATION, STANDING AND CORPORATE POWER. Buyer and MergerCo are corporations duly organized, validly incorporated and in good standing in the States of Delaware and Florida, respectively, and each has the requisite corporate power and authority to carry on its business as now being conducted. Each of Buyer and MergerCo is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary.

     4.2 SUBSIDIARIES. MergerCo has no direct or indirect subsidiaries. As of the date of this Agreement, neither the Buyer nor any subsidiary of the Buyer owns, directly or indirectly, any shares of Common Stock.

     4.3 CAPITAL STRUCTURE. The authorized capital stock of MergerCo consists of 1,000 shares of common stock, par value $.01 per share, 100 shares of which have been validly issued and are fully paid and nonassessable.

     4.4 AUTHORITY; NONCONTRAVENTION; CONSENTS AND APPROVALS. Each of Buyer and MergerCo has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by each of Buyer and MergerCo and the consummation by each of Buyer and MergerCo of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of each of Buyer and MergerCo. This Agreement has been duly executed and delivered by and constitutes a valid and binding obligation of each of Buyer and MergerCo, enforceable against each of them in accordance with its terms subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general application relating to or affecting creditors' rights and to general principles of equity. Except as disclosed on
Section 4.4 of the Disclosure Schedule, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in (a) any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration or "put" with respect to any obligation or (b) the loss of a benefit, or other right or the creation of any Lien upon any of the properties or assets of either Buyer or MergerCo, under
(i) the certificate of incorporation or bylaws of either the Buyer or MergerCo,
(ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to either the Buyer or MergerCo or its properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to either the Buyer or MergerCo or its properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or Liens that individually or in the aggregate could not have a Material Adverse Effect with respect to the Buyer or MergerCo or could not prevent, hinder or materially delay the ability of MergerCo to consummate the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity or any other person under any agreement, indenture or other instrument to which the Buyer or MergerCo is a party or to which any of its properties is subject, is required by or with respect to either the Buyer or MergerCo in connection with the execution and delivery of this Agreement by either the Buyer or MergerCo or the consummation by the Buyer and MergerCo of any of the transactions contemplated by this Agreement, except for (i) the filing of a pre-merger notification and report form under the HSR Act, (ii) the filing with the SEC of (y) the Proxy Statement and (z) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iii) the filing of the Articles of Merger by the Department of State of the State of Florida and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and (iv) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices (y) as may be required under the "takeover" or "blue sky" laws of various states and (z) as are set forth in
Section 4.4 of the Disclosure Schedule.

     4.5 BROKERS. No broker, investment banker, financial advisor or other person, other than Policano & Manzo, L.L.C., the fees and expenses of which will be paid by the Buyer or MergerCo, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or an behalf of MergerCo to its affiliates.

     4.6 FINANCING. As of the date of this Agreement, the Buyer and MergerCo have, and at all times through the Effective Time, Buyer and MergerCo will have, available all the funds necessary to perform their respective obligations under this Agreement, including without limitation payment in full for all shares of Common Stock outstanding at the Effective Time, the payment of all amounts payable under Section 2.2, and the payment of all fees and expenses payable by the Buyer and Merger Co. The Buyer and MergerCo have provided to the Company a letter from Camelot Music's lender, dated as of May 29, 1998, indicating the amount, as of such date, of available funds under Camelot Music's credit facility, including for purposes of financing the transactions contemplated by this Agreement. The Buyer has been informed by Camelot Music's lender that the lender is prepared to consent, subject to definitive documentation, to the transactions contemplated by this Agreement. The Buyer and MergerCo agree not take any action, and the Buyer agrees to cause its subsidiaries not to take any action, that would impair the availability at any time through the Effective Time of the amount of funds necessary to perform their respective obligations under this Agreement.

     4.7 INFORMATION SUPPLIED. None of the information supplied or to be supplied by MergerCo or its affiliates in writing specifically for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is first mailed to the Company's stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

     4.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Buyer's Registration Statement on Form 10 filed by the Buyer with the SEC as of February 13, 1998 (the "Form 10"), since January 27, 1998 there is not and has not been: (i) any Material Adverse Change with respect to the Buyer; (ii) any condition, event or occurrence which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or give rise to a Material Adverse Change with respect to the Buyer; or (iii) any condition, event or occurrence that would reasonably be expected to prevent, hinder or delay the ability of the Buyer to consummate the transactions contemplated by this Agreement.

     4.9 LITIGATION; COMPLIANCE WITH LAWS.

     (a) Except as disclosed in the Form 10, there is (i) no suit, action or proceeding or investigation pending of which the Buyer has notice or knowledge and, (ii) to the knowledge of the Buyer, no suit, action or proceeding or investigation threatened against the Buyer, any of its subsidiaries, their business or properties that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect with respect to the Buyer or prevent, hinder or delay the ability of the Buyer to consummate the transactions contemplated by this Agreement nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Buyer, any of its subsidiaries, their business or properties having, or which in the future could have, any such effect.

     (b) The conduct of the business of the Buyer and each of its subsidiaries has not been in violation of and complies with all statutes, laws, regulations, ordinances, rules, judgments, orders, decrees or arbitration awards applicable thereto, except for violations or failures so to comply, if any, that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect with respect to the Buyer.

     4.10 SOLE REPRESENTATIONS. The representations and warranties contained in this Agreement are the sole representations and warranties that the Buyer and MergerCo are making in connection with the transactions contemplated herein. Except as set forth in the Disclosure Schedule, any matter that is set forth in any Section of this Agreement or the Disclosure Schedule shall be deemed to be set forth in all Sections of the Disclosure Schedule to which it may be applicable.

                                   ARTICLE V

           COVENANTS RELATING TO CONDUCT OF BUSINESS PRIOR TO MERGER

     5.1 CONDUCT OF BUSINESS OF THE COMPANY. Except as provided in this Agreement or as set forth in Section 5.1 of the Disclosure Schedule (without reference to any matters deemed to be set forth therein under Sections 3.27 or
4.10 of this Agreement) or with the written consent of MergerCo, which consent shall not be unreasonably withheld, during the period from the date of this Agreement to the Effective Time (except as otherwise specifically required by the terms of this Agreement), the Company shall, and shall cause its Subsidiaries to, act and carry on their respective businesses in the usual, regular and ordinary course of business consistent with past practice (including, without limitation, in connection with the collection of accounts receivable and the incurrence and payment of accounts payable, and with pricing and marketing practices and the maintenance of Inventory levels) and use its and their respective reasonable best efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with landlords, customers, suppliers, licensors, licensees, advertisers, distributors, lenders and others having business dealings with them and to preserve goodwill. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of MergerCo (which shall not be unreasonably withheld) or except as provided in this Agreement or as set forth in Section 5.1 of the Disclosure Schedule (without reference to any matters deemed to be set forth therein under Sections
3.27 or 4.10 of this Agreement):

     (a) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent in accordance with applicable law;

     (b) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

     (c) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except for the acquisition of shares of Common Stock from holders of Stock Options in full or partial payment of the exercise price payable by such holders upon exercise of Stock Options outstanding on the date of this Agreement;

     (d) authorize for issuance, issue, grant, deliver, sell, pledge or otherwise encumber any shares of its capital stock or the capital stock of any of its Subsidiaries, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or any other securities or equity equivalents (including without limitation stock appreciation rights and Stock Options) (other than the issuance of Common Stock upon the exercise of Stock Options outstanding on the date of this Agreement and in accordance with their present terms (such issuances, together with the acquisitions of shares of Common Stock permitted under clause (c) above, being referred to herein as "Permitted Changes"));

     (e) in the case of the Company, amend its Articles of Incorporation, By-Laws or other comparable charter or organizational documents;

     (f) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof material to the Company;

     (g) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets, except for sales of inventory or the use of supplies, in either case in the ordinary course of business consistent with past practice;

     (h) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings and for lease obligations, in each case incurred in the ordinary course of business consistent with past practice;

     (i) make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any direct or indirect wholly owned subsidiary of the Company;

     (j) pay, discharge or satisfy any claims (including claims of stockholders), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except for the payment, discharge or satisfaction of (i) liabilities or obligations in the ordinary course of business consistent with past practice or in accordance with their terms as in effect on the date hereof or (ii) claims settled or compromised to the extent permitted by Section 5.1(p), or waive, write-off, release, grant, or transfer any rights of material value or modify or change in any material respect any existing license, lease, Permit, contract or other document, other than in the ordinary course of business consistent with past practice;

     (k) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

     (l) enter into any collective bargaining agreement;

     (m) amend, negotiate the terms of, enter into or renew any lease of real property, including any Lease, or fail to renew in a timely fashion any Lease or other lease of real property to which the Company or any Subsidiary is a party, except after consulting with and in cooperation with the Buyer and on such terms as the Buyer has approved, which approval shall not be unreasonably withheld;

     (n) enter into any new Material Contract or, except in the ordinary course of business consistent with past practice, any other Contract;

     (o) change any material accounting principle used by it, except to the extent required by GAAP;

     (p) settle or compromise any litigation (whether or not commenced prior to the date of this Agreement) other than settlements or compromises of litigation where the amount paid (after giving effect to insurance proceeds actually received) in settlement or compromise is not material to the Company;

     (q) make any capital expenditures outside the ordinary course of business consistent with past practice;

     (r) delay or postpone the payment of accounts payable or any other liabilities outside the ordinary course of business consistent with past practice; or

     (s) authorize any of, or commit or agree to take any of, the foregoing actions.

     5.2 CHANGES IN EMPLOYMENT ARRANGEMENTS. Neither the Company nor any of its Subsidiaries shall adopt or amend (except as may be required by law) any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement (including any Benefit Plan or Stock Option Plan) for the benefit or welfare of any employee, director, independent contractor or former director, independent contractor or employee (other than increases for individuals other than officers and directors in the ordinary course of business consistent with past practice) or increase the compensation or fringe benefits of any director, employee, independent contractor or former director, independent contractor or employee (other than increases for individuals other than officers and directors in the ordinary course of business consistent with past practice) or pay any benefit not required by any existing plan, arrangement or agreement.

     5.3 SEVERANCE. Except as requested in writing by the Buyer or MergerCo or as disclosed in Sections 3.8 or 3.9 of the Disclosure Schedule (without reference to any matters deemed to be disclosed therein under Sections 3.27 or
4.10 of this Agreement), neither the Company nor any of its Subsidiaries shall grant any new or modified severance, change-of-control or termination arrangement or increase or accelerate any benefits payable under its severance, change-of-control or termination pay policies in effect on the date hereof.

     5.4 WARN.

     (a) Neither the Company nor any of its Subsidiaries shall effectuate a "plant closing" or "mass layoff," as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 or similar state law ("WARN"), affecting in whole or in part any site of employment, facility, operating unit or employee of the Company or any Subsidiary, without the prior written consent of MergerCo or the Buyer in advance and without complying with the notice requirements and other provisions of WARN.

     (b) Between the date hereof and the Closing Date, the Company, within five business days of receipt of a written request from the Buyer, shall provide required notice of the planned discontinuation of operations (a "plant closing" for purposes of WARN and the Regulations promulgated thereunder), subject to the occurrence of the Merger, of the Company's headquarters and/or distribution center, both located in Miami, Florida, as specified in the written request from the Buyer, effective as of the time specified in the written request from the Buyer. The Buyer shall deliver to the Company a form of such notice within one business day after such written request and shall cooperate with the Company in preparing such notice. The Company shall provide such notice, as required by WARN, to the following:

     (i) each local and international representative(s) of affected employees or, if there is no such representative at that time, to each affected employee; and

     (ii) the State Dislocated Worker Unit (designated or created under Title III of the Job Training Partnership Act); and

     (iii) the chief elected official of the unit of local government within which such closing/layoff is to occur.

     Notwithstanding any other provision of this Section 5.4(b), the parties agree that the Company shall not be required to provide the notice described in this Section 5.4(b) before June 11, 1998. The parties acknowledge that the Company's failure to provide the notice described in this Section 5.4(b) would materially adversely affect the ability of the Buyer and the Company to consummate the transactions contemplated hereby.

                                  ARTICLE VI

                             ADDITIONAL AGREEMENTS

     6.1 PREPARATION OF PROXY STATEMENT; STOCKHOLDERS MEETING.

     (a) As promptly as practicable following the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement. The Company shall use its best efforts to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after clearance thereof with the SEC. If, at any time prior to the Stockholders Meeting, any event, with respect to the Company, its Subsidiaries, directors, officers, and/or the Merger or the other transactions contemplated hereby, shall occur, that is required to be described in the Proxy Statement, the Company shall so describe such event and, to the extent required by applicable law, shall cause it to be disseminated to the Company's stockholders.

     (b) The Company shall immediately notify MergerCo and its affiliates of
(i) the receipt of any comments from the SEC regarding the Proxy Statement and
(ii) the approval of the Proxy Statement by the SEC. MergerCo shall be given a reasonable opportunity to review and comment on all filings with the SEC and all mailings to the Company's stockholders in connection with the Merger prior to the filing or mailing thereof, and the Company shall, subject to the advice of counsel, use its best efforts to reflect all such reasonable comments.

     (c) The Company shall, as promptly as practicable following the date of this Agreement and in consultation with MergerCo, duly call, give notice of, convene and hold a meeting of its stockholders (the "Stockholders Meeting") for the purpose of approving this Agreement and the transactions contemplated by this Agreement. The Company shall, through its Board of Directors, recommend to its stockholders approval of the foregoing matters and seek to obtain all votes and approvals thereof by the stockholders (which undertaking shall not require the Company to engage an outside proxy solicitor), as set forth in Section 3.15; provided, however; that the obligations contained herein shall be subject to the provisions of Section 6.6 of this Agreement. Subject to the foregoing, such recommendation, together with a copy of the opinion referred to in Section 3.14, shall be included in the Proxy Statement. The Company shall use its best efforts to hold such meeting as soon as practicable after the date hereof.

     (d) The Company shall cause its transfer agent to make stock transfer records relating to the Company available to the extent reasonably necessary to effectuate the intent of this Agreement.

     6.2 ACCESS TO INFORMATION; CONFIDENTIALITY.

     (a) The Company shall, and shall cause its Subsidiaries, officers, employees, counsel, financial advisors and other representatives to, afford to MergerCo, its representatives and its potential financing sources reasonable access during normal business hours, in a manner initially coordinated with Donald A. Molta and/or Ann S. Lieff, and thereafter coordinated with those persons designated by the chief executive officer of the Company, during the period prior to the Effective Time to its properties, books, contracts, commitments, personnel and records (including, without limitation, to the extent available, the work papers of the Company's independent public accountants) and, during such period, the Company shall, and shall cause its Subsidiaries, officers, employees and representatives to, furnish promptly to MergerCo (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its business, properties, financial condition, operations and personnel as MergerCo may from time to time reasonably request.

     (b) The Company shall, and shall cause its Subsidiaries and its and their officers, employees, counsel, financial advisors and other representatives to, afford to Buyer and MergerCo and their authorized representatives (including counsel, environmental and other consultants) full access during normal business hours to all properties or facilities currently owned, leased or otherwise used by the Company or any of its Subsidiaries, their respective personnel, operations and records as may be necessary to facilitate the consummation of the transactions contemplated herein, including access to perform engineering, environmental and workplace surveys and such other physical inspections as Buyer and MergerCo may reasonably require, including, without limitation, environmental assessments, air, water or soil testing or sampling and compliance audits. In furtherance of this Section 6.2(b), the Company shall provide Buyer and MergerCo access to all environmental reports and/or data in its possession or control (including reports and/or data maintained or retained by its environmental consultants), which reports are relevant to the matters set forth in Section 3.11.

     (c) Except as required by law, each of the Company, the Buyer and MergerCo shall hold, and shall cause its respective directors, officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in confidence to the extent required by and in accordance with that certain Confidentiality Agreement, dated February 16, 1998, by and between the Company and the Buyer, as amended by that certain letter agreement dated April 6, 1998 between the Company and the Buyer.

     6.3 REASONABLE BEST EFFORTS.

     (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement. The Buyer, MergerCo and the Company shall use their reasonable best efforts and cooperate with one another (i) in promptly determining whether any filings are required to be made or consents, approvals, waivers, licenses, Permits or authorizations are required to be obtained (or, which if not obtained, would result in a breach or violation, or an event of default, termination or acceleration of any agreement or any put right under any agreement) under any applicable law or regulation or from any governmental authorities or third parties, including parties to leases, loan agreements or other debt instruments, in connection with the transactions contemplated by this Agreement, including the Merger, and (ii) in promptly making any such filings, in furnishing information required in connection therewith and in timely seeking to obtain any such consents, approvals, permits or authorizations. Notwithstanding the foregoing, or any other covenant herein contained, in connection with the receipt of any necessary approvals under the HSR Act, neither the Company nor any of its Subsidiaries shall be entitled to divest or hold separate or otherwise take or commit to take any action that limits the Company's freedom of action with respect to, or its ability to retain, the business of the Company or any of its Subsidiaries or any material portions thereof or any of the businesses, product lines, properties or assets of the Company or any of its Subsidiaries, without MergerCo's prior written consent.

     (b) The Company shall make, subject to the condition that the transactions contemplated herein actually occur, any undertakings (including undertakings to make divestitures, provided, in any case, that such divestitures need not themselves be effective or made until after the transactions contemplated hereby actually occur) required in order to comply with the antitrust requirements or laws of any Governmental Entity, including the HSR Act, in connection with the transactions contemplated by this Agreement; provided that no such divestiture or undertaking shall be made unless acceptable to MergerCo.

     (c) Each of the parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Common Stock from The NASDAQ SmallCap Stock Market ("NASDAQ"), provided that, subject to NASDAQ rules and regulations, such delisting shall not be effective until after the Effective Time. The parties also acknowledge that it is MergerCo's intent that Common Stock following the Merger will not be quoted on NASDAQ or listed on any national securities exchange.

     (d) Each of the parties agrees to cooperate with each other in connection with the Company's negotiation of the terms of, entering into and renewal of any lease of real property, in accordance with Section 5.1(m).

     (e) The Company shall use its reasonable best efforts to enter into a lease amendment at or prior to the Closing, in substantially the form attached hereto as Exhibit D, with the landlord (the "Landlord") under that certain Lease Agreement, dated March 1, 1996, by and between the Martin W. Spector Irrevocable Trust and the Company (such amendment, the "Lease Amendment").

     (f) The Buyer shall use its reasonable best efforts to enter into at the Closing a consulting and noncompetition agreement with Ann S. Lieff (the "Consultant"), in substantially the form attached hereto as Exhibit E (such agreement, the "Consulting Agreement").

     6.4 INDEMNIFICATION.

     (a) For six years after the Effective Time, the Company and the Buyer shall indemnify and hold harmless all present and former directors and officers of the Company and its Subsidiaries ("Indemnified Parties") against all costs, expenses, judgments, fines, penalties, losses, claims, damages or liabilities, amounts paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) and reasonable attorneys' fees (collectively, "Costs") incurred in connection with any threatened, pending or completed claim, action, suit, proceeding or investigation, whether civil, criminal, administrative, investigative, governmental or regulatory, or whether involving an alternative dispute resolution proceeding, or any appeal from any of the foregoing proceedings

(collectively, a "Proceeding") arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether threatened, asserted or claimed prior to, at or after the Effective Time, in each of the above cases to the fullest extent permitted by their respective articles of incorporation or bylaws and to the fullest extent permitted by applicable law to the extent such Costs have not been paid by insurance.

     (b) For six years after the Effective Time, the Company and the Buyer shall pay expenses incurred by any Indemnified Party with respect to any Proceeding for which indemnification is available under this Section 6.4, as they are incurred, in advance of the final disposition of any such Proceeding to the fullest extent permitted by their respective articles of incorporation or bylaws and to the fullest extent permitted by the FBCA or other applicable law upon receipt of an undertaking to repay as contemplated by the FBCA. Without limiting the foregoing, if any Proceeding for which indemnification is available under this Section 6.4 is brought against any Indemnified Party after the Effective Time (i) the Indemnified Parties may retain counsel satisfactory to them and the Buyer; (ii) the Company and the Buyer shall promptly pay all reasonable fees and expenses of such counsel for the Indemnified Parties as statements therefor are received; and (iii) the Company and the Buyer shall use all reasonable efforts to assist in the vigorous defense of any such matter; provided, however, that neither the Company nor the Buyer shall be liable for any settlement of any Proceeding effected without their written consent, which consent shall not be unreasonably withheld. The Indemnified Parties as a group shall retain only one law firm to represent them with respect to each Proceeding unless there is, under applicable standards of professional conduct, a conflict on any issue between the positions of any two or more Indemnified Parties, in which case the Indemnified Parties may retain more than one law firm.

     (c) For six years after the Effective Time, the Company shall maintain, at no cost to the individual insureds thereunder, its current directors' and officers' liability insurance policy (or a policy providing substantially similar coverage) ("D&O Policy") to the extent that it provides coverage for events or acts occurring prior to the Effective Time for all persons who are past, present or future duly elected or appointed directors or officers of the Company on the date of this Agreement; provided that the Company shall not be required to spend as an aggregate premium for such D&O Policy more than 175% of the annual premium for the Company's D&O Policy in effect as of the date of this Agreement; and provided further that the Company shall nevertheless be obligated to provide insurance with such policy limit as may be obtained for such maximum aggregate premium. The failure of the Company to maintain the D&O Policy contemplated by this Section 6.4(c) for any reason shall not relieve the Company or the Buyer of any other obligation under this Section 6.4.

     (d) The provisions of this Section 6.4 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

     6.5 PUBLIC ANNOUNCEMENTS. Neither MergerCo or the Buyer, on the one hand, nor the Company, on the other hand, shall issue any press release or public statement with respect to the transactions contemplated by this Agreement, including the Merger, without the other party's prior consent, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with NASDAQ. In addition to the foregoing, MergerCo and the Company shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any such press release or other public statements with respect to such transactions. The parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Agreement shall be in substantially the form attached hereto as Exhibit F.

     6.6 NO SOLICITATION. From and after the date hereof until the termination of this Agreement neither the Company or any of its Subsidiaries, nor any of their respective officers, directors, employees, agents or affiliates (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of its affiliates) shall directly or indirectly initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or take any other action to facilitate knowingly, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to any Transaction Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of any such inquiries or to obtain a Transaction Proposal or agree to or endorse any Transaction Proposal or authorize or permit any of its officers, directors or employees or any of its Subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to take any such action, provided, however, that nothing contained in this Agreement shall prohibit the Company from (i) furnishing information to or otherwise responding to any person or entity that makes an unsolicited, bona fide Transaction Proposal, if, in the written opinion of outside counsel to the Company, after consulting with outside counsel to the Buyer and MergerCo, such action is required for the Board of Directors of the Company to comply with its fiduciary duties under applicable law, (ii) failing to make or withdrawing or modifying its recommendation referred to in Section
3.15 if there exists a Transaction Proposal and in the written opinion of outside counsel to the Company, after consulting with outside counsel to the Buyer and MergerCo, such action is required for the Board of Directors of the Company to comply with its fiduciary duties under applicable law in connection with such Transaction Proposal or (iii) making to the Company's stockholders any recommendation and related filing with the SEC as required by Rules 14e-2 and 14d-9 under the Exchange Act, with respect to any tender offer, or taking any other legally required action with respect to such tender offer (including, without limitation, the making of public disclosures as may be necessary or reasonably advisable under applicable securities laws) if in the written opinion of outside counsel to the Company, after consulting with outside counsel to the Buyer and MergerCo, such action is required for the Board of Directors of the Company to comply with its fiduciary duties under applicable law; and provided further, however, that, in the event of an exercise of the Company's or its Board of Director's rights under clauses (i), (ii) or (iii) above and subject to compliance with the next three sentences hereof, notwithstanding anything contained in this Agreement to the contrary, such exercise of rights shall not constitute a breach of this Agreement by the Company. The Company shall promptly advise MergerCo orally and in writing of any request for nonpublic information from, or discussions or negotiations with, any person or entity or of any Transaction Proposal known to it, the material terms and conditions of such request or Transaction Proposal, and the identity of the person or entity making such request or Transaction Proposal. The Company shall promptly inform MergerCo of any material change in the details (including amendments or proposed amendments) of any such request for nonpublic information, the contents of any discussions or negotiations or any material change in such Transaction Proposal. Neither the Board of Directors of the Company nor any committee thereof shall take any action pursuant to clauses
(ii) or (iii) above until a time that is after the later of (x) the fourth business day following MergerCo's receipt of written notice advising MergerCo that the Board of Directors of the Company has received a Transaction Proposal, specifying the material terms of such Transaction Proposal and identifying the person making such Transaction Proposal and (y) in the event of any amendment to the price or any material term of a Transaction Proposal, two business days following MergerCo's receipt of written notice containing the material terms of such amendment, including any change in price (it being understood that each such further amendment to the price or any material terms of a Transaction Proposal shall necessitate an additional written notice to MergerCo and an additional two business day period prior to which the Company can take any action set forth in clauses (ii) or (iii) above). For purposes of this Agreement, "Transaction Proposal" shall mean any of the following (other than the transactions between the Company and MergerCo contemplated by this Agreement) involving the Company or any of its Subsidiaries: (i) any merger, consolidation, share exchange, recapitalization, business combination, or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the Company and its Subsidiaries, taken as a whole, in a single transaction or series of related transactions (unless consented to by MergerCo, which consent shall not be unreasonably withheld); (iii) any tender offer or exchange offer for, or the acquisition (or right to acquire) of "beneficial ownership" by any person, "group" or entity (as such terms are defined under Section 13(d) of the Exchange Act) of 10% or more of the outstanding shares of Common Stock or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

     6.7 RESIGNATION OF DIRECTORS. Prior to the Effective Time, the Company shall deliver to MergerCo evidence satisfactory to MergerCo of the resignation of all directors of the Company, effective at the Effective Time.

     6.8 EMPLOYEE BENEFITS.

     The Buyer agrees that, for a period of twelve (12) months following the Effective Time, the Surviving Corporation shall maintain employee benefit plans and arrangements (directly or in conjunction with the Buyer) that, in the aggregate, will provide a level of benefits to continuing employees of the Company and its Subsidiaries substantially comparable in the aggregate to those provided under the Benefit Plans set forth in Section 6.8 (without reference to any matters deemed to be set forth therein under Sections 3.27 or 4.10 of this Agreement) of the Disclosure Schedule ("Section 6.8 Plans") as in effect immediately prior to the Effective Time (other than discretionary benefits); provided, however, that the Buyer may cause modifications to be made to the employee benefit plans and arrangements to the extent necessary to comply with applicable law or to reflect widespread adjustments in benefits (or costs thereof) provided to employees under compensation and benefit plans of the Buyer and its subsidiaries. In addition, the Buyer may change, substitute or terminate insurance companies, third party administrators, or other providers of benefits or services associated with the employee benefit plans and may offer a benefit plan or arrangement which it sponsors in place of a benefit plan or arrangement which is set forth in Section 6.8 of the Disclosure Schedule (without reference to any matters deemed to be set forth therein under Sections 3.27 or 4.10 of this Agreement) including the offering of its cafeteria plan in place of the cafeteria plan set forth in Section 6.8 of the Disclosure Schedule. No specific compensation or benefit plans, however, need be provided. For purposes of determining eligibility and vesting with respect to all Section 6.8 Plans (except with respect to any defined benefit plans), the Buyer shall use the employee's hire date with the Company or Subsidiary or such other date as has been previously determined by the Company or Subsidiary for credit for prior employment with any ERISA Affiliate of the Company. Employee benefit plans that provide medical, dental, or life insurance benefits after the Effective Time to any individual who is an active employee of the Company or any of its Subsidiaries as of the Effective Time or a dependent of such an employee shall, with respect to such individuals, waive any waiting periods, any pre-existing conditions, and any actively-at-work exclusions to the extent so waived under present policy and shall provide that any expenses incurred on or before the Effective Time by such individuals shall be taken into account under such plans for purposes of satisfying applicable deductible, coinsurance, and maximum out-of-pocket provisions to the extent taken into account under present policy. Nothing in this Section 6.8 shall prohibit the Company from terminating the employment of any employee at any time with or without cause (subject to, and in accordance with the terms of any existing employment agreements), or shall be construed or applied to restrict the ability of the Buyer or Surviving Corporation and its Subsidiaries to establish such types and levels of compensation and benefits as they determine to be appropriate.

     6.9 NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to the Buyer and MergerCo and the Buyer and MergerCo shall give prompt notice to the Company of: (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which does or would be likely to cause (A) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect, or (B) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied; and (ii) any failure of the Company on the one hand, or the Buyer or MergerCo on the other hand, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by the respective party hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.9 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     6.10 STATE TAKEOVER LAWS. If any "fair price," "control share acquisition" or other takeover statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby, including the Merger, the Company and the Buyer, and their respective Boards of Directors, shall use their reasonable best efforts to grant such approvals and to take such other actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and shall otherwise use their reasonable best efforts to eliminate the effects of any such statute or regulation on the transactions contemplated hereby.

     6.11 PHYSICAL INVENTORY. The Company shall cooperate with the Buyer, at the Buyer's written request, in arranging and scheduling, prior to the Closing Date, for a nationally recognized inventory service (or such other person as reasonably requested by the Buyer) to perform one or more physical counts of the Inventory after the Closing Date at the locations and times requested by the Buyer.

     6.12 REPAYMENT OF INDEBTEDNESS. The Buyer agrees to cause the outstanding indebtedness of the Company to (a) General Electric Capital Corporation under the Credit Agreement, dated as of May 22, 1996, between the Company and General Electric Capital Corporation, as modified by the First Modification of Credit Agreement, dated October 3, 1997, and (b) to Music Funding I, LLC under the Credit Agreement, dated as of October 3, 1997, between the Company and Music Funding I, LLC, to be repaid at the Effective Time, conditioned upon the occurrence of the Effective Time and the satisfaction or waiver on or prior to the Closing Date of the conditions set forth in Sections 7.1 and 7.2.

     6.13 SEVERANCE. The Company, the Buyer and MergerCo agree that in the event any headquarters or distribution center employees of the Company are terminated by the Surviving Corporation without cause within 12 months following the Effective Time, severance payments shall be made to such employees in accordance with the severance policy of the Company outlined in the severance policy term sheet and attachment exchanged between the Buyer and the Company and dated June 3, 1998, as subsequently formalized in accordance with this Section 6.13. Within 10 business days of the date of this Agreement, the Company, the Buyer and MergerCo shall formalize such severance policy on substantially the terms contained in such term sheet and attachment. The Buyer and MergerCo agree to comply with such policy, including with the payment of the severance and transition payments described in such policy.

     6.14 ACCESS FOR POINT OF SALE INSTALLATION. Commencing on the date 30 calendar days prior to the anticipated Closing Date, the Company shall, and shall cause its Subsidiaries and its and their officers, employees and other representatives to, afford to the Buyer and its authorized representatives and employees (including information systems consultants and engineers) full access during normal business hours to all properties or facilities currently owned, leased or otherwise used by the Company or any of its Subsidiaries in the retail sale or rental of Inventory as may be necessary to facilitate the Buyer's installation of cables and other hardware necessary for the introduction and support of the Buyer's point of sale systems. The parties agree that (a) such access shall not unreasonably interfere with the Company's regular conduct of its business at such properties and facilities, (b) such installation shall be at the Buyer's cost and (c) promptly after the termination of this Agreement in accordance with its terms, the Buyer shall cause such properties and facilities to be restored to substantially the same physical state in which they would have been absent such installation.

                                  ARTICLE VII

                             CONDITIONS PRECEDENT

     7.1 CONDITIONS TO EACH PARTY'S OBLIGATION. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

     (a) COMPANY STOCKHOLDER APPROVAL. The Company Stockholder Approval shall have been obtained.

     (b) HSR ACT. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

     (c) NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Entity or other legal restraint or prohibition shall be in effect preventing or prohibiting the consummation of the Merger or the other transactions contemplated by this Agreement; provided, however, that the parties hereto shall, subject to the last sentence of Section 6.3 (a) hereof, use their best efforts to have any such injunction, order, restraint or prohibition vacated.

     7.2 CONDITIONS TO OBLIGATIONS OF THE BUYER AND MERGERCO. The obligations of the Buyer and MergerCo to effect the Merger are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

     (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of the Company and its Subsidiaries contained in this Agreement shall have been true and correct in all material respects when made and, except to the extent such representations and warranties speak to an earlier date, shall be true and correct in all material respects at and as of the Effective Time, as if made at and as of such time, in each case except as contemplated or permitted by this Agreement.

     (b) PERFORMANCE OF OBLIGATIONS OF THE COMPANY. The Company shall have performed and fulfilled each of its obligations, covenants and agreements under this Agreement, including but not limited to its obligations pursuant to
Section 6.6 hereof, except for such failures to perform or fulfill as have not had and would not, either individually or in the aggregate, have a Material Adverse Effect with respect to the Company or materially adversely affect the ability of the Company to consummate the transactions contemplated hereby.

     (c) CONSENTS, ETC. MergerCo shall have received evidence, in form and substance reasonably satisfactory to it, that the Permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and all other third parties identified in Section 3.4 and Section 7.2(c) of the Disclosure Schedule have been obtained.

     (d) NO LITIGATION. There shall not be instituted, pending or threatened by any Governmental Entity any suit, action or proceeding (or by any other person any suit, action or proceeding that has a reasonable likelihood of success in the good faith opinion of the Buyer) (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or, in the good faith opinion of the Buyer, materially and adversely affecting the contemplated economic or business benefits of the transactions contemplated hereby, (ii) seeking to prohibit or limit the ownership or operation by the Company, any Subsidiary, the Buyer or any of the Buyer's subsidiaries of a material portion of the business or assets of the Company and its Subsidiaries or the Buyer and its subsidiaries, taken as a whole, or to compel the Company or the Buyer to dispose of or hold separate any material portion of the business or assets of the Company and its Subsidiaries or the Buyer and its subsidiaries, taken as a whole, in each case as a result of the Merger or any of the other transactions contemplated by this Agreement, (iii) seeking to impose limitations on the ability of the Buyer or MergerCo to acquire or hold, or exercise full rights of ownership of, any shares of Common Stock, including, without limitation, the right to vote such shares of Common Stock on all matters properly presented to the stockholders of the Company or (iv) seeking to prohibit the Buyer or any of its subsidiaries from effectively controlling in any respect any material portion of the business or operations of the Company or its Subsidiaries.

     (e) NO MATERIAL ADVERSE CHANGE. There shall not have occurred any Material Adverse Change with respect to the Company since January 31, 1998.

     (f) ABSENCE OF CERTAIN RULES AND ORDERS. There shall not be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Merger by any Governmental Entity that would result in any of the consequences referred to in clauses (i) through (iv) of Section 7.2(d).

     (g) CONSULTING AGREEMENT. The Company and the Consultant shall have entered into the Consulting Agreement.

     (h) LEASE AMENDMENT. The Company and the Landlord shall have entered into the Lease Amendment.

     (i) SURRENDER AGREEMENTS. Each holder of any unexpired outstanding Stock Option (whether granted under a Stock Option Plan or otherwise) shall have executed a Surrender Agreement and delivered such Surrender Agreement to MergerCo.

     (j) DISSENTER CLAIMS. The Company shall not have received notice of election to dissent and demand payment from the holders of more than 10% of the issued and outstanding shares of the Common Stock in connection with the Merger.

     (k) OPINION OF COUNSEL. The Company's legal counsel shall have delivered to the Buyer and MergerCo a written opinion of counsel with respect to (i) the effectiveness of the Merger, (ii) the due incorporation, valid existence and good standing of the Company and its Subsidiaries, (iii) the validity, binding effect and enforceability of this Agreement, the Consulting Agreement and the Surrender Agreements, and (iv) such other matters as MergerCo may reasonably request.

     (l) COMPANY CERTIFICATE. The Company shall have delivered to the Buyer and MergerCo a certificate, dated as of the Closing Date and signed on its behalf by its Chief Executive Officer and its Chief Financial Officer, as to the satisfaction by it of the conditions set forth in subsections 7.2(a), 7.2(b), 7.2(d), 7.2(e) and 7.2(j).

     7.3 CONDITIONS TO OBLIGATION OF THE COMPANY. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

     (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of the Buyer and MergerCo contained in this Agreement shall have been true and correct in all material respects when made and, except to the extent such representations and warranties speak to an earlier date, shall be true and correct in all material respects at and as of the Effective Time, as if made at and as of such time, in each case except as contemplated or permitted by this Agreement.

     (b) PERFORMANCE OF OBLIGATIONS OF THE BUYER AND MERGERCO. The Buyer and MergerCo shall have performed and fulfilled each of their respective obligations, covenants and agreements under this Agreement, except for such failures to perform or fulfill as have not and would not, either individually or in the aggregate, have a Material Adverse Effect with respect to the Buyer or materially adversely affect the ability of the Buyer or MergerCo to consummate the transactions contemplated hereby.

     (c) NO LITIGATION. There shall not be instituted, pending or threatened by any Governmental Entity any suit, action or proceeding (or by any other person any suit, action or proceeding that has a reasonable likelihood of success in the good faith opinion of the Company) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement.

     (d) OPINION OF COUNSEL. The Buyer's and MergerCo's legal counsel shall have delivered to the Company a written opinion of counsel with respect to (i) the validity, binding effect and enforceability of this Agreement and (ii) such other matters as the Company may reasonably request.

     (e) BUYER AND MERGERCO CERTIFICATE. The Buyer and MergerCo shall have delivered to the Company certificates, dated as of the Closing Date and signed on their behalf by their respective Chief Executive Officers and Chief Financial Officers, as to the satisfaction by them of the conditions set forth in subsections 7.3(a), 7.3(b) and 7.3(c).

                                 ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

     8.1 TERMINATION. This Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the stockholders of the Company:

     (a) by mutual written consent of MergerCo and the Company; or

     (b) by either MergerCo or the Company if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting, or if there shall be in effect any other legal restraint or prohibition preventing or prohibiting, the consummation of the Merger and such order, decree, ruling or other action shall have become final and nonappealable (other than due to the failure of the party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed at or prior to the Effective Time); or

     (c) by either MergerCo or the Company if the Merger shall not have been consummated on or before October 15, 1998 (other than due to the failure of the party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed at or prior to the Effective Time); or

     (d) by either MergerCo or the Company, if any required approval of the stockholders of the Company shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof; provided, however, that unless MergerCo shall otherwise notify the Company within two weeks after such failure to obtain the required vote, this Agreement shall be deemed to have been terminated by MergerCo upon the expiration of such two-week period; or

     (e) by MergerCo, if the Board of Directors of the Company or any committee thereof shall have (i) withdrawn, modified or amended in any respect adverse to the Buyer or MergerCo its approval or recommendation of the Merger, (ii) failed as soon as practicable to mail the Proxy Statement to its stockholders or failed to include in such statement such recommendation, (iii) recommended or approved any Transaction Proposal from a person other than the Buyer, MergerCo or any of their respective affiliates, (iv) failed to publicly announce, within 10 business days after the occurrence of any publicly announced Transaction Proposal from a person other than the Buyer, its opposition to such Transaction Proposal, or amended, modified, or withdrawn its opposition to any Transaction Proposal in any manner adverse to the Buyer or MergerCo; or (v) resolved to do any of the foregoing; or

     (f) by MergerCo, (i) if the Company shall enter into any agreement with a third party with respect to a Transaction Proposal or (ii) if a person, group or entity has acquired after the date hereof 20% or more of the issued and outstanding shares of Common Stock; or

     (g) by the Company upon its entering into a binding agreement with a third party with respect to a Transaction Proposal, provided that it has complied with all provisions of this Agreement, including the notice provisions herein, and that it pays the Termination Fee as provided by and defined in Section 9.2; or

     (h) by MergerCo in the event of a material breach or failure to perform in any material respect by the Company of any representation, warranty, covenant or other agreement contained in this Agreement that cannot be or has not been cured within 20 days after the giving of written notice to the Company; or

     (i) by the Company in the event of a material breach or failure to perform in any material respect by MergerCo or the Buyer of any representation, warranty, covenant or other agreement contained in this Agreement that cannot be or has not been cured within 20 days after the giving of written notice to MergerCo or Buyer.

     8.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either the Company or MergerCo as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Buyer, MergerCo or the Company, other than under the provisions of Section 3.13, Section 4.5, Section 6.2(c), Section 6.14(c), this Section 8.2,

Section 9.2 and Section 9.7. Nothing contained in this Section 8.2 shall relieve any party of any breach of the representations, warranties, covenants or agreements set forth in this Agreement.

     8.3 AMENDMENT. This Agreement way be amended by the parties at any time before or after any required approval of matters presented in connection with the Merger by the stockholders of the Company; provided, however, that after any such approval, there shall be made no amendment that by law requires further approval by such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

     8.4 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.3, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

     8.5 PROCEDURE FOR TERMINATION, AMENDMENT, EXTENSION OR WAIVER. A termination of this Agreement pursuant to Section 8.1, an amendment of this Agreement pursuant to Section 8.3 or an extension or waiver pursuant to Section
8.4 shall, in order to be effective, require in the case of MergerCo or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.

                                  ARTICLE IX

                              GENERAL PROVISIONS

     9.1 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time and all such representations and warranties shall be extinguished on consummation of the Merger and none of the Company, the Buyer and MergerCo nor any officer, director or employee or shareholder thereof shall be under any liability whatsoever with respect to any such representation or warranty after such time. This Section 9.1 shall not limit any covenant or agreement of the parties that by its terms contemplates performance after the Effective Time.

     9.2 FEES AND EXPENSES.

     (a) If any person (other than MergerCo or any of its affiliates) shall have made, proposed, communicated or disclosed a Transaction Proposal in a manner that is or otherwise becomes public and this Agreement is terminated, after such Transaction Proposal shall have been made, proposed, communicated or disclosed to the Company, pursuant to any of the following provisions:

         (i)   by the Company pursuant to Section 8.1(g);

         (ii)  by MergerCo pursuant to Section 8.1(e) or (f)(i); or

         (iii) by MergerCo pursuant to Section 8.1(h) due to a breach of or failure to perform a covenant or agreement, if the breach or failure to perform that forms the basis of the termination under
               Section 8.1(h) was caused or effected by any action, or any omission where this Agreement would require action, of the Company or its Subsidiaries or their agents, affiliates or representatives in connection with such Transaction Proposal;

then the Company shall, within five business days after such termination of this Agreement, pay MergerCo a fee of $2,000,000 in cash (the "Termination Fee"), which amount shall be payable in same day funds. No termination of this Agreement at a time when a fee is reasonably expected to be payable pursuant to this Section 9.2(a) shall be effective until such fee is paid. The Company acknowledges and agrees that a termination of this Agreement under any of the circumstances referred to in the first sentence of this paragraph would cause the Buyer and MergerCo to suffer direct and substantial damages, which damages cannot be determined with reasonable certainty. To compensate the Buyer and MergerCo for such damages, the Company shall pay MergerCo the Termination Fee, in the manner referred to above, as liquidated damages. It is specifically agreed that the amount to be paid pursuant to this Section 9.2(a) represents liquidated damages and not a penalty.

     (b) Except as provided otherwise in paragraph (a) above, all costs and expenses incurred in connection with this Agreement, and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that the Company shall pay all costs and expenses (i) in connection with printing and mailing the Proxy Statement as well as all SEC filing fees relating to the transactions contemplated herein and (ii) of obtaining any consents of any third party, provided that the Buyer shall reimburse the Company in the amount of such costs and expenses if this Agreement is terminated as a result of the Buyer's or MergerCo's material breach of this Agreement. The parties agree that the Buyer shall pay the filing fee required for the filing of the pre-merger notification and report under the HSR Act and the fees of the Exchange Agent incurred prior to the Effective Time.

     9.3 NOTICES. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed to have been effectively given when delivered personally, when dispatched by electronic facsimile transmission (with receipt thereof electronically confirmed) or one day after having been sent by overnight courier to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a)  if to MergerCo or the Buyer, to

          Camelot Music Holdings, Inc.
          8000 Freedom Avenue, N.W.
          North Canton, Ohio 44720

          Facsimile: 330-494-8535
          Attn: Mr. James E. Bonk
          President and Chief Executive Officer

          with a copy to:

          Calfee, Halter & Griswold LLP
          1400 McDonald Investment Center
          800 Superior Avenue
          Cleveland, Ohio 44114

          Facsimile: 216-241-0816
          Attn: Thomas F. McKee, Esq.

     (b)  if to the Company, to

          Spec's Music, Inc.
          1666 N.W. 82d Avenue

          Miami, Florida 33126 Facsimile:
          305-592-9343
          Attn: Ms. Ann S. Lieff
          President and Chief Executive Officer

          with a copy to:

          Holland & Knight LLP
          701 Brickell Avenue
          Miami, Florida 33131

          Facsimile: 305-789-7799
          Attn: Bruce Jay Colan, Esq.

      9.4 DEFINITIONS. For purposes of this Agreement:

     (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

     (b) "business day" shall have the meaning assigned such term in Rule 14d-1(e)(6) under the Exchange Act;

     (c) "knowledge", with respect to the Company, means (i) the actual knowledge of the following officers and employees (as well as any of their successors) of the Company and its Subsidiaries: Ann S. Lieff, Rosalind S. Zacks and Donald A. Molta, with respect to all matters, and, without duplication, Beth Fath, with respect to purchasing, marketing and merchandising matters, Patricia Walker, with respect to human resources, employee benefits and labor matters, and Melvin Noreiga, with respect to all matters relating to the Company's Subsidiary D S Latino, Inc., or any of the foregoing (with respect to a matter within such individual's designated area of knowledge),
(ii) the constructive knowledge of any facts or events of which such officers and employees, or any of them (with respect to a matter within such individual's designated area of knowledge), should have been aware had such officers or employees, or any of them, exercised the degree of diligence that would have been exercised by a reasonable person in such position, and (iii) for purposes of this definition, any such officer or employee (with respect to a matter within such individual's designated area of knowledge) having knowledge of any occurrence, nonoccurrence, existence or nonexistence of material facts, circumstances or events that have significance under any law, standard, requirement or agreement shall be deemed to have actual knowledge of such significance;

     (d) "Material Adverse Change" or "Material Adverse Effect" means, when used in connection with the Company, any change or effect that either individually or in the aggregate with all other such changes or effects is materially adverse to the business, financial condition, prospects or results of operations of the Company and its Subsidiaries taken as a whole, and the terms "material" and "materially" shall have correlative meanings; provided, however, that no Material Adverse Change or Material Adverse Effect shall be deemed to have occurred as a result solely of any one or more of (i) those matters described in a separate writing dated the date of this Agreement and specifically referencing this Section delivered by the Company to the Buyer,
(ii) general conditions affecting generally the industry in which the Company competes and general market conditions in the United States, or (iii) changes after the date hereof in the relationship between the Company and any customer or supplier, so long as any such change is not attributable to or does not arise from a breach by the Company of any of its representations, warranties or covenants contained in this Agreement;

     (e) "Material Adverse Change" or "Material Adverse Effect" means, when used in connection with the Buyer, any change or effect that either individually or in the aggregate with all other such changes or effects is materially adverse to the business, financial condition, prospects or results of operations of the Buyer and its subsidiaries taken as a whole, and the terms "material" and "materially" shall have correlative meanings; provided, however, that no Material Adverse Change or Material Adverse Effect shall be deemed to have occurred as a result solely of any one or more of (i) those matters described in a separate writing dated the date of this Agreement and specifically referencing this Section delivered by the Buyer to the Company,
(ii) general conditions affecting generally the industry in which the Buyer competes and general market conditions in the United States, or (iii) changes after the date hereof in the relationship between the Buyer and any customer or supplier, so long as any such change is not attributable to or does not arise from a breach by the Buyer of any of its representations, warranties or covenants contained in this Agreement;

     (f) "person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity;

     (g) "SEC" means the United States Securities and Exchange Commission; and

     (h) a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors (or other governing body) or, if there are no such voting interests, 50% or more of the equity interests of which is owned directly or indirectly by such first person.

     9.5 INTERPRETATION. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

     9.6 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     9.7 ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement and the other agreements referred to herein constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement, other than Sections 6.4, 6.8 and 6.13 is not intended to confer upon any person other than the parties any rights or remedies.

     9.8 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL SUBSTANTIVE LAWS OF THE STATE OF FLORIDA, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS.

     9.9 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties; provided, however, that the Buyer or MergerCo may, without the Company's prior written consent, assign their respective rights under this Agreement to any financial institution that requires such assignment in connection with such financial institution's agreement to provide financing to either the Buyer or MergerCo; provided, further, that this provision does not create a financing contingency that may relieve the Buyer or MergerCo of their obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     9.10 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy at law or in equity to which the parties may be entitled.

     IN WITNESS WHEREOF, the Buyer, MergerCo and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                        SM ACQUISITION, INC.

                                        By: /s/ James E. Bonk
                                        ----------------------------------------
                                        Name: James E. Bonk
                                        Title: President and Chief Executive
                                        Officer

                                        SPEC'S MUSIC, INC.

                                        By: /s/ Ann S. Lieff
                                        ----------------------------------------
                                        Name: Ann S. Lieff
                                        Title: President and Chief Executive
                                        Officer

                                        CAMELOT MUSIC HOLDINGS, INC.

                                        By: /s/ James E. Bonk
                                        ----------------------------------------
                                        Name: James E. Bonk
                                        Title: President and Chief Executive
                                        Officer

                                  APPENDIX B

                              [PAINEWEBBER LETTER]

         June 3, 1998

         Board of Directors
         Spec's Music, Inc.
         1666 N.W. 82nd Avenue
         Miami, Florida 33126

         Ladies and Gentlemen:

                    Spec's Music, Inc. ("Spec's" or the "Company"), Camelot Music, Inc. ("Buyer") and a wholly owned indirect subsidiary of the Buyer ("MergerCo") propose to enter into an Agreement and Plan of Merger (the "Agreement") pursuant to which MergerCo will be merged with and into the Company (the "Merger"). Following the Merger, each issued and outstanding share of common stock, par value $.01 per share, of the Company ("Common Stock") will be converted into the right to receive $3.30 in cash (the "Merger Consideration"). The Merger is expected to be considered by the holders of Common Stock at a meeting of the Company's stockholders to be held as soon as practicable following the date hereof.

                    You have asked us whether or not, in our opinion, the Merger Consideration to be received in the Merger is fair from a financial point of view, to the holders of Common Stock.

                    In arriving at the opinion set forth below, we have, among other things:

         (1) Reviewed, among other public information, the Company's Annual Reports, Forms 10-K and related financial information for the three fiscal years ended July 31, 1997 and the Company's Form 10-Q and the related unaudited financial information for the six months ended January 31, 1998;

         (2) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the Company furnished to us by the Company;

         (3) Conducted discussions with members of senior management of the Company concerning its businesses and prospects;

         (4) Reviewed the historical market prices and trading activity for the Common Stock with those of certain publicly traded companies which we deemed to be relevant;

         Board of Directors
         Spec's Music, Inc.
         June 3, 1998
         Page 2

         (5) Compared the financial position and operating results of the Company with those of certain publicly traded companies which we deemed to be relevant;

         (6) Compared the proposed financial terms of the Merger with the financial terms of certain other business combinations which we deemed to be relevant;

         (7)        Reviewed a draft of the Agreement dated May 18, 1998; and

         (8) Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed to be necessary, including our assessment of regulatory, general economic, market and monetary conditions.

                    In preparing our opinion, we have relied on the accuracy and completeness of all information that was publicly available, supplied or otherwise communicated to us by or on behalf of the Company, and we have not assumed any responsibility to independently verify such information. We have assumed that the financial forecasts examined by us were reasonably prepared on bases reflecting the best currently available estimates and good faith judgements of the management of the Company as to the future performance of the Company. We have also relied upon assurances of the management of the Company that they are unaware of any facts that would make the information or financial forecasts provided to us incomplete or misleading. We have not made an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals and have assumed that all material assets and liabilities (contingent or otherwise, known or unknown) of the Company are as set forth in its respective financial statements. Our opinion is based upon regulatory, general economic, market and monetary conditions existing on the date hereof.

                    Our opinion is directed to the Board of Directors of the Company and does not constitute a recommendation to any stockholder of the Company as to whether or not any such stockholder should approve the Merger. This opinion does not address the relative merits of the Merger and other transactions or business strategies discussed by the Board of Directors of the Company as alternatives to the Merger or the decision of the Board of Directors of the Company to proceed with the Merger.

                    This opinion has been prepared for the use of the Board of Directors of the Company and shall not be reproduced, summarized, described or referred to or given to any other person or otherwise made public without the prior written consent of PaineWebber Incorporated; provided, however, that this letter may be reproduced in full in the Proxy

         Board of Directors
         Spec's Music, Inc.
         June 3, 1998
         Page 3

         Statement to be filed with the Securities and Exchange Commission in connection with the Merger.

                    PaineWebber Incorporated is currently acting as financial advisor to the Board of Directors of the Company in connection with the Merger and will receive a fee upon the delivery of this opinion. In the past, PaineWebber Incorporated and its affiliates have provided investment banking services to the Company and have received fees for rendering these services.

                    In the ordinary course of our business, we may trade the securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in such securities.

                    On the basis of, and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration to be received in the Merger is fair from a financial point of view, to the holders of Common Stock.

                                                   Very truly yours,

                                                   PAINEWEBBER INCORPORATED

                                                   /s/ PAINEWEBBER INCORPORATED
                                                   ----------------------------

                                  APPENDIX C

                               FLORIDA STATUTES
607.1301 DISSENTERS' RIGHTS; DEFINITIONS.--The following definitions apply to ss. 607.1302 and 607.1320:
       (1) "Corporation" means the issuer of the shares held by a dissenting shareholder before the corporate action or the surviving or acquiring corporation by merger or share exchange of that issuer.
       (2) "Fair value," with respect to a dissenter's shares, means the value of the shares as of the close of business on the day prior to the shareholders' authorization date, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.
       (3) "Shareholders' authorization date" means the date on which the shareholders' vote authorizing the proposed action was taken, the date on which the corporation received written consents without a meeting from the requisite number of shareholders in order to authorize the action, or, in the case of a merger pursuant to s. 607.1104, the day prior to the date on which a copy of the plan of merger was mailed to each shareholder of record of the subsidiary corporation.

607.1302  RIGHT OF SHAREHOLDERS TO DISSENT.--
       (1)  Any shareholder of a corporation has the right to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:
            (a) Consummation of a plan of merger to which the corporation is a party:
                1. If the shareholder is entitled to vote on the merger, or
                2. If the corporation is a subsidiary that is merged with its parent under s. 607.1104, and the shareholders would have been entitled to vote on action taken, except for the applicability of s. 607.1104;
            (b) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation, other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange pursuant to s. 607.1202, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net
                proceeds of the sale will be distributed to the shareholders within 1 year after the date of the sale;
            (c) As provided in s. 607.0902(11), the approval of a control-share acquisition;
            (d) Consummation of a plan of share exchange to which the
                corporation is a party as the corporation the shares of
                which will be acquired, if the shareholder is entitled to
                vote on the plan;
            (e) Any amendment of the articles of incorporation if the
                shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:
                1. Altering or abolishing any preemptive rights attached to any of his shares;
                2. Altering or abolishing the voting rights pertaining to any of his shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;
                3. Effecting an exchange, cancellation, or reclassification of any of his shares, when such exchange, cancellation, or reclassification would alter or abolish his voting rights or alter his percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;
                4. Reducing the stated redemption price of any of his redeemable shares, altering or abolishing any provision relating to
                   any sinking fund for the redemption or purchase of any of
                   his shares, or making any of his shares subject to
                   redemption when they are not otherwise redeemable;

                5. Making noncumulative, in whole or in part, dividends of any of his preferred shares which had theretofore been cumulative;
                6. Reducing the stated dividend preference of any of his
                   preferred shares; or
                7. Reducing any stated preferential amount payable on any of his preferred shares upon voluntary or involuntary liquidation;
                   or
            (f) Any corporate action taken, to the extent the articles of incorporation provide that a voting or nonvoting shareholder is entitled to dissent and obtain payment for his shares.
       (2)  A shareholder dissenting from any amendment specified in paragraph
            (1)(e) has the right to dissent only as to those of his shares which are adversely affected by the amendment.
       (3) A shareholder may dissent as to less than all the shares registered in his name. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.
       (4) Unless the articles of incorporation otherwise provide, this section does not apply with respect to a plan of merger or share exchange or a proposed sale or exchange of property, to the holders of shares of any class or series which, on the record date fixed to determine the shareholders entitled to vote at the meeting of shareholders at which such action is to be acted upon or to consent to any such action without a meeting, were either registered on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held of record by not fewer than 2,000 shareholders.
       (5) A shareholder entitled to dissent and obtain payment for his shares under this section may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

607.1320    PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS.--
       (1)(a) If a proposed corporate action creating dissenters' rights under
       s. 607.1302 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights and be accompanied by a copy of ss.
       607.1301, 607.1302, and 607.1320. A shareholder who wishes to assert dissenters' rights shall:
                1. Deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated, and
                2. Not vote his shares in favor of the proposed action. A proxy or vote against the proposed action does not constitute such a notice of intent to demand payment.
            (b) If proposed corporate action creating dissenters' rights under
                s. 607.1302 is effectuated by written consent without a meeting, the corporation shall deliver a copy of ss.
                607.1301, 607.1302, and 607.1320 to each shareholder
                simultaneously with any request for his written consent or, if such a request is not made, within 10 days after the date the corporation received written consents without a meeting from the requisite number of shareholders necessary to authorize the action.
       (2) Within 10 days after the shareholders' authorization date, the corporation shall give written notice of such authorization or consent or adoption of the plan of merger, as the case may be, to each shareholder who filed a notice of intent to demand payment for his shares pursuant to paragraph (1)(a) or, in the case of action authorized by written consent, to each shareholder, excepting any who voted for, or consented in writing to, the proposed action.

       (3) Within 20 days after giving the notice to him, any shareholder who elects to dissent shall file with the corporation a notice of such election, stating his name and address, the number,
            classes, and series of shares as to which he dissents, and a demand for payment of the fair value of his shares. Any shareholder failing to file such election to dissent within the period set forth shall be bound by the terms of the proposed corporate action. Any shareholder filing an election to dissent shall deposit his certificates for certificated shares with the corporation simultaneously with the filing of the election to dissent. The corporation may restrict the transfer of uncertificated shares from the date the shareholder's election to dissent is filed with the corporation.
       (4) Upon filing a notice of election to dissent, the shareholder shall thereafter be entitled only to payment as provided in this section and shall not be entitled to vote or to exercise any other rights of a shareholder. A notice of election may be withdrawn in writing by the shareholder at any time before an offer is made by the corporation, as provided in subsection (5), to pay for his shares. After such offer, no such notice of election may be withdrawn unless the corporation consents thereto. However, the right of such shareholder to be paid the fair value of his shares shall cease, and he shall be reinstated to have all his rights as a shareholder as of the filing of his notice of election, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice
            otherwise to any corporate proceedings that may have been taken in the interim, if:
            (a) Such demand is withdrawn as provided in this section;
            (b) The proposed corporate action is abandoned or rescinded or the shareholders revoke the authority to effect such action;
            (c) No demand or petition for the determination of fair value by a court has been made or filed within the time provided in
                this section; or
            (d) A court of competent jurisdiction determines that such shareholder is not entitled to the relief provided by this section.
       (5) Within 10 days after the expiration of the period in which shareholders may file their notices of election to dissent, or within 10 days after such corporate action is effected, whichever is later (but in no case later than 90 days from the shareholders' authorization date), the corporation shall make a written offer to each dissenting shareholder who has made demand as provided in this section to pay an amount the corporation estimates to be the fair value for such shares. If the corporate action has not been consummated before the expiration of the 90-day period after the shareholders' authorization date, the offer may be made conditional upon the consummation of such action. Such notice and offer shall be accompanied by:
            (a) A balance sheet of the corporation, the shares of which the dissenting shareholder holds, as of the latest available
                date and not more than 12 months prior to the making of such offer; and
            (b) A profit and loss statement of such corporation for the
                12-month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such 12-month period, for the portion thereof during which it was in existence.
       (6) If within 30 days after the making of such offer any shareholder accepts the same, payment for his shares shall be made within 90 days after the making of such offer or the consummation of the proposed action, whichever is later. Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in such shares.

       (7) If the corporation fails to make such offer within the period specified therefor in subsection (5) or if it makes the offer and any dissenting shareholder or shareholders fail to accept the same within the period of 30 days thereafter, then the corporation, within 30 days after receipt of written demand from any dissenting shareholder given within 60 days after the date on which such corporate action was effected, shall, or at its election at any time within such period of 60 days may, file an action in any court of competent jurisdiction in the county in this state where the registered office of the corporation is located requesting that the fair value of such shares be determined. The court shall also determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation fails to institute the proceeding as herein provided, any dissenting shareholder may do so in the name of the corporation. All dissenting shareholders (whether or not residents of this state), other than shareholders who have agreed with the corporation as to the value of their shares, shall be made parties to the proceeding as an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident dissenting shareholder either by registered or certified mail and publication or in such other manner as is permitted by law. The jurisdiction of the court is plenary and exclusive. All shareholders who are proper parties to the proceeding are entitled to judgment against the corporation for the amount of the fair value of their shares. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as is specified in the order of their appointment or an amendment thereof. The corporation shall pay each dissenting shareholder the amount found to be due him within 10 days after final determination of the proceedings.
            Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares.
       (8) The judgment may, at the discretion of the court, include a fair rate of interest, to be determined by the court.
       (9) The costs and expenses of any such proceeding shall be determined by the court and shall be assessed against the corporation, but all or any part of such costs and expenses may be apportioned and assessed as the court deems equitable against any or all of the dissenting shareholders who are parties to the proceeding, to whom the corporation has made an offer to pay for the shares, if the court finds that the action of such shareholders in failing to accept such offer was arbitrary, vexatious, or not in good faith. Such expenses shall include reasonable compensation for, and reasonable expenses of, the appraisers, but shall exclude the fees and expenses of counsel for, and experts employed by, any party. If the fair value of the shares, as determined, materially exceeds the amount which the corporation offered to pay therefor or if no offer was made, the court in its discretion may award to any shareholder who is a party to the proceeding such sum as the court determines to be reasonable compensation to any attorney or expert employed by the shareholder in the proceeding.
      (10) Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this section, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger, they may be held and disposed of as the plan of merger otherwise provides.
            The shares of the surviving corporation into which the shares of such dissenting shareholders would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.

                               SPEC'S MUSIC, INC.

                           1666 NORTHWEST 82ND AVENUE
                              MIAMI, FLORIDA 33126

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

            The undersigned hereby appoints Martin W. Spector and Dorothy J. Spector, and each of them, with power of substitution, proxies of the undersigned, to vote all the shares of common stock of Spec's Music, Inc. which the undersigned would be entitled to vote at the Special Meeting of the Stockholders to be held on July 29, 1998, or any adjournments thereof, upon the matter referred to on the reverse side and, in their discretion, upon any other business as may come before the meeting.

                (CONTINUED, AND TO BE SIGNED ON THE OTHER SIDE.)

                   /triangle/ FOLD AND DETACH HERE /triangle/

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL.

Please mark
your votes as
indicated in
this example
[X]

1. APPROVAL OF MERGER
Approval of the Agreement and Plan of Merger pursuant to which Spec's Music, Inc., will be acquired by Camelot Music Holdings, Inc.

  FOR      AGAINST    ABSTAIN
  [ ]        [ ]        [ ]

        This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted FOR the proposal as set forth herein.

        The undersigned acknowledges receipt of the Notice of Special Meeting of Stockholders dated June 30, 1998, and the accompanying Proxy Statement.

Dated:__________________________________ , 1998

_______________________________________________
                 Signature

        Please sign exactly as name appears herein. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                   /triangle/ FOLD AND DETACH HERE /triangle/

                                 EXHIBIT INDEX

EXHIBIT               DESCRIPTION
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 99.1       Report of Deloitte & Touche LLP